   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 6, 2000


                                                      REGISTRATION NO. 333-38794
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------
                          VICTORY ENTERTAINMENT CORP.

             (Exact name of registrant as specified in its charter)

                   FLORIDA                                           7812
       (State or other jurisdiction of                   (Primary Standard Industrial
        incorporation or organization)                   Classification Code Number)

                   FLORIDA                                        59-3579507
       (State or other jurisdiction of               (I.R.S. Employer Identification No.)
        incorporation or organization)

                          1000 UNIVERSAL STUDIOS PLAZA
                                  BUILDING 22A
                               ORLANDO, FL 32819
                                 (407) 224-5360
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                       ----------------------------------

                               MICHAEL H. GERBER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          VICTORY ENTERTAINMENT CORP.
                          1000 UNIVERSAL STUDIOS PLAZA
                                  BUILDING 22A
                               ORLANDO, FL 32819
                                 (407) 224-5360
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                       ----------------------------------

                                   COPIES TO:

         GERALD S. TANENBAUM, ESQ.                     WILLIAM A. UBERT, ESQ.
          CAHILL GORDON & REINDEL             RUSKIN, MOSCOU, EVANS & FALTISCHEK, P.C.
              80 PINE STREET                             170 OLD COUNTY ROAD
          NEW YORK, NY 10005-1702                      MINEOLA, NY 11501-4366
              (212) 701-3000                               (516) 663-6600
        (212) 269-5420 (FACSIMILE)                   (516) 663-6643 (FACSIMILE)

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.


    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. /X/


    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                           PROPOSED              PROPOSED
             TITLE OF EACH CLASS OF                  AMOUNT TO BE      MAXIMUM OFFERING     MAXIMUM AGGREGATE       AMOUNT OF
           SECURITIES TO BE REGISTERED                REGISTERED       PRICE PER SHARE        OFFERING PRICE     REGISTRATION FEE
Common Stock, $.001 par value per share..........     2,645,000           $12.00(1)           $31,740,000(1)        $8,380(2)
Common Stock, $.001 par value per share(3).......        (4)                 (4)                $1,764,706           $466(4)
Common Stock, $.001 par value per share, issuable
  upon exercise of warrants held by selling
  shareholders(5)................................      880,000            $12.00(6)           $10,560,000(6)        $2,788(6)



(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act.



(2) Previously paid.



(3) This registration statement also covers the resale under an alternate prospectus by a selling shareholder of a number of shares of common stock to be determined by dividing $1,764,706 by the initial public offering price of the common stock in the registrant's initial public offering.



(4) Registration fee calculated in accordance with Rule 457(o) under the Securities Act.



(5) This registration statement also covers the resale under an alternate prospectus by selling shareholders of up to 880,000 shares of common stock to be issued to such shareholders upon the exercise of warrants and any additional shares that may become issuable upon exercise of the warrants held by such selling shareholders by reason of anti-dilution provisions pursuant to Rule 416 under the Securities Act.



(6) Registration fee calculated in accordance with Rule 457(g)(2) under the Securities Act.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



    This registration statement contains a prospectus to be used in connection with the initial public offering of the registrant's common stock through the underwriters to be named in that prospectus (the "IPO Prospectus"). In addition, this registration statement contains a second prospectus to cover possible resales (the "Resale Prospectus"), from time to time, by (i) a holder of shares of common stock to be received upon the consummation of the offering in settlement with the registrant of certain legal proceedings (the "Settlement Shares") and (ii) the holders of up to 880,000 shares of common stock issuable upon the exercise of warrants (the "Warrant Shares"). The IPO Prospectus and the Resale Prospectus are substantively identical, except the Resale Prospectus will contain a different front cover page and an additional introductory section which will include a "Selling Shareholder" section and a "Plan of Distribution" section and will indicate that the included complete IPO Prospectus (other than the cover page) forms part of the Resale Prospectus.



    The registrant has included in this registration statement, after the financial statements, the alternate cover page and the additional pages to reflect the foregoing.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 6, 2000


PROSPECTUS

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                2,300,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               ------------------

    We are selling 2,300,000 shares of our common stock. The underwriters named in this prospectus may purchase up to 345,000 additional shares of common stock from us to cover over-allotments.


    This is our initial public offering of common stock. We anticipate that the initial public offering price will be between $10.00 and $12.00 per share. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol VICT.


                            ------------------------

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7 TO READ ABOUT FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                               PER SHARE           TOTAL
                                                            ---------------   ---------------
Public Offering Price.....................................      $                $
Underwriting Discounts and Commissions....................      $                $
Proceeds to Victory.......................................      $                $

    The underwriters expect to deliver the shares to purchasers on or about
      , 2000.

                            ------------------------

WEATHERLY SECURITIES CORP.                                   M.R. BEAL & COMPANY

            , 2000

                              [INSIDE FRONT COVER]

    [The "Victory Entertainment" logo, the phrase "A Dynamic New Force in the World of Entertainment," bullet points stating "Live Action Production," "3D Animation," "Digital Visual Effects," "Original Content for the Internet" and "Distribution." In addition, pictorial frames showing characters from THE DOOLEY AND PALS SHOW, Ed McMahon's NEXTBIGSTAR.COM design, characters from VAMPS, including the text "your greatest fantasy--your worst nightmare," characters from SALTY THE SEA LION, including the text "A wonderful series for the whole family," and characters from SK8RATZ and EXTREME TEAM.]

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or any offer or sale of our common stock. In this prospectus, "Victory," "we," "us" and "our" refer to Victory Entertainment Corp. and its subsidiaries.

                            ------------------------

                               TABLE OF CONTENTS


                                          PAGE
                                        --------
Prospectus Summary....................         1
Risk Factors..........................         7
Forward-Looking Statements............        17
Use of Proceeds.......................        18
Dividend Policy.......................        19
Capitalization........................        20
Dilution..............................        21
Selected Historical Financial Data....        22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................        24



                                          PAGE
                                        --------

Business..............................        31
Management............................        41
Principal Shareholders................        48
Related Party Transactions............        49
Description of Capital Stock..........        50
Shares Eligible for Future Sale.......        53
Underwriting..........................        55
Legal Matters.........................        58
Experts...............................        58
Where You Can Find Additional
  Information.........................        58
Index to Consolidated Financial
  Statements..........................       F-1


                            ------------------------

    Until       , 2000, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS DO NOT EXERCISE THEIR OVER-ALLOTMENT OPTION.

                          VICTORY ENTERTAINMENT CORP.

OUR COMPANY


    We are an integrated entertainment company specializing in television and Internet programming. We develop, produce and distribute television and Internet programming and license and market program-related branded consumer merchandise. We operate a state-of-the-art 3-D computer animation and special effects studio where we develop and produce our in-house projects and produce programming for third parties. Our current projects include the production and distribution of THE DOOLEY AND PALS SHOW, a children's television series; the development of VAMPS, a sci-fi dramatic series, and EXTREME TEAM and SK8RATZ, two animated shows for children; and the production of NEXTBIGSTAR.COM, an online entertainment talent search hosted by television personality Ed McMahon. For the year ended June 30, 2000, our revenues were $310,000 and our net loss was $12.4 million. Through March 31, 2000, our revenues were derived substantially from our animation and special effects projects. However, during the fourth quarter of our fiscal year ended June 30, 2000, sponsorship revenues in connection with our NEXTBIGSTAR.COM promotional bus tour accounted for substantially all of our revenues.


    Our business areas are comprised of:

    - TELEVISION PROGRAMMING AND DISTRIBUTION. We develop, produce and distribute television series, specials and made-for-television movies. Development entails the conceptualization and creation of a project. Production includes overseeing all principal creative and business aspects of a project, including the hiring of production personnel and studio space, budgeting, casting, scripting, editing and, where applicable, animation and special effects. Distribution involves the marketing and sales of, and the licensing of rights to, program-related material.


      -- We produce THE DOOLEY AND PALS SHOW, a children's television series, and we have obtained commitments from public broadcasting stations that reach over 60% of households in the United States to air THE DOOLEY AND PALS SHOW. We have completed the production of the 39 episodes comprising our first broadcasting season.


      -- Our projects currently under development consist of VAMPS, a sci-fi dramatic series, and two animated series which we are developing in association with Fred Silverman Productions, EXTREME TEAM and SK8RATZ.

      -- We currently distribute THE DOOLEY AND PALS SHOW for television broadcast under an arrangement with South Carolina Educational TV. We plan to distribute our other proprietary programming, including 22 completed television episodes and a feature film for SALTY THE SEA LION, and third-party programming in virtually all media, including television, home video, DVD, music publishing and e-commerce. We believe that we have the infrastructure, relationships and management experience necessary to provide a value-added service to other producers of high-quality programming.

    - INTERNET PROGRAMMING. We develop and produce Internet programming. Our Internet programming involves the creation, design and publishing of interactive websites that provide streaming video and high-quality stereo sound over the Internet. Some of our websites will display both pre-recorded and live telecast events.

      -- Together with television personality Ed McMahon, we produce
         NEXTBIGSTAR.COM, an online entertainment talent search, where, after viewing contestants' performances online, viewers can vote for contestants in a series of competitive rounds, including four telecast finals, the first of which was broadcast live on NEXTBIGSTAR.COM on July 22, 2000.

    - ANIMATION AND SPECIAL EFFECTS. We produce state-of-the-art animation and special effects, including multimedia 3-D graphics and animation, for our own programming as well as programming for third parties. Our animation and special effects team is led by Art David, a member of the special effects team for the feature motion picture THE MATRIX.

      -- Our animation and special effects team currently provides animation for THE DOOLEY AND PALS SHOW and is developing, in association with Fred Silverman Productions, EXTREME TEAM and SK8RATZ, two animated series targeted for the six-to-twelve year old market.

    - BRANDED MERCHANDISE.

      -- LICENSING AND DIRECT SALES. We will offer a wide variety of branded, retail merchandise through domestic and international licensing programs, e-commerce and a direct sales effort. We and our licensees will market our merchandise worldwide through a variety of distribution channels, including mass market and specialty retailers, our television programs and websites.

         Images of our characters will appear on numerous retail products, including various types of apparel, toys and video games, and a wide assortment of other items. We intend to retain creative approval over all licensed products.

      -- HOME VIDEO. We intend to build a video library containing programming from our television shows as well as programs specifically designed for home video use.

      -- MUSIC. Our programming features original music, including theme songs composed specifically for our performers. Music is an integral part of the entertainment experience in our television programs. We intend to compile our original songs onto compact discs which will be available for retail sale.

REVENUE SOURCES


    Through March 31, 2000, we derived substantially all of our revenues from our animation and special effects projects, and during the fourth quarter of our fiscal year ended June 30, 2000, we derived substantially all of our revenues from sponsorships relating to our NEXTBIGSTAR.COM promotional bus tour. We are in the process of implementing our business plan in our other business areas. We anticipate our future sources of revenue will include:


     - TELEVISION. We expect to receive revenues as a producer of television programming through domestic network and cable cash licensing fees and domestic first run syndication fees (other than for THE DOOLEY AND PALS
       SHOW). We expect to receive revenues as a distributor of television programming through international distribution fees and domestic re-run fees.

     - INTERNET. We expect to receive revenues from Internet advertising on our websites through cross-promotional agreements with other websites, direct sales of our products online and, for our NEXTBIGSTAR.COM website, an integrated Internet and television advertising package including Internet and television commercials, category-specific sponsorship packages, banner ads, tags and website links.

     - MERCHANDISING. We expect to receive revenues from the licensing, marketing and distribution and direct sales of our program-related merchandise, which includes toys, CDs and interactive CD-Roms, board games, apparel and home videos.

OUR STRATEGIES

    Our goal is to continue to be an innovative developer, producer and distributor of television and Internet programming. Our strategies are to:

    - develop, produce and distribute quality television and Internet programming;

    - operate the largest worldwide online talent search domestically and internationally;

    - expand upon our animation and special effects studio capabilities by continuing our commitment to state-of-the-art technology and by continuing to hire experienced creative personnel who specialize in the creation, development and production of 3-D computer animation and special effects;

    - maximize our licensing, marketing, distribution and direct online sales opportunities for our program-related merchandise; and

    - expand our revenues by continuing to capitalize on our existing business and strategic relationships.

CHALLENGES WE FACE

    As discussed elsewhere in this prospectus, including under the heading "Risk Factors," our future success depends on many factors, some of which are outside of our control. Challenges we face include the following:

    - We will need to successfully implement our business plan in one or more of our business areas before we can become profitable.

    - We are currently losing money and cannot predict when we will become profitable, and we have had and may continue to have difficulty paying our debts on time.

    - Our markets are extremely competitive and the success of our businesses is dependent on changing consumer preferences and other factors outside of our control.

ADDITIONAL INFORMATION

    We were incorporated in Florida in May 1999. On July 1, 1999, we acquired Lightpoint Entertainment, Inc., which was founded in 1997 and is now our wholly owned subsidiary. Our principal executive offices are located at 1000 Universal Studios Plaza, Building 22A, Orlando, Florida 32819, and our telephone number is
(407) 224-5360. The address of our website is WWW.VICTORYENTERTAINMENT.COM. Information contained on our website is not part of this prospectus.

    We own or have rights to various trademarks and trade names used in our business. "DOOLEY" is our registered trademark. We have applied for federal registration of the marks "DOOLEY AND PALS," "THE DOOLEY AND PALS SHOW," "NEXTBIGSTAR.COM," "NEXTBIGSTAR.COM" design and "THE NEXTBIGSTAR.COM." This prospectus also includes trademarks, service marks and trade names owned by other companies.

                                  THE OFFERING

COMMON STOCK OFFERED.................  2,300,000 shares

COMMON STOCK TO BE OUTSTANDING AFTER   12,492,339 shares
  THIS
  OFFERING...........................

USE OF PROCEEDS......................  We intend to use the net proceeds from this offering:

                                       - to repay an outstanding promissory note;

                                       - to fund our NEXTBIGSTAR.COM joint venture;

                                       - to settle litigation relating to our Lightpoint
                                         subsidiary; and

                                       - for general corporate purposes, including expanding our
                                         television and Internet programming and other working
                                         capital requirements and identifying and funding potential acquisitions of complementary and/or Internet-based
                                         businesses, technologies, product lines or products.

PROPOSED NASDAQ NATIONAL MARKET        VICT
  SYMBOL.............................

    The share information above is stated as of June 30, 2000 and includes 160,428 shares of common stock to be issued upon the consummation of this offering in connection with the resolution of litigation relating to our Lightpoint subsidiary which is further described under "Business--Legal Proceedings" and to which we refer to in this prospectus as the CMI litigation, assuming a public offering price of $11.00 per share, the midpoint of the range shown on the cover of this prospectus, and excludes:

    - 5,002,866 shares of common stock issuable upon the exercise of outstanding warrants;

    - 668,000 shares of common stock issuable upon the exercise of outstanding stock options; and

    - an additional 332,000 shares of common stock reserved for issuance under our stock option plan.


    We have filed a shelf registration statement registering for resale the 160,428 shares referred to above and up to 880,000 shares issuable upon the exercise of outstanding warrants. We will not receive any proceeds from the sale of these shares, and any proceeds we receive upon the exercise of warrants will be used for general corporate purposes. The immediate resale of these shares is restricted as further described under the heading "Shares Eligible for Future Sales--Lock-ups."

                             SUMMARY FINANCIAL DATA

    The following table summarizes:


    - the statements of operations of Lightpoint Entertainment, Inc., our predecessor, for the period from July 31, 1997 (Lightpoint's date of inception) through June 30, 1998 and for the fiscal year ended June 30, 1999; and



    - our consolidated statement of operations for the fiscal year ended June 30, 2000.


    The table below does not include our results of operations from May 27, 1999 (the date of our inception) through June 30, 1999 since that information is not considered meaningful for purposes of this presentation as we had minimal activity. Diluted loss per share does not differ from basic loss per share since the effect of potential common shares is anti-dilutive.


                                                                       LIGHTPOINT
                                                                    (OUR PREDECESSOR)            VICTORY
                                                              -----------------------------   -------------
                                                              FOR THE PERIOD   FOR THE YEAR   FOR THE YEAR
                                                              FROM JULY 31,       ENDED           ENDED
                                                               1997 THROUGH      JUNE 30,       JUNE 30,
                                                              JUNE 30, 1998        1999           2000
                                                              --------------   ------------   -------------
                                                                (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA
Revenues....................................................     $   579         $   222        $    310
                                                                 -------         -------        --------
Expenses:
  Operating.................................................         860           1,335           4,490
  General and administrative................................       1,248           3,039           4,540
  Common stock, options and warrants issued for general and
    administrative services.................................          --           2,875           2,671
  Depreciation and amortization.............................         137             348             404
  Abandonment of software and equipment.....................         150               8               8
                                                                 -------         -------        --------
    Total expenses..........................................       2,395           7,605          12,113
                                                                 -------         -------        --------
Loss from operations........................................      (1,816)         (7,383)        (11,803)
Interest expense, net.......................................        (194)           (357)           (567)
                                                                 -------         -------        --------
Net loss....................................................     $(2,010)        $(7,740)       $(12,370)
                                                                 =======         =======        ========
Net loss per common share--basic and diluted................     $(19.01)        $ (5.05)       $  (1.32)
                                                                 =======         =======        ========
Weighted average common shares outstanding--basic and
  diluted...................................................         106           1,534           9,382
                                                                 =======         =======        ========

    The following table summarizes:


    - our historical consolidated balance sheet as of June 30, 2000; and



    - our consolidated balance sheet as of June 30, 2000 on an as adjusted basis to give effect to the sale of 2,300,000 shares of common stock by us in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses; the repayment of our $5,000,000 promissory note from the net proceeds of this offering and the write-off of unamortized loan costs of $527,522; and the payment of $1,000,000 in cash and the issuance of 160,428 shares of common stock in settlement of our $2,820,417 notes payable and accrued interest upon consummation of this offering in connection with the resolution of the CMI litigation, assuming a public offering price of $11.00, the midpoint of the range shown on the cover of this prospectus.


    The table below does not show our historical balance sheet at June 30, 1999, since that information is not meaningful for purposes of this presentation as we had minimal activity.


                                                                    VICTORY
                                                              -------------------
                                                              AS OF JUNE 30, 2000
                                                              -------------------
                                                                            AS
                                                               ACTUAL    ADJUSTED
                                                              --------   --------
                                                                (IN THOUSANDS)
BALANCE SHEET DATA
Cash and cash equivalents...................................  $ 1,517    $16,928
Working capital (deficit)...................................   (7,052)    16,329
Total assets................................................    3,863     18,311
Short-term debt.............................................    7,000         --
Total liabilities...........................................    8,767        797
Total shareholders' equity (deficit)........................   (4,904)    17,514

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER EACH OF THE RISKS DESCRIBED BELOW, TOGETHER WITH ALL OF THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US MAY ALSO HARM OUR BUSINESS. IF ANY OF THE FOLLOWING EVENTS ACTUALLY OCCUR, OUR BUSINESS COULD BE HARMED, THE PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING
HISTORY

    We began operating in July 1999. Because of our limited operating history, our historical financial information is of limited value in projecting our future results. Therefore, it is difficult to evaluate our business and prospects.

OUR FUTURE RESULTS ARE DIFFICULT TO PREDICT BECAUSE WE HAVE AN UNPROVEN BUSINESS MODEL

    Our business model is broader than that of either a traditional entertainment company or an Internet-based content provider and requires us to perform successfully in a number of diverse areas in the entertainment industry. These areas include developing, producing and distributing traditional entertainment programming and Internet programming and licensing and merchandising our program related products. Because of our unproven business model, which anticipates revenues from multiple business areas as we implement our business plan, we cannot predict our future results with certainty.

WE EXPECT TO CONTINUE TO INCUR LOSSES AND EXPERIENCE NEGATIVE CASH FLOW


    We expect to have significant operating losses and to record significant net cash outflow before receiving the proceeds of this offering. Our business has not generated sufficient cash flow from operating activities to fund our operations without resorting to external sources of capital. Starting up Victory and establishing our infrastructure required substantial capital and other expenditures. As a result, we reported a net loss of $12.4 million for the year ended June 30, 2000. Further developing our business and expanding our programming and product development will require significant additional capital and other expenditures. As we expand our business, we expect that our operating expenses will increase as a result of additional production costs of THE DOOLEY AND PALS SHOW, expansion costs associated with NEXTBIGSTAR.COM, the development of new projects in each of our existing business areas and the related marketing, advertising and promotional expenses. Under our agreement with a public broadcasting affiliate, we will not receive revenues from the distribution of THE DOOLEY AND PALS SHOW in the United States.



AT JUNE 30, 2000, WE HAD A SIGNIFICANT AMOUNT OF UNEARNED COMPENSATION, AND WE WILL RECORD ADDITIONAL COMPENSATION EXPENSE UPON CONSUMMATION OF THIS OFFERING, THAT WILL DECREASE OUR EARNINGS IN FUTURE PERIODS



    As of June 30, 2000, we had approximately $10.7 million of unearned compensation resulting from the issuance of common stock to one founding shareholder and to two individuals designated as officers. Of this unearned compensation, approximately $2.3 million will be charged to earnings in fiscal 2001 and approximately $2.1 million in each of fiscal 2002 through fiscal 2005. In addition, approximately $2.9 million of compensation expense, based on an assumed initial public offering price of $11.00 per share, the midpoint of the offering range shown on the cover of this prospectus, will be recorded in the fiscal quarter in which this offering is consummated as a result of outstanding options held by certain of our officers and former officers which will vest upon that consummation. Consequently, the amortization of this unearned compensation and the recording of compensation expense relating to options held by our officers will adversely effect our earnings and profitability over this five-year period.

WE HAVE HAD AND MAY CONTINUE TO HAVE DIFFICULTY PAYING OUR DEBTS IN A TIMELY MANNER


    Our Lightpoint subsidiary is currently subject to litigation for amounts alleged to be due under promissory notes. We plan to settle this litigation upon consummation of this offering as further described under "Business-Legal Proceedings." However, we cannot assure you that we will be successful in paying our debts on time in the future.


WE MAY NEED ADDITIONAL CAPITAL TO FUND OUR OPERATIONS AND FINANCE OUR GROWTH, AND WE MAY NOT BE ABLE TO OBTAIN IT ON TERMS ACCEPTABLE TO US OR AT ALL

    We believe that the net proceeds from the sale of common stock in this offering, together with cash on hand, will be sufficient to fund our operations for the next 24 months, including the production of the next broadcast seasons of THE DOOLEY AND PALS SHOW and NEXTBIGSTAR.COM. However, if we expand more rapidly than currently anticipated, if our working capital needs exceed our current expectations or if we make acquisitions, we will need to raise additional capital from equity or debt sources within that 24-month period. If we cannot obtain financing on terms acceptable to us or at all, we may be forced to curtail our planned business expansion and may be unable to fund our ongoing operations, which would materially harm our business.


    Lightpoint's financial statements for the years ended June 30, 1998 and 1999 and Victory's financial statements for the year ended June 30, 2000 have received a "going concern" qualification by our outside auditors due to substantial working capital deficiencies, lack of significant revenues on a sustained basis from business operations, and the disputed defaults under our notes payable. This means that there is a question as to whether, if we are unable to complete this offering or find an alternate source of additional financing, we have the financial resources to continue as a business enterprise, or "going concern."


THE LENGTH OF THE DEVELOPMENT, PRODUCTION AND DISTRIBUTION CYCLES FOR OUR PROJECTS IS DIFFICULT TO PREDICT AND MAY CHANGE, WHICH COULD CAUSE OUR QUARTERLY OPERATING RESULTS TO VARY, WHICH MAY HARM OUR STOCK PRICE

    We currently do not have significant revenues, and we have limited operating results. We anticipate our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, many of which are beyond our control. For the foreseeable future, we expect to enter into a finite number of discrete projects, and the length of the development, production and distribution cycles for these projects is difficult to predict and may change. As a result, we expect our quarterly operating results to fluctuate. Our financial results may as a consequence of quarterly revenue fluctuations fall short of the expectations of analysts or investors. If this occurs, the price of our common stock may decline.

THE COMMERCIAL SUCCESS OF OUR CURRENT PROJECTS, THE DOOLEY AND PALS SHOW AND NEXTBIGSTAR.COM, IS DEPENDENT, IN PART, ON FACTORS OUTSIDE OUR CONTROL

    The commercial success of THE DOOLEY AND PALS SHOW and NEXTBIGSTAR.COM is dependent upon unpredictable and volatile factors beyond our control, such as changing consumer preferences and the success of our competitors' projects. Our failure to attract a significant television audience for THE DOOLEY AND PALS SHOW or to establish NEXTBIGSTAR.COM as a successful Internet program would materially harm our business. We cannot assure you that either THE DOOLEY AND PALS SHOW or NEXTBIGSTAR.COM will be successful or that, if successful, that success will be sustained or will generate significant revenues or profits for us.

OUR FAILURE TO DEVELOP AND PRODUCE CREATIVE AND ENTERTAINING PROGRAMMING WOULD HARM OUR BUSINESS

    The continued development and production of THE DOOLEY AND PALS SHOW and NEXTBIGSTAR.COM and the development and production of other creative and entertaining television and Internet programming is critical to our ability to generate revenues. If we fail to create popular programming, particularly with characters that generate licensing and merchandising opportunities, our business will be materially harmed.

WE NEED TO GENERATE LICENSING AND MERCHANDISING REVENUES FROM CONSUMER PRODUCTS BASED ON OUR CHARACTERS IN ORDER TO BE SUCCESSFUL

    Our success further depends on the licensing and merchandising of characters and products based on characters in our projects. Our ability to successfully exploit the merchandising opportunities afforded by these projects is dependent on the popularity of the project, our ability to create a brand for its characters and our ability to establish favorable licensing and merchandising arrangements. Even if our projects are popular with television or Internet audiences, if we are unable to successfully brand our characters and create the merchandising and licensing opportunities based upon our characters, we will not be able to generate any significant licensing or merchandising revenues, which would materially harm our business. Our failure to generate significant licensing and merchandising revenues would restrict the amount of cash available to us to operate our business.


WE WILL DEPEND ON SPONSORSHIP AND ADVERTISING REVENUES, WHICH ARE DIFFICULT TO PREDICT BECAUSE OF THE SHORT-TERM NATURE OF TRADITIONAL ADVERTISING CONTRACTS AND THE LIMITED HISTORY OF THE INTERNET AS AN ADVERTISING AND COMMERCE MEDIUM



    We expect to compete with other online content providers, as well as traditional offline media, such as television, radio and print, for sponsorships and advertising. We believe that the number of companies selling web-based sponsorships and advertising and the available inventory of advertising space has recently increased substantially. Accordingly, we may face increased pricing pressure for the sale of advertising, which could affect our ability to generate sponsorship and advertising revenues.


    We expect to derive the majority of our advertising revenues from the sale of advertisements under short-term contracts, which are difficult to forecast accurately. Our expenses are based in part on expectations of future revenues and, to a large extent, are fixed. Accordingly, the cancellation or deferral of advertising or sponsorship contracts could materially harm our ability to recoup our development and production expenses and continue to develop new television and Internet programming.

    Our advertising revenue may also be subject to seasonal fluctuations. Historically, advertisers spend less in the first and third calendar quarters, and viewer traffic on our websites may be lower during the summer and vacation periods.

WE DEPEND ON THE SERVICES OF KEY INDIVIDUALS, THE LOSS OF WHICH WOULD MATERIALLY HARM OUR BUSINESS

    We rely on the efforts of Michael H. Gerber, our President and Chief Executive Officer, and on the services of Art David, the president of our animation and special effects subsidiary, and Kobi Jaeger, the president of our television programming subsidiary. We also rely to a great extent on the efforts of Ed McMahon, the noted television personality, to be the host of NEXTBIGSTAR.COM. Although we have entered into employment agreements with Mr. Gerber, Mr. David and Mr. Jaeger, the loss of the services of either
Mr. Gerber, Mr. David and Mr. Jaeger could materially harm our business. In addition, our contractual arrangement which allows us to consolidate the revenues and other financial results of NEXTBIGSTAR.COM in our financial statements will terminate if Mr. Gerber is no longer employed by Victory. The loss of the services of Mr. McMahon, who is 77 years old and who is closely identified with NEXTBIGSTAR.COM, could also materially harm our business. Prior to the consummation of this offering, we anticipate obtaining key person life insurance for Mr. Gerber; however, this insurance may not be in an amount which would adequately compensate us for his loss.

AS A 50% OWNER OF OUR NEXTBIGSTAR.COM JOINT VENTURE, MR. MCMAHON MAY HAVE INTERESTS THAT CONFLICT WITH THOSE OF OUR MANAGEMENT AND SHAREHOLDERS

    Victory and Mr. McMahon, through McMahon Communications Inc., each holds a 50% interest in Next Big Star, LLC, which is a joint venture between us and Mr. McMahon that operates the NEXTBIGSTAR.COM website. Although Victory maintains voting control over the operations of NEXTBIGSTAR.COM under a voting arrangement, as a 50% member of the NEXTBIGSTAR.COM joint venture, Mr. McMahon may have interests that are different than those of our management and our shareholders, such as those relating to the strategic direction of NEXTBIGSTAR.COM, exploitation of merchandising opportunities or the time commitment or amount of travel required by Mr. McMahon to promote NEXTBIGSTAR.COM. Any unresolved differences between us and Mr. McMahon could affect the success of our NEXTBIGSTAR.COM enterprise.

WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE GROWTH

    We expect our business to grow rapidly, and we may not be equipped to successfully manage any future periods of rapid growth or expansion, which could place a significant strain on our management, operating, financial and other resources. We may require implementation of additional management information systems to further develop our operating, administrative, financial and accounting systems and controls, and to maintain close coordination among project production, accounting, finance, marketing, sales, distribution and operations. Moreover, we may need to hire and train additional personnel. Our failure to develop and maintain the infrastructure necessary to run our operations could slow our growth and materially harm our business.

RISKS RELATED TO THE ENTERTAINMENT INDUSTRY

WE MUST DEVELOP AND MAINTAIN A "BRAND IDENTITY" FOR OUR CHARACTERS, PRODUCTS AND PROGRAMMING IN ORDER TO ATTRACT AND EXPAND OUR VIEWER AND ADVERTISER BASE

    We believe that establishing and maintaining THE DOOLEY AND PALS SHOW, NEXTBIGSTAR.COM and other planned brands is critical to our effort to attract and expand our viewer, sponsor and advertiser base. We also believe that the importance of brand recognition will increase due to the growing number of entertainment related websites and the relatively low barriers to entry. Promotion and enhancement of our brands will depend largely on our success in providing high-quality programming and quality branded consumer products and merchandise. In order to attract and retain viewers and to promote and maintain viewership of THE DOOLEY AND PALS SHOW, NEXTBIGSTAR.COM and other planned brands, we may find it necessary to increase expenditures devoted to creating and maintaining brand loyalty. In the event we do not develop quality television and Internet programming, or in the event of any breach or alleged breach of security or privacy involving our website, or if any third party undertakes illegal or harmful actions utilizing our communications or e-commerce services, we could suffer substantial adverse publicity and impairment of our brands and reputation. If any of these events occur, our business will be materially harmed.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, WHICH HAVE BEEN CHALLENGED BY OTHERS


    Entertainment companies traditionally rely on intellectual property rights, particularly under trademark and copyright laws, for the protection of their intellectual property assets. Our failure to enforce our intellectual property rights, or a challenge to our intellectual property rights by others, could materially harm our business and distract our management from the day-to-day operations of our business.

WE MAY BE UNABLE TO ATTRACT OR RETAIN HIGHLY SKILLED EMPLOYEES THAT ARE NECESSARY FOR THE SUCCESS OF OUR BUSINESS

    As we continue to grow, we will need to hire additional personnel in all operational areas. Competition for personnel in our industry, particularly in the areas of information technology, animation and special effects, is intense. If we do not succeed in attracting or retaining personnel, we may not be able to remain competitive in our quickly evolving business areas and our business could be materially harmed.

WE ARE IN A HIGHLY COMPETITIVE INDUSTRY AND SOME OF OUR COMPETITORS MAY BE MORE SUCCESSFUL IN ATTRACTING AND RETAINING VIEWERS

    We face intense competition from other companies and other organizations operating in our industry. Most of our competitors have greater financial, technical, marketing, production, distribution and human resources than we do. We cannot assure you that we will have the ability or financial resources needed to develop projects in a timely fashion which is necessary for us to achieve commercial success. With respect to our television programming, we will compete for time slots, ratings and for the licensing and merchandising of products related to our projects, including THE DOOLEY AND PALS SHOW. Many of our competitors' projects are sponsored or endorsed by celebrities, have achieved significant market loyalty and are distributed by entities having significantly greater resources than we do. Our failure to successfully compete in any of these areas could hinder our ability to promote, license and market our products, which would materially harm our business.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH ACQUISITIONS

    In order to grow our business, we intend to evaluate acquisition opportunities of products or businesses in the entertainment industry complementary to ours. Engaging in acquisitions involves numerous risks, including but not limited to difficulties in the assimilation of the operations, services, products and personnel of the acquired company and the diversion of management's attention from other business concerns. The successful implementation of this strategy depends on our ability to identify suitable acquisition candidates, acquire companies on acceptable terms, integrate their operations successfully with our own and maintain the goodwill of the acquired business.

RISKS RELATED TO THE INTERNET

THE CONTINUING EVOLUTION OF THE INTERNET AS A MEDIUM FOR ENTERTAINMENT PROGRAMMING CREATES UNCERTAINTIES FOR OUR BUSINESS

    We rely on the Internet in our business, currently in our NEXTBIGSTAR.COM joint venture. The success of our entertainment programming on the Internet is subject to many factors, including:

    - the level of usage of the Internet;

    - demand for Internet programming sponsorships and advertising;

    - the level of user traffic on our websites;

    - continued technological developments regarding the delivery of streaming video and stereo quality sound;

    - the introduction of new products or programming by our competitors;

    - pricing changes for Internet-based sponsorships or advertising;

    - the timing of initial set-up, engineering or development fees that may be paid in connection with larger marketing and distribution arrangements; and

    - technical difficulties with respect to the use of our Internet programming.

WE MUST CONTINUE TO ENHANCE OUR WEBSITES' NEW INTERNET PROGRAMMING TO BE SUCCESSFUL IN THE CONTINUALLY EVOLVING MARKET FOR ONLINE VIEWERS

    To be competitive, we must continue to enhance and improve the programming of NEXTBIGSTAR.COM and our other planned and future websites. We may not be able to successfully develop the increasingly complex technologies needed to improve the quality of our programming on our websites. We cannot assure you that additional revenues will offset additional expenses incurred from enhancing our websites.

OUR INTERNET PROGRAMMING MAY NOT ATTRACT USERS WITH DEMOGRAPHIC CHARACTERISTICS VALUABLE TO OUR ADVERTISERS OR SPONSORS

    Our future success depends upon our ability to develop and produce Internet programming that attracts a loyal viewer user base possessing specific interest areas, particular demographic characteristics or geographic locations attractive to advertisers or sponsors. If we fail to attract the appropriate viewer base our business could be harmed. In addition, we may be unable to anticipate or respond to rapidly changing viewer preferences to continue to attract enough viewers to our websites. Internet users can freely navigate and choose among a large number of entertainment related websites that offer original content. Thus, it may be difficult for us to distinguish our content and attract or retain viewers.

OUR INTERNET PROGRAMMING WILL RELY ON CROSS-PROMOTIONAL AND DISTRIBUTION RELATIONSHIPS

    In order to create traffic for our Internet programming and make it more attractive to advertisers and consumers, our NEXTBIGSTAR.COM joint venture has entered into various cross-promotional and distribution agreements with leading websites such as Microsoft's MSN.com and Windowsmedia.com. These cross-promotional and distribution arrangements are not exclusive and may be terminated upon little or no notice. In addition, we may be required to establish additional relationships with other providers of similar services. Any failure to obtain cost-effective services we require could restrict our use of technologies necessary to develop competitive Internet programming, which could materially harm our business.

E-COMMERCE ACTIVITIES MAY EXPOSE US TO UNCERTAIN LEGAL RISKS AND POTENTIAL LIABILITIES

    As part of our business, we plan to enter into agreements with sponsors, content providers, service providers and merchants under which we will be entitled to receive a share of revenue from the purchase of goods and services by viewers of our Internet programming. These types of arrangements may expose us to additional legal risks and uncertainties, including potential liabilities relating to the products and services offered by these third parties.

WE MAY BE SUBJECT TO LEGAL LIABILITY FOR OUR ONLINE CONTENT

    We plan to enter into arrangements to offer third-party content through NEXTBIGSTAR.COM and other planned websites. We may be subject to claims concerning this content by virtue of our involvement in marketing, branding, broadcasting or providing access to other content, even in cases where we do not ourselves host, operate, or provide access to this content. While we have insurance to cover our potential exposure and these agreements with these parties provide us with indemnification against these liabilities, our insurance and indemnification may not be adequate.

WE RELY ON THIRD PARTIES TO MAINTAIN OUR TECHNOLOGICAL INFRASTRUCTURE AND ARE SUBJECT TO RISK OF SYSTEM FAILURE OVER WHICH WE HAVE LITTLE OR NO CONTROL

    Our success depends on the efficient and uninterrupted operation of our technological infrastructure. Substantially all of our computer hardware for operating our NEXTBIGSTAR.COM website is currently located at the facilities of Exodus Communications, Inc. in Santa Clara, California and Sterling, Virginia. These systems and operations are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication and system failures, break-ins, sabotage, intentional acts of vandalism and similar events. Although we have a fully redundant system, we do not have a formal disaster recovery plan, other than routine back-up procedures. In addition, internally generated disruptions due to programming errors or other factors could affect the reliability of our operations. We do not carry any business interruption insurance to compensate us for losses that may occur. Despite any precautions taken by, and planned to be taken by us, the occurrence of a natural disaster or other unanticipated problems at the Exodus facility could result in interruptions in our services. Any damage to or failure of our systems could result in reductions in, or terminations of, our service, which could materially harm our business. Although we plan to implement various network security measures, our servers are also vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data, any and all of which could materially harm our business.

    In addition, iBEAM provides NEXTBIGSTAR.COM broadcasting and bandwidth services through its proprietary streaming audio and video Internet delivery network. We will depend substantially upon ongoing technical support and services from iBEAM to ensure effective distribution of our programming.

    We will initially rely on streaming media products licensed from Microsoft for the software we will use to encode and broadcast our content over the Internet, including our NEXTBIGSTAR.COM joint venture. Together with Microsoft and its vendors, we will provide for distribution of the player software "Windows Media Player" needed by viewers to receive streaming content via the Internet. We have limited or no control over the availability or acceptance of streaming media software, and to the extent that any of these circumstances occur, we would need to find alternative services or technologies, if they exist and can be incorporated into our NEXTBIGSTAR.COM website, which could limit the availability of functionality of our services and could materially harm our business.

WE WILL BE SUBJECT TO U.S. AND FOREIGN GOVERNMENT REGULATION OF THE INTERNET, THE IMPACT OF WHICH IS DIFFICULT TO PREDICT

    There are currently few laws or regulations directly applicable to the Internet. The application of existing laws and regulations relating to issues such as user privacy, defamation, pricing, advertising, taxation, gambling, sweepstakes, promotions, content regulation, quality of products and services, and intellectual property ownership and infringement can be unclear. In addition, we will also be subject to new laws and regulations directly applicable to our activities. Any existing or new legislation applicable to us could expose us to substantial liability, including significant expenses necessary to comply with these laws and regulations, and impair the growth in use of the Internet. A number of proposals have been made at the federal, state and local level that would impose additional taxes on the sale of goods and services through the Internet. If any of these proposals are adopted, it could substantially impair the growth of e-commerce on the Internet and potentially adversely affect us.

    Several recently passed federal laws could have an impact on our business. The Digital Millennium Copyright Act is intended to reduce the liability of online service providers for listing or linking to third-party websites that include materials that infringe copyrights or other rights of others. The Children's Online Protection Act and the Children's Online Privacy Protection Act are intended to restrict the distribution of materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. In addition, the Protection of Children From Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under various circumstances. We are currently reviewing this legislation, and cannot currently predict the effect, if any, that these laws will have on our business. They may impose significant additional costs on our business or subject us to additional liabilities.

    We plan to post policies concerning the use and disclosure of user data. Any failure by us to comply with our posted privacy policies could materially harm our business. Due to the global nature of the Internet, it is possible that the governments of other states and foreign countries might attempt to regulate our transmissions or prosecute us for violations of their laws. Other nations, including Germany, have taken actions to restrict the free flow of material deemed to be objectionable on the Internet. The European Union has recently adopted privacy and copyright directives that may impose additional burdens and costs on our planned international operations. We might unintentionally violate these laws, these laws may be modified, or new laws enacted in the future. Any of these developments could limit our ability to compete internationally and materially harm our business.

RISKS RELATED TO THIS OFFERING

YOU WILL EXPERIENCE AN IMMEDIATE AND SUBSTANTIAL DILUTION IF YOU PURCHASE COMMON STOCK IN THIS OFFERING


    The initial public offering price for our common stock is substantially higher than the net tangible book value per share of the outstanding common stock. Any common stock you purchase in this offering will have a post-offering net tangible book value per share of $9.62 less than the initial public offering price, based upon an assumed initial public offering price of $11.00 per share, the midpoint of the offering range shown on the cover of this prospectus. In addition, in the event of the exercise by holders of our outstanding options or warrants for shares of common stock, your investment may be further diluted.


OUR COMMON STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE

    In recent months, the stock market in general, and particularly as it relates to companies with Internet-based or Internet-related operations, or companies like ours which anticipate losses for the foreseeable future, has been extremely volatile, and the market price of our common stock is likely to be highly volatile. We cannot assure you that our common stock will trade at the same levels as the capital stock of other entertainment or Internet companies. Market volatility may materially harm the market price of our common stock, regardless of our operating performance.

OUR MANAGEMENT MAY NOT USE THE PROCEEDS OF THIS OFFERING EFFECTIVELY

    Our management has broad discretion over how to apply the net proceeds of this offering. Accordingly, it is possible that our management may allocate the proceeds differently than investors in this offering would have preferred, or in a manner that does not increase the value or price of our common stock.

OUR EXECUTIVE OFFICERS AND DIRECTORS WILL OWN APPROXIMATELY 45% OF OUR OUTSTANDING COMMON STOCK AFTER THIS OFFERING AND WILL THUS BE ABLE TO CONTROL OUR OPERATIONS

    Following this offering, our executive officers and directors will own approximately 45% of our outstanding common stock and may be able to control various matters relating to our governance, including the election of directors. The interests of our executive officers may at times be different than those of unaffiliated shareholders, because shareholder value is only one of the considerations of our officers and directors when evaluating business opportunities, and we may from time to time enter into loan agreements or issue debt securities which may limit benefits available to our shareholders, such as dividends on our common stock.

THE LEAD UNDERWRITER OF THIS OFFERING LACKS UNDERWRITING EXPERIENCE

    While certain of the officers of the lead underwriter of this offering, Weatherly Securities Corp., have significant experience in corporate financing and the underwriting of securities and Weatherly Securities Corp. has co-managed underwritten public offerings in the past, Weatherly Securities Corp. has limited experience acting as lead underwriter in underwritten public offerings. Accordingly, there can be no assurance that the lead underwriter's limited public offering experience will not affect this offer of our common stock and subsequent development of a trading market, if any.

WE MAY ISSUE PREFERRED STOCK THAT WOULD REDUCE THE VOTING AND OTHER RIGHTS OF THE HOLDERS OF OUR COMMON STOCK

    Our board of directors has the authority to issue, without vote or action by the shareholders, preferred stock in one or more series and to fix the rights, including voting rights and conversion rights, of the preferred stock. The rights of the holders of common stock will be subject to, and may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. No preferred stock is currently outstanding. The issuance of preferred stock, while providing flexibility in connection with possible financing or acquisitions or other corporate purposes, may have the effect of delaying, deferring or preventing a change in control, could result in the dilution of the voting power of the common stock purchased in this offering and may harm the market price of, and the voting and other rights of, the holders of the common stock.

WE HAVE ENTERED INTO AGREEMENTS WHICH MAY MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY

    Our employment agreements with Michael Gerber and Art David provide for severance payments in the event of a change of control of our company, which may deter an acquisition of our company by a third party, including an acquisition that our shareholders may consider beneficial.

THE SALE OR AVAILABILITY FOR SALE OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO DECLINE

    Sales of substantial amounts of our common stock in the public market after the completion of this offering or the public perception that these sales could occur could cause a decline in the market price of our common stock and could impair our future ability to raise capital through offerings of our common stock. There will be 12,492,339 shares of common stock outstanding immediately after this offering or 12,837,339 shares if the underwriters exercise their over-allotment option in full, 5,670,866 shares underlying outstanding options and warrants and 332,000 additional shares available for issuance under our stock option plan. The 2,300,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless held by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining shares are "restricted securities," and, subject to the restrictions described below, will become eligible for sale in the public market at various times after 90 days after the date of this prospectus, subject to the limitations and other conditions of Rule 144 under the Securities Act.


    In connection with this offering, our executive officers and directors and significantly all of our shareholders have agreed, except in limited circumstances, not to sell an aggregate of 9,961,053 shares of common stock owned by them, including the 160,428 shares to be issued in the settlement of the CMI litigation, and options and warrants exercisable for an additional 4,690,836 shares of common stock, or the common stock underlying those options and warrants, for one year, or six months in the case of the 160,428 shares, after completion of this offering without our consent and the consent of our underwriters, and holders of warrants to purchase an aggregate of 880,000 shares have agreed, except in limited circumstances as further described under the heading "Shares Eligible for Future Sale--Lock-ups," not to sell those warrants or the underlying shares for 180 days after the effective date of the registration statement of which this prospectus is a part without our consent. We cannot predict what effect, if any, market sales of shares held by principal shareholders or any other shareholder or the availability of these shares for future sale will have on the market price of our common stock.



    The holders of warrants to purchase 880,000 shares of our common stock are parties to agreements that provide these holders with the right to require us to register the sale of shares underlying those warrants concurrent with this offering. If we fail to keep the registration statement relating to the resale of these shares effective, we could be subject to cash penalties equal to the greater of 10% of the holders' aggregate exercise price of the warrants or 10% of the then current fair market value of the underlying shares. The holder of the 160,428 shares to be issued in the settlement of the CMI litigation also will have registration rights. Registration of these shares of our common stock will permit the sale of these shares without regard to the restrictions of Rule 144. We have filed a shelf registration statement registering the shares underlying these warrants and the 160,428 shares for resale. We cannot predict the timing of these sales or the effect these sales may have on the market price of our common stock.

                           FORWARD-LOOKING STATEMENTS

    Some of the matters described in this prospectus contain forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements include, but are not limited to, statements about our:

    - business strategy;

    - ability to introduce new or enhanced services and the anticipated growth in revenue from these services;

    - uncertainty regarding our future operating results; and

    - plans, objectives, expectations and intentions contained in this prospectus that are not historical.

    All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words "will," "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All forward-looking statements speak only as of the date of this prospectus. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

                                USE OF PROCEEDS


    We estimate that we will receive net proceeds of approximately $21.0 million from the sale of 2,300,000 shares of our common stock in this offering, based upon an assumed initial public offering price of $11.00 per share, the midpoint of the offering range shown on the cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $24.5 million.


    We intend to:

    - use a portion of the net proceeds from this offering to repay in full the $5,000,000 principal amount of, plus accrued and unpaid interest on, our 12% senior secured promissory note. We issued this promissory note on April 3, 2000 and have been using the proceeds for working capital purposes. Interest on the promissory note is payable quarterly at our option and the promissory note matures on the earlier of March 28, 2001 and the consummation of this offering;

    - use approximately $3,000,000 of the net proceeds to fund our NEXTBIGSTAR.COM joint venture;

    - use $1,000,000 of the net proceeds in connection with the settlement of the CMI litigation described under "Business--Legal Proceedings;" and

    - use the balance of the net proceeds for general corporate purposes, including meeting our working capital requirements. These purposes also include expanding our television and Internet programming and identifying and acquiring or investing in motion picture and television libraries, television production and distribution companies and complementary and/or Internet-based businesses, although we have no current plans, agreements or commitments with respect to any acquisition of this type, and we are not currently engaged in any negotiations with respect to any transaction of this type.


    Although we do not contemplate any changes in our use of proceeds, we may reprioritize the uses listed above, or use some proceeds for other purposes in the event extra proceeds are available or the specified uses require less capital than expected. Accordingly, our management will have broad discretion in applying the net proceeds from this offering. In addition, a former Lightpoint officer may relinquish shares of our common stock and options to purchase shares of our common stock in connection with the settlement of the CMI litigation, and we may use a portion of the proceeds to make a cash payment to that officer as described under "Business--Legal Proceedings."


    The amounts and timing of our actual expenditures will depend upon numerous factors, including the status of our product development efforts, marketing and sales activities, the amount of cash generated by our operations and competition. Actual expenditures may vary substantially from these estimates. We may find it necessary or advisable to use portions of the net proceeds for other purposes.

    We intend to invest the net proceeds from this offering in short-term, investment grade securities pending the uses described above.


    We have filed a shelf registration statement registering for resale 160,428 shares of common stock to be issued upon the consummation of this offering in connection with the resolution of the CMI litigation, assuming a public offering price of $11.00 per share, the mid-point of the range shown on the cover of this prospectus, and up to 880,000 shares issuable upon the exercise of outstanding warrants. We will not receive any of the proceeds from the sale of these shares, but may receive up to a maximum of $8,932,000, assuming a public offering price of $11.00 per share, if the holders of the warrants elect to pay the exercise price in cash rather than on a "cashless" basis, which we will use for general corporate purposes as described above.

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business and for general corporate purposes. There can be no assurance that we will pay dividends in the future. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

                                 CAPITALIZATION


    The following table shows our capitalization as of June 30, 2000:



    - on an actual basis;



    - on an as adjusted basis to give effect to:


       - the sale of the 2,300,000 shares of our common stock in this offering at an assumed initial public offering price of $11.00 per share, the midpoint of the offering range shown on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us;


       - the repayment of our $5,000,000 promissory note and the write-off of unamortized loan costs of $527,522;



       - the payment of $1,000,000 in cash and the issuance of 160,428 shares of common stock, determined by dividing $1,764,708 by the assumed public offering price of $11.00 per share, the midpoint of the range shown on the cover of this prospectus, in settlement of our $2,820,417 notes payable and accrued interest in connection with the resolution of the CMI litigation; and



       - compensation expense of $2,902,500 related to the vesting of options to purchase 270,000 shares of common stock upon the consummation of an initial public offering at an exercise price of $0.25 per share and interest expense of $2,352,000 related to the adjustment of the exercise price of outstanding warrants to purchase 800,000 shares from $7.00 per share to $9.35 per share, assuming an initial public offering price of $11.00 per share, the midpoint of the offering range shown on the cover of this prospectus.


    You should read this table in conjunction with our consolidated financial statements and the notes to those financial statements included elsewhere in this prospectus.


                                                               AS OF JUNE 30, 2000
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN THOUSANDS)
Short-term debt--notes payable..............................  $  7,000     $    --

Shareholders' equity (capital deficit):
  Preferred Stock: $.001 par value, 20,000,000 shares
    authorized; none issued actual and as adjusted..........        --          --
  Common Stock: $.001 par value; 50,000,000 shares
    authorized; 10,031,911 shares issued and outstanding
    actual; 12,492,339 shares issued and outstanding as
    adjusted................................................        10          12
  Additional paid-in capital................................    27,919      56,063
  Unearned compensation.....................................   (10,713)    (10,713)
  Accumulated deficit.......................................   (22,120)    (27,848)
                                                              --------     -------
    Total shareholders' equity (capital deficit)............    (4,904)     17,514
                                                              --------     -------
    Total capitalization....................................  $  2,096     $17,514
                                                              ========     =======



    The table above excludes, as of June 30, 2000, 5,002,866 shares of common stock issuable upon the exercise of outstanding warrants and 668,000 shares issuable upon the exercise of outstanding stock options.

                                    DILUTION

    If you invest in our common stock, your interest will be diluted to the extent of the difference between our tangible assets and our liabilities, divided by the number of shares of common stock outstanding upon completion of this offering. For purchasers of our common stock in this offering, dilution in net tangible book value per share represents the difference between the initial public offering price of our common stock in this offering and the net tangible book value of our common stock immediately after completing this offering.


    As of June 30, 2000, our net tangible book value (deficit) was $(6,102,600), or $(.61) per share of our common stock. After giving effect to the sale of 2,300,000 shares of common stock in this offering and to the issuance of 160,428 shares of common stock in connection with the settlement of the CMI litigation, assuming an initial public offering price of $11.00 per share, the midpoint of the offering range shown on the cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses, our net tangible book value as of June 30, 2000 would have been $17,279,557, or $1.38 per share of our common stock. This represents an immediate increase in our net tangible book value of $1.99 per share to current shareholders and an immediate dilution of $9.62 per share to new investors purchasing our common stock in this offering. The following table illustrates the foregoing information as of June 30, 2000 with respect to dilution to new investors:



Assumed initial public offering price per share.............              $11.00

  Net tangible book value (deficit) per share at June 30,
    2000....................................................   $ (.61)

  Increase in net tangible book value per share attributable
    to new investors and to issuance of shares to CMI.......     1.99
                                                               ------

Net tangible book value per share after this offering.......                1.38
                                                                          ------

Dilution per share to new investors.........................              $ 9.62
                                                                          ======



    The following table summarizes, after giving effect to this offering, as of June 30, 2000, the differences between the total number of shares of our common stock purchased from us, the total consideration paid and the average price per share paid by existing shareholders and new investors purchasing shares of our common stock in this offering based upon an assumed initial public offering price of $11.00 per share, the midpoint of the offering range shown on the cover of this prospectus:



                                             SHARES PURCHASED       TOTAL CONSIDERATION
                                           ---------------------   ----------------------   AVERAGE PRICE
                                             NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                                           ----------   --------   -----------   --------   -------------
Existing shareholders....................  10,031,911     80.3%    $11,678,002     30.1%       $  1.16
CMI issuance.............................     160,428      1.3       1,764,708      4.6          11.00
New investors............................   2,300,000     18.4      25,300,000     65.3          11.00
                                           ----------    -----     -----------    -----
    Total................................  12,492,339    100.0%    $38,742,710    100.0%
                                           ==========    =====     ===========    =====



    The table above excludes 5,002,866 shares of common stock issuable upon the exercise of outstanding warrants as of June 30, 2000 at a weighted average exercise price of $6.47 per share and 668,000 shares issuable upon the exercise of outstanding stock options as of June 30, 2000 at a weighted average price of $3.94 per share. To the extent that any of these options or warrants with an exercise price of less than the net tangible book value per share at the time of exercise are exercised, there will be further dilution to new investors.

                       SELECTED HISTORICAL FINANCIAL DATA

    You should read the selected historical financial data shown below together with the financial statements and the notes to those financial statements included elsewhere in this prospectus.

    The following table summarizes:


    - the statements of operations of Lightpoint Entertainment, Inc., our predecessor, for the period from July 31, 1997 (Lightpoint's date of inception) through June 30, 1998 and for the fiscal year ended June 30, 1999; and



    - our consolidated statement of operations for the fiscal year ended June 30, 2000.


    The table below does not include our results of operations from May 27, 1999 (the date of our inception) through June 30, 1999, since that information is not considered meaningful for purposes of this presentation as we had minimal activity. Diluted net loss per share does not differ from basic net loss per share since the effect of potential common shares is anti-dilutive.


                                                     LIGHTPOINT (OUR PREDECESSOR)               VICTORY
                                              ------------------------------------------   ------------------
                                               FOR THE PERIOD FROM
                                              JULY 31, 1997 THROUGH   FOR THE YEAR ENDED   FOR THE YEAR ENDED
                                                  JUNE 30, 1998         JUNE 30, 1999        JUNE 30, 2000
                                              ---------------------   ------------------   ------------------
                                                         (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA
Revenues....................................         $   579                $   222             $    310
                                                     -------                -------             --------
Expenses:
  Operating.................................             860                  1,335                4,490
  General and administrative................           1,248                  3,039                4,540
  Common stock, options and warrants issued
    for general and administrative
    services................................              --                  2,875                2,671
  Depreciation and amortization.............             137                    348                  404
  Abandonment of software and equipment.....             150                      8                    8
                                                     -------                -------             --------
  Total expenses............................           2,395                  7,605               12,113
                                                     -------                -------             --------
Loss from operations........................          (1,816)                (7,383)             (11,803)
Interest expense, net.......................            (194)                  (357)                (567)
                                                     -------                -------             --------
Net loss....................................         $(2,010)               $(7,740)            $(12,370)
                                                     =======                =======             ========

Net loss per common share--basic and
  diluted...................................         $(19.01)               $ (5.05)            $  (1.32)
                                                     =======                =======             ========

Weighted average common shares outstanding--
  basic and diluted.........................             106                  1,534                9,382
                                                     =======                =======             ========

    The following table summarizes:

    - the historical balance sheets of Lightpoint Entertainment, Inc., our predecessor, as of June 30, 1998 and June 30, 1999;


    - our historical consolidated balance sheet as of June 30, 2000; and



    - our consolidated balance sheet as of June 30, 2000 on an adjusted basis to give effect to the sale of 2,300,000 shares of common stock by us in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses; the repayment of our $5,000,000 promissory note from the net proceeds of this offering and the write-off of unamortized loan costs of $527,522 and the payment of $1,000,000 in cash and the issuance of 160,428 shares of common stock in settlement of our $2,820,417 notes payable and accrued interest upon consummation of the offering in connection with the resolution of the CMI litigation, assuming a public offering price of $11.00, the midpoint of the range shown on the cover of this prospectus.


    The table below does not show our historical balance sheet at June 30, 1999, since that information is not meaningful for purposes of this presentation as we had minimal activity.


                                                 LIGHTPOINT (OUR PREDECESSOR)          VICTORY
                                                 -----------------------------   -------------------
                                                                                 AS OF JUNE 30, 2000
                                                                                 -------------------
                                                     AS OF           AS OF                     AS
                                                 JUNE 30, 1998   JUNE 30, 1999    ACTUAL    ADJUSTED
                                                 -------------   -------------   --------   --------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA
Cash and cash equivalents......................     $     9          $   460     $ 1,517    $ 16,928
Working capital (deficit)......................      (2,837)          (3,493)     (7,052)     16,329
Total assets...................................       1,133            1,607       3,863      18,311
Short-term debt................................       2,000            2,000       7,000          --
Total liabilities..............................       2,983            3,996       8,767         797
Total stockholders' equity (deficit)...........      (1,850)          (2,389)     (4,904)     17,514

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS TOGETHER WITH THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE FINANCIAL STATEMENTS AND THE OTHER FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD ALSO REVIEW CAREFULLY AND CONSIDER THE VARIOUS DISCLOSURES MADE BY US ELSEWHERE IN THIS PROSPECTUS RELATING TO OUR BUSINESS, INCLUDING UNDER THE CAPTIONS "RISK FACTORS" AND "BUSINESS." FOR THE PURPOSES OF THIS SECTION OF THIS PROSPECTUS, "VICTORY" REFERS TO VICTORY ENTERTAINMENT CORP. AND NOT ITS SUBSIDIARIES.


    IN THE FOLLOWING DISCUSSION AND ANALYSIS, THE RESULTS FOR THE YEAR ENDED JUNE 30, 2000 REFLECT OUR CONSOLIDATED OPERATIONS. THE RESULTS OF OPERATIONS FOR THE YEAR ENDED JUNE 30, 1999 AND THE PERIOD FROM JULY 31, 1997 THROUGH JUNE 30, 1998 REFLECT THE OPERATIONS OF OUR PREDECESSOR.


OVERVIEW

    Victory is an early stage holding company engaged through its subsidiaries in the development, production and worldwide distribution of television and Internet programming, the development and production of state-of-the-art animation and special effects and the licensing and marketing of branded consumer merchandise.


    Our animation and special effects studio provides animation and special effects for our projects and performs work for third parties on a project-by-project basis. Revenues for these projects are recognized as the work is performed. Our animation and special effects projects accounted for substantially all of our revenues from inception through March 31, 2000.


    We expect to receive revenues as a producer of television programming through domestic network and cable cash licensing fees and domestic first run syndication fees (other than for THE DOOLEY AND PALS SHOW). Domestic first run syndication fees are generally paid in cash or as barter based on a portion of the national advertising revenues from a project. We expect to receive revenues as a distributor of our television programming through international distribution fees and domestic re-run fees. Television series initially produced for the networks and first run syndication are generally licensed to domestic and foreign markets concurrently. The more successful series are later syndicated in domestic markets and in certain foreign markets. The length of the revenue cycle for television series will vary depending on the number of seasons a series remains in active production. Revenues arising from television license agreements are recognized in the period that the films or television series are available for telecast and therefore may cause fluctuation in operating results. For the programs we produce, we will incur development and marketing costs prior to entering into production arrangements under which a third party would cover all or part of the production expenses of our programs. For programming that we will distribute for other producers, we will enter into arrangements with third parties to cover all or part of the production of those programs. For example, we are developing VAMPS and will seek a third party producer before we incur any significant production costs, and we plan to enter into similar arrangements for future projects.


    We expect to receive revenues from Internet advertising on our websites, cross-promotional agreements with other websites, direct sales of our products online, and, for our NEXTBIGSTAR.COM website, an integrated Internet and television advertising package including Internet and television commercials, category specific sponsorship packages, banner ads, tags and website links. Revenues from Internet sponsorship and advertising on our websites and from cross-promotional agreements with other websites are typically recognized ratably over the term of the underlying contract, and revenues from direct sales of our products online are typically recognized upon shipment of goods to the customer. We have completed our first round of NEXTBIGSTAR.COM competition and have begun to enter into sponsorship and advertising arrangements for NEXTBIGSTAR.COM. We anticipate NEXTBIGSTAR.COM will be the primary source of revenues for our Internet programming for the foreseeable future. We recognized sponsorship revenues of $190,000 in connection with our NEXTBIGSTAR.COM promotional bus tour during the fourth quarter of our fiscal year ended
June 30, 2000.


    We expect to receive revenues from the licensing, marketing and distribution of our program-related merchandise, which are expected to include toys, CDs and interactive CD-Roms, board games, apparel and home videos. Our program-related merchandise will be manufactured and distributed by third parties with whom we have entered or intend to enter into licensing agreements. Generally, these manufacturers are compensated by receiving a percentage of the profits received from the sale of these products. For example, we have entered into agreements relating to THE DOOLEY AND PALS SHOW for toddler and infant clothing, giant helium parade balloons, school supplies and party products.


    Since our inception, we have incurred significant operating losses. These losses primarily result from development costs associated with building our 3-D animation facilities, production costs for THE DOOLEY AND PALS SHOW and other selling, general and administrative expenses. As a result, we reported a net loss of $12,370,000 for the year ended June 30, 2000 and Lightpoint, our predecessor, reported a net loss of $7,740,000 for the year ended June 30, 1999. As of June 30, 2000, we had an accumulated deficit of $22,120,000. As we expand our business, we believe that our operating expenses will increase significantly, primarily due to additional production costs of THE DOOLEY AND PALS SHOW, expansion costs associated with NEXTBIGSTAR.COM, development of a significant Internet presence, related marketing, advertising and promotional expenses, strategic partnerships and additional depreciation related to capital expenditures. As a result, we expect to incur operating and net losses and negative cash flow from operations for the foreseeable future.



    Our recent results of operations, including the decrease in revenues from service animation and special effects work during the years ended June 30, 2000 and 1999 described in the comparisons below, are primarily attributable to our strategy of creating television programming and characters which we own and control, thereby implementing a business plan based upon the creation and ownership of assets rather than the short-term business strategy of service-based entertainment companies. We believe that an asset-based company is better positioned to achieve substantially higher operating revenue and cash flow over the long term than service-based entertainment companies. It will also enable us to retain the distribution and ancillary rights to our programming as well as acquire distribution rights from third parties. Distribution has historically generated substantially higher operating margins than fees generated solely from production. However, our strategy of creating programming and characters which we own will not prevent us from continuing to provide, when appropriate, our traditional services, particularly in connection with animation and special effects projects for third parties.



    During the year ended June 30, 2000 and the year ended June 30, 1999, we recorded employee and officer compensation expenses of $4,610,000 and $1,501,000, respectively, of which $2,145,000 and $50,000 was non-cash compensation, respectively. We anticipate that additional compensation expense of approximately $2,903,000 will be recorded in connection with 270,000 outstanding options to purchase common stock at an exercise price of $0.25 per share which vest upon the successful completion of this offering, based on an assumed initial public offering price of $11.00 per share, the midpoint of the offering range shown on the cover of this prospectus, which will be recorded in our first fiscal quarter completed following the consummation of this offering.


    On July 1, 1999, Victory acquired the capital stock of Lightpoint Entertainment, Inc. in a merger whereby Lightpoint merged with a wholly owned subsidiary of Victory. As part of the merger, 2,072,600 shares of common stock and 2,239,841 warrants to purchase common stock of Lightpoint were exchanged for an equal number of common shares and warrants to purchase common shares of Victory and the majority stockholder of Lightpoint surrendered 1,900,000 shares of Lightpoint common stock. The transaction was accounted for as a recapitalization of Lightpoint and a tax-free reorganization for Federal income tax purposes.

    Victory is a holding company which was incorporated under the laws of the State of Florida on May 27, 1999. Victory's primary subsidiaries are:

    - Victory Distribution, Inc., which oversees all distribution and exploitation of Victory's television and Internet programming properties and acquired distribution rights from third party producers and the sale of branded merchandise;

    - Victory Television, Inc., which develops and produces television series, specials and made-for-television and made-for-cable movies;

    - Victory Internet Productions, or VIP, which produces and distributes Internet programming. On January 18, 2000, VIP entered into an agreement with McMahon Communications, Inc., or MMCI, under which both VIP and MMCI hold a 50% membership interest in Next Big Star, LLC, a joint venture, which we include in our consolidated financial statements since VIP maintains voting control, which developed and launched NEXTBIGSTAR.COM, an online talent search devoted to discovering and promoting future entertainment talent and producing specials which will be telecast on broadcast television and the Internet;

    - Victory Animation Studios, Inc., which also operates as Victory f/x, which develops and produces animated series and long-form animated programs, such as television movies, and produces state-of-the-art special effects for Victory-produced programs and for third parties, including segments of major motion pictures; and

    - Lightpoint Entertainment, Inc., which produces THE DOOLEY AND PALS SHOW, a children's television production that will be distributed by Victory Distribution.

RESULTS OF OPERATIONS


THE YEAR ENDED JUNE 30, 2000 COMPARED WITH THE YEAR ENDED JUNE 30, 1999



    REVENUES. Revenues were $310,000 for the year ended June 30, 2000, compared to revenues of $222,000 for the year ended June 30, 1999, an increase of $88,000, or 40%. We derived $120,000 of our revenues during the year ended
June 30, 2000 and substantially all of our revenues during the year ended
June 30, 1999 from service animation and special effects work performed for various clients, the most significant of which was Disney i.d.e.a.s., the commercial post-production facility located at Disney MGM Studios in Lake Buena Vista, Florida. In addition, during the fourth quarter of our fiscal year ended June 30, 2000, we recognized $190,000 of sponsorship revenues in connection with our completed NEXTBIGSTAR.COM promotional bus tour. Prior to July 1999, Lightpoint provided animation and special effect services to Disney i.d.e.a.s. under a license agreement. Following the termination of this agreement in July 1999, we continue to provide these services to Disney i.d.e.a.s. on a transaction by transaction basis. Revenues from Disney i.d.e.a.s. accounted for 32% of total revenues for the year ended June 30, 2000, which followed termination of our licensing agreement, and 76% for the year ended June 30, 1999, which was prior to the termination of the licensing agreement.



    OPERATING EXPENSES. Operating expenses were $4,490,000 for the year ended June 30, 2000, compared to $1,335,000 for the year ended June 30, 1999, an increase of $3,155,000, or 236%. Operating expenses include all costs of production and development, as well as the direct cost of revenues. This increase is due primarily to expenses associated with the production of THE DOOLEY AND PALS SHOW. Our pilot episode of THE DOOLEY AND PALS SHOW was produced in September 1999 at a cost of $400,000 and the series began production in December 1999 at an average cost of $100,000 per episode. We produced thirty-two episodes of THE DOOLEY AND PALS SHOW as of June 30, 2000.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $4,539,000 for the year ended June 30, 2000, compared to $3,039,000 for the year ended June 30, 1999, an increase of $1,500,000, or 49%. General and administrative expenses include payroll and related expenses for executive, accounting and administrative personnel. This increase was primarily due to increased legal and consulting fees of $613,000 in connection with financial and business advisory services and increased salaries and wages of $646,000 due to the growth of our business. In addition, we have incurred an increase of $168,000 in travel, lodging and entertainment costs related to the NEXTBIGSTAR.COM bus tour, as well as an increase in marketing and promotion costs of approximately $83,000.



    COMMON STOCK, OPTIONS AND WARRANTS ISSUED FOR GENERAL AND ADMINISTRATIVE SERVICES. Common stock, options and warrants issued for general and administrative services were $2,671,000 for the year ended June 30, 2000 as compared to $2,875,000 for the year ended June 30, 1999, a decrease of $203,000 or 7.1%. We recorded compensation expense of $2,875,000 for the issuance of the common stock and warrants to directors, consultants and legal advisors during fiscal 1999. In fiscal 2000, we recorded amortization of unearned compensation of $2,382,000 for the stock issued in 1999 to a founder and a director and compensation of $289,000 for the issuance of options and warrants to a director and a former officer.



    DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses for the year ended June 30, 2000 were $404,000, compared with $348,000 for the year ended June 30, 1999, an increase of $57,000, or 16%. This increase was primarily due to the acquisition of property and equipment used for animation purposes and for the development of the NEXTBIGSTAR.COM website.



    INTEREST EXPENSE. Interest expense for the year ended June 30, 2000 was $629,000, compared to $357,000 for the year ended June 30, 1999, an increase of $272,000, or 76%. This increase was due to interest incurred in connection with the issuance of a $5,000,000 note payable on April 3, 2000 which accrues interest at 12% per annum and the amortization of related deferred loan costs.



    INTEREST INCOME. Interest income of $61,000 for the year ended June 30, 2000 is due to the interest earned on the proceeds of the private placement of April 3, 2000. The funds were invested in commercial paper and earned interest through June 30, 2000.



    NET LOSS. Our net loss was approximately $12,370,000 for the year ended June 30, 2000, compared to $7,740,000 for the year ended June 30, 1999, an increase of $4,630,000, or 59.8%. This increase was due to the factors described above. Because of the uncertainty regarding our future profitability, the future tax benefits of our losses have been fully reserved for and, therefore, no benefit for the net operating loss has been recorded. Under Section 382 of the Internal Revenue Code, this operating loss may be limited due to ownership changes.


THE YEAR ENDED JUNE 30, 1999 COMPARED WITH THE PERIOD FROM JULY 31, 1997 (LIGHTPOINT'S DATE OF INCEPTION) THROUGH JUNE 30, 1998


    REVENUES. Revenues were $222,000 for the year ended June 30, 1999, compared to revenues of $579,000 for the period from July 31, 1997 to June 30, 1998, a decrease of $357,000, or 62%. The decrease in revenues from service animation and special effects work is partly attributable to our increasing pursuit of long format television and film productions both internally, such as THE DOOLEY AND PALS SHOW, and externally. Revenues from Disney i.d.e.a.s. accounted for 76% and 62% of total revenues for the year ended June 30, 1999 and for the period from July 31, 1997 to June 30, 1998, respectively.



    OPERATING EXPENSES. For the year ended June 30, 1999, operating expenses were $1,335,000, compared to $860,000 for the period from July 31, 1997 to June 30, 1998, an increase of $475,000, or 55%. Operating expenses include all costs of production and development, as well as the direct costs of revenues. This increase was due primarily to expenses associated with the development of THE DOOLEY AND PALS SHOW.


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    GENERAL AND ADMINISTRATIVE EXPENSES.  General and administrative expenses for the year ended June 30, 1999 were $3,039,000, compared to $1,248,000 for the period from July 31, 1997 to June 30, 1998, an increase of $1,791,000 or 144%. This increase was primarily due to increased consulting fees of $687,000 in connection with financial and business advisory services and increased salaries and wages of $1,070,000 due to the growth of our business.



    COMMON STOCK, OPTIONS AND WARRANTS ISSUED FOR GENERAL AND ADMINISTRATIVE SERVICES. Common stock, options and warrants issued for general and administrative services was $2,875,000 for the year ended June 30, 1999 compared to zero for the period from July 31, 1997 to June 30, 1998. During fiscal 1999, we recorded compensation expense of $2,164,000 related to common stock issued to some of our directors, consultants and legal advisors and $711,000 related to warrants issued to a consultant.



    DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses for the year ended June 30, 1999 were $348,000 compared to $137,000, for the period July 31, 1997 to June 30, 1998, an increase of $211,000, or 154%. This increase was due primarily to the acquisition of property and equipment used for animation purposes.


    INTEREST EXPENSE. Interest expense for the year ended June 30, 1999 was $357,000, compared to $194,000 for the period from July 31, 1997 to June 30, 1998, an increase of $163,000, or 84.0%. This increase was due to interest attributable to interest which accrued on outstanding promissory notes which were outstanding for the entire year ended June 30, 1999 but for only a portion of the period from July 31, 1997 to June 30, 1998.


    NET LOSS. For the year ended June 30, 1999, our net loss was $7,740,000, compared to $2,010,000 for the period from July 31, 1997 to June 30, 1998, an increase of $5,730,000, or 285%. This increase was due to the factors discussed above.


LIQUIDITY AND CAPITAL RESOURCES


    Since our inception and the inception of our predecessor, Lightpoint, we have funded our operating cash requirements primarily through sales of privately placed common stock and warrants and a private placement of a unit that consisted of notes and warrants. From July 1998 to July 15, 1999, Lightpoint raised $4,486,000 in a private placement of 1,915,000 shares of common stock and 1,915,000 warrants, and, from July 28, 1999 to December 17, 1999, Victory raised $6,863,000 in a private placement of 1,948,625 shares of common stock and 1,948,625 warrants. At June 30, 2000, we had cash available for operations of $1,517,000.


    In October and December of 1998, Lightpoint LLC, an affiliate of Lightpoint, issued two promissory notes in the aggregate amount of $2,000,000 which were used to fund the operations of Lightpoint. Lightpoint is currently subject to litigation for amounts alleged to be due under those notes as discussed further under "Business--Legal Proceedings".


    On April 3, 2000, Victory issued a $5,000,000 note payable and warrants to purchase 880,000 shares of common stock in a private placement. We incurred approximately $703,000 in costs in connection with this private placement. The note payable is evidenced by a promissory note due the earlier of completion of this offering or March 28, 2001, with interest at 12% per annum. The warrants are exercisable for 800,000 shares of common stock at an exercise price of $7.00 or, if this offering is consummated, 85% of the public offering price per share within three years of issuance. The placement agent for this private placement also received 80,000 warrants, exercisable at $7.00 per share or, if this offering is consummated, 165% of the public offering price per share within five years of issuance.



    For the year ended June 30, 2000, net cash used in operating activities of $9,369,000 was primarily attributable to our net loss of $12,370,000. The loss was offset by depreciation and amortization expenses of $580,000 and amortization of unearned compensation of $2,382,000. Additional uses of


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cash were due to the net decrease of accounts payable, accrued expenses and other liabilities of $179,000 and increases in accounts receivable and prepaid expenses of $79,000.



    For the year ended June 30, 1999, net cash used in operating activities of $3,402,000 was primarily attributable to our net loss of $7,740,000, offset by non-cash compensation in the form of warrants and shares of common stock of $2,875,000 and an increase in accounts payable, accrued expenses and other liabilities of $1,013,000. Additional operating sources of cash were the net decrease in accounts receivable and prepaid expenses of $94,000.


    For the period from July 31, 1997 to June 30, 1998, net cash used in operating activities of $877,000 was primarily due to our net loss of $2,010,000, offset by an increase in accounts payable and accrued expenses of $983,000. Additional operating uses of cash were the increase in accounts receivable and prepaid expenses of $137,000.


    Net cash used for investing activities for the year ended June 30, 2000 of $569,000 included primarily cash used to purchase property and equipment for animation and the development of the NEXTBIGSTAR.COM website. Net cash used in investing activities for the year ended June 30, 1999 and 1998 of $473,000 and $1,274,000, respectively, was used primarily for purchases of production and office equipment and intellectual property associated with THE DOOLEY AND PALS SHOW.



    Net cash provided by financing activities for the year ended June 30, 2000 and the years ended June 30, 1999 and June 30, 1998 were $10,996,000, $4,326,000 and $2,160,000, respectively, due primarily to our private placements of securities and issuance of notes payable.



    At June 30, 2000 and June 30, 1999, our current liabilities of $8,767,000 and $3,996,000, respectively, consisted primarily of obligations for notes payable with applicable interest, accounts payable and accrued expenses.



    We have no material commitments for capital expenditures but anticipate future expenditures of approximately $1,500,000 for THE DOOLEY AND PALS SHOW and $3,000,000 for NEXTBIGSTAR.COM during the next 12 months. Included in the future expenditures for NEXTBIGSTAR.COM is the obligation to McMahon Communications, Inc. in the amount of $500,000, payable in monthly installments of $42,000. The on-going funding of these projects, including the monthly payments to McMahon Communications, Inc., is expected to be provided by the proceeds of this offering.



    The report of our independent auditors on Lightpoint's financial statements for the year ended June 30, 1999 and our financial statements for the year ended June 30, 2000, included elsewhere in this prospectus, includes an explanatory paragraph which states that our recurring losses, working capital deficit and alleged defaults on our notes payable raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



    We believe our ability to continue as a going concern is dependent on the success of THE DOOLEY AND PALS SHOW and the NEXTBIGSTAR.COM joint venture and our ability to complete this offering. However, there can be no assurance that THE DOOLEY AND PALS SHOW and the NEXTBIGSTAR.COM joint venture will yield positive operating results in the future. In the event that this offering is not consummated on a timely basis, we will need to seek additional financing from another source, including financing for our obligations to McMahon Communications, Inc. described above. We do not anticipate that our revenues from operating activities during the next 12 months will be sufficient to support our operations during that period. There can be no assurance that we will be able to find alternative financing on a timely basis, if at all.


    We believe that these resources, together with the net proceeds from this offering, will be sufficient to sustain our operations for the next 24 months. If, however, we expand more rapidly than currently anticipated, if our working capital needs exceed our current expectations or if we make acquisitions, we

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
will need to raise additional capital from equity or debt sources. Our future liquidity and capital requirements will depend upon numerous factors, including our ability to generate cash from advertising and distribution of our television programming, from advertising, sponsorship and e-commerce opportunities related to our Internet programming and our ability to generate significant licensing and merchandising revenues. In addition, we will, from time to time consider the acquisition of or investment in complementary businesses, services and technologies, which might increase our liquidity requirements or cause us to issue additional equity or debt securities.

YEAR 2000 COMPLIANCE

    The year 2000 issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. Computer programs that have time sensitive software may recognize a date using "00" as the year 1900 rather than 2000. As the year 2000 approached, the international business community faced uncertainty regarding potential systems failure or miscalculation causing disruptions of operations and temporary inability to process transactions, send invoices or engage in normal business activities. As of the date of this discussion, Victory has experienced no effects of the "Y2K problem" in the hardware or software of any of its automated systems, including those used for animation, finance or administration.

RECENT ACCOUNTING PRONOUNCEMENTS


    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133, as amended by SFAS 138, requires companies to recognize all derivative contracts as either assets or liabilities in the balance sheet and to measure them at fair value. SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Historically, we have not entered into derivative contracts and do not expect to have any hedging activities in the future. Accordingly, the adoption of SFAS 133 on July 1, 2000 did not affect our financial statements.



    In June 2000, the FASB issued Statement of Financial Accounting Standards No. 139, "Rescission of FASB Statement No. 53 and Amendments to FASB Statements No. 63, 89 and 121" ("SFAS 139"). SFAS 139 requires companies that previously were subject to the requirements of SFAS 53 to follow the guidance in AICPA Statement of Position No. 00-2, "Accounting by Producers and Distributors of Films," ("SOP 00-2"). SOP 00-2 is effective for financial statements for fiscal years beginning after December 15, 2000. We have not yet evaluated the impact of SOP 00-2 on our financial statements.


    In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 ("FIN 44"), Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25. FIN 44 clarifies the application of Opinion No. 25 for (a) the definition of employee for purposes of applying Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 2, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. We believe that the impact of FIN 44 will not have a material effect on our financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Our exposure to market rate risk for changes in interest rates relates primarily to our investments in short- or medium-term, interest bearing, investment grade securities and commercial paper.

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
                                    BUSINESS

    We are an integrated entertainment company specializing in television and Internet programming. In addition to developing, producing and distributing television and Internet programming, we license and market program-related branded merchandise. We operate a state-of-the-art 3-D computer and animation special effects studio where we develop and produce our in-house projects and produce programming for third parties. Our current projects include the production and distribution of THE DOOLEY AND PALS SHOW, a children's television series; the development of VAMPS, a sci-fi dramatic series, and EXTREME TEAM and SK8RATZ, two animated shows for children; and the production, through a joint venture with television personality Ed McMahon, of NEXTBIGSTAR.COM, an online entertainment talent search. We believe that the experience of our management and our strategic relationships will enable us to enhance our position in our primary business areas--television programming and distribution, Internet programming, animation and special effects and branded merchandising.

    We were formed in May 1999 by our President and Chief Executive Officer, Michael Gerber. On July 1, 1999, we acquired Lightpoint, which was founded in July 1997 and which is now our wholly owned subsidiary. In January 2000, we formed our NEXTBIGSTAR.COM joint venture, through our Victory Internet Productions subsidiary, which oversees our Internet programming. We have also established subsidiaries which are responsible for our television programming, brand merchandising and distribution, and animation and special effects business areas.

TELEVISION PROGRAMMING AND DISTRIBUTION

    We develop, produce and distribute television series, animated series, specials and made-for-television movies. Development involves the conceptualization and creation of a project. Production includes overseeing all principal creative and business aspects of each television project, including the hiring of production personnel and obtaining studio space, budgeting, casting, scripting and, where applicable, animation and special effects. Distribution involves the marketing and sales of, and the licensing of rights to, program-related materials. Our television programming focus will be on episodic, or series programming, and made-for-television movies. Additionally, we are currently developing a number of dramatic and animated projects which are specifically designed to showcase our in-house talent, technology and management expertise in developing and producing 3-D computer animation and state-of-the-art special effects.

    Recent developments in the television industry have created significant opportunities for businesses engaged in the development, production and distribution of television programming, both domestically and internationally. In the United States, the proliferation of cable and satellite networks has driven a demand for new programming and provided expanded markets for programming targeted at specific demographic groups, such as children and science fiction enthusiasts. According to Nielsen Media Research, the average American watches 28 hours and 13 minutes of television per week and the average American household watches approximately seven hours of television a day. The international television market continues to expand as well, as advancements in technology in existing and emerging markets provide a huge potential audience for programming with broad cross-cultural appeal, such as animation and action/adventure. We believe that this expanded market will provide us opportunities to market and distribute our television-related merchandise.

    We expect to generate revenues from our television programming and distribution through a combination of producer fees, international distribution fees, domestic re-run fees and net profit sharing.

    We expect to earn producer fees for the projects we produce or co-produce through either cash licensing fees from a network or cable station or, if the project is sold into first run syndication, through a combination of cash and barter fees based on a portion of the national advertising revenues

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from the project. We currently plan to co-produce VAMPS and the two animated series in association with Fred Silverman Productions described below, as well as other future projects.

    We plan to earn international distribution fees from the first-run sale of projects in markets outside of the United States and domestic re-run fees for projects following their initial network, cable or syndication commitments, which are typically three to five years after the initial broadcast. We plan to enter into these distribution arrangements both for projects we produce, such as THE DOOLEY AND PALS SHOW and VAMPS, and for projects produced by third parties which we will acquire rights to distribute. In addition, we own rights to a feature film and 22 completed episodes of SALTY THE SEA LION, a live action children's adventure series originally produced in 1972. We plan to distribute television programming in virtually all media, including television, home video, DVD, music publishing and e-commerce, but excluding theatrical distribution.

    Additionally, we plan to earn our share of the net profits of a successful project that we develop, produce or distribute or for which we provide animation and special effects. Net profits are typically profits attributable to a project after the payment of fees and the recoupment of advances and expenses.

THE DOOLEY AND PALS SHOW

    We currently produce THE DOOLEY AND PALS SHOW, a children's television series, and we have obtained commitments from public broadcasting stations that reach over 60% of households in the United States to air THE DOOLEY AND PALS SHOW. The theme of THE DOOLEY AND PALS SHOW is continuous adventure blending education and entertainment and targeting the pre-school market for children five years of age and under. Each episode uses creative and imaginative elements to stimulate basic motor skills, develop problem solving skills and engage the minds of children. The objective of the show is to provide a framework to explore fundamental educational and moral values while involving and addressing life-lessons for pre-school audiences from the beginning to the end of each episode. THE DOOLEY AND PALS SHOW incorporates proprietary songs, dance and settings with vibrant colors to capture the imagination of its audience. The lead character named "DOOLEY" is a warm, engaging creature from a star "far, far away" who loves to sing songs, play games, dance and learn. In addition to the costume characters, each episode will include a talented cast of children, positive adult role models and our own 3-D animation.


    The production of the pilot for THE DOOLEY AND PALS SHOW was completed in September 1999 and we have completed the production of the 39 episodes comprising our first broadcast season. The series was filmed at the Disney/MGM Studios in Orlando, Florida. The show made its television debut in April 2000 and continues to premiere on local broadcasting stations on a staggered basis.


    In December 1997, Lightpoint acquired the rights associated with THE DOOLEY AND PALS SHOW from a third party. These rights include all copyrights, trademark rights, adoption rights, licensing rights, music rights, broadcasting rights, video rights and all rights of distribution, display and performance by any means or methods whether now known or hereafter invented.

OUR AGREEMENT FOR DISTRIBUTION OF THE DOOLEY AND PALS SHOW WITH SOUTH CAROLINA
  EDUCATIONAL TV

    We have an agreement with an affiliate of South Carolina Educational TV, which we refer to as SC ETV. Under the agreement, we have granted SC ETV exclusive rights in the United States and Canada, as well as in Puerto Rico, the Virgin Islands and Guam, to broadcast THE DOOLEY AND PALS SHOW on SC ETV and to sublicense THE DOOLEY AND PALS SHOW for broadcast on public broadcasting stations for a period ending five years after we deliver the last episode of our first broadcast season, which we anticipate will be in September 2000.

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
    Under the agreement, we have agreed to produce at least 39 and up to 52 half-hour episodes of the series. We have the right to terminate the agreement after the third broadcast season if THE DOOLEY AND PALS SHOW is not airing or is not committed to air on at least 80% of the Public Broadcasting System stations in the United States, Canada, Puerto Rico, the Virgin Islands and Guam.

    Under the agreement, SC ETV, our public broadcasting presenting station, promotes and distributes THE DOOLEY AND PALS SHOW on our behalf to other public broadcasting stations. SC ETV has provided us with non-binding guidelines relating to its commitment as our public broadcasting presenting station, including to support the series launch and provide ongoing support, to conduct a series of promotional activities, educational outreach activities and conference activities and to provide research and packaging.

    We will receive no revenues from our arrangement with SC ETV and will be required to pay up to $250,000 in expenses of SC ETV that are not covered by third parties, such as outreach expenses covering educational materials for daycare centers, pre-schools and elementary schools, including teachers' guides and workbooks. In addition, we will be required to pay 5% of the net profits we receive in connection with THE DOOLEY AND PALS SHOW in the territory, including from merchandising. SC ETV can terminate the agreement at any time if we fail to comply with any material terms. In addition, under a separate agreement, we are obligated to Gary Ziedenstein, the creator of THE DOOLEY AND PALS SHOW, an additional 8% of the gross profits, which are defined in that agreement to mean gross profits, including profits received from the sale of merchandise we receive from THE DOOLEY AND PALS SHOW, less fees and expenses, which include customary production, distribution, sales and licensing and merchandising agent fees, professional fees, taxes, and intellectual property registration and enforcement costs.

    We believe that our agreement with SC ETV will enable THE DOOLEY AND PALS SHOW to become a popular children's television program and will create an opportunity for us to sell our branded merchandise. We believe public broadcasting has an excellent record in selecting children's programs, as has been demonstrated by such comparable shows as BARNEY, THE MAGIC SCHOOL BUS, SESAME STREET and ARTHUR. Public broadcasting also has achieved a reputation for airing high quality children's programming, which we believe will enhance our ability to successfully license and market THE DOOLEY AND PALS SHOW.

VAMPS

    We are developing VAMPS, a sci-fi dramatic series. VAMPS centers around three attractive female vampires who protect innocent humans from the predators of the night. The dramatic situations these characters are involved in during the day are carried over and resolved at night. VAMPS is currently targeted at a wide audience, including adult men and women. In addition to utilizing live actors, VAMPS incorporates the work of our in-house animation and special effects studio to create effects that enhance the mystique and special powers of the VAMPS characters, such as providing them with the ability to climb walls, morph into animals or turn into mist and disintegrate their enemies.

    We have produced a demo tape and other promotional materials related to VAMPS. We anticipate that a portion of the production financing will be borne by the licensee or first run syndicator of VAMPS and that we will commence production of VAMPS upon receipt of commitment for that funding. We have entered into a number of agreements in connection with our development of VAMPS, including an agreement with Creative Artists Agency, or CAA, to serve as our agent to help us market VAMPS to networks, cable stations and first run syndicators, as well as assist us in casting and engaging other creative personnel who may be engaged to perform services.

PROJECTS IN ASSOCIATION WITH FRED SILVERMAN PRODUCTIONS

    We are currently developing two animated series targeted for the six-to-twelve year-old market, EXTREME TEAM and SK8RATZ, in association with Fred Silverman Productions. EXTREME TEAM centers around a retired mechanic who builds hot-rod cars that have special powers, which the children in his suburban neighborhood use to fight crime. SK8RATZ focuses on seven children in an urban area who are dedicated to skateboarding and have transformed their skate boards in order to use them in their battle against crime.

    Mr. Silverman is currently President of Fred Silverman Productions, a multi-faceted production entity which is involved in product development for the entertainment industry. Over the course of his career, Mr. Silverman has directed the television programming of all three major television networks.
Mr. Silverman was responsible for the programming of many popular weekly television shows, including THE PERRY MASON MOVIES, ROOTS, THE LOVE BOAT, HILL STREET BLUES, CHARLIE'S ANGELS, SCOOBY-DOO, FAT ALBERT and THE SMURFS.

    Our arrangement with Fred Silverman Productions provides for a mutual working relationship aimed at developing, producing and distributing new television programs. This arrangement contemplates equal ownership of these programs and all other rights derived from these programs, including music publishing, merchandising, publications and sequels.

SALTY THE SEA LION

    We own rights to and plan to distribute a feature film and 22 television episodes for SALTY THE SEA LION, a live-action children's television program produced in 1972. Those rights consist of the following:

    - Domestic television distribution, including video, of the original film and series, and any new live action series that may be produced during the term of the agreement;

    - Worldwide television distribution, including video, of any new animated series that may be produced during the term of the agreement; and

    - Worldwide licensing of any branded merchandise stemming from the animated series.

INTERNET PROGRAMMING

    We develop and produce Internet programming. Our Internet programming involves the creation, design and publishing of interactive websites. As Internet broadcast quality approaches that of the television, we expect demand for Internet programming to continue to increase and eventually lead to the convergence of television, the Internet and other digital media.

    The Internet has emerged as a significant global communications medium, enabling millions of people to access information and conduct commerce electronically. According to International Data Corporation, the total number of Internet users worldwide will increase from approximately 196 million in 1999 to 502 million by 2003. The Internet provides advertisers and merchants with an attractive means of marketing and selling products and services either to a mass audience or to a targeted demographic segment. International Data Corporation estimates that the total value of products and services sold over the Internet will increase from approximately $111.4 billion in 1999 to approximately $1.3 trillion by 2003. According to Forrester Research, advertising spending on the Internet is projected to increase from $2.8 billion in 1999 to approximately $17.2 billion in 2003. We intend to capitalize on this trend through the production of Internet programming, including NEXTBIGSTAR.COM.

NEXTBIGSTAR.COM


    Together with television personality Ed McMahon, we produce NEXTBIGSTAR.COM, an online entertainment talent search, where viewers vote for contestants in a series of competitive rounds in

18 talent categories, including comedy, modeling, children's dancing and singing, music and pet tricks. The online talent search will be divided into four competitions per year, each competition consisting of preliminary rounds, quarter final rounds, semifinal rounds and a final round of competition which will be telecast on broadcast television and the Internet. Winners will be chosen through online voting. We have engaged Mark Anthony Entertainment, Inc. to assist us in selling the first run syndication for the final round telecasts beginning in October 2000 and for other promotional services. We are contemplating the production and distribution of NEXTBIGSTAR.COM as a weekly television series, in addition to expanding our website operations to offer a variety of entertainment information, including celebrity chats and quizzes. Our first cycle of competition began on April 15, 2000 and the winners of the final rounds were selected during the week of July 15, 2000. The first finals competition was broadcast live on the NEXTBIGSTAR.COM website on July 22, 2000. Our second round of competition is scheduled to end in October 2000.


    We attract contestants and viewers to our website through traditional means of advertising, cross promotional alliances with other websites and by utilizing the name recognition of our partner, television personality Ed McMahon. In the spring of 2000, Mr. McMahon conducted a bus tour of 40 U.S. cities in 40 days, where we conducted live auditions. Mr. McMahon also participated in more than 160 television appearances, including such shows as LARRY KING LIVE, ENTERTAINMENT TONIGHT and THE TONIGHT SHOW WITH JAY LENO, and over 400 radio interviews in order to promote the website. Currently, our NEXTBIGSTAR.COM website receives over 18,000 visitors per day.

    Contestants on NEXTBIGSTAR.COM submit their entries on a videotape, many of which are transformed by our in-house technical staff into Internet programming, which enables our viewers to watch these performances on our website. Our viewers then vote online for their favorite performance in each category. The contestants receiving the most votes advance to the next round of a tournament style competition. The winners of the final round in each talent category for each of our four competitions per year can win up to a total of $1 million dollars in cash and prizes.


    We will receive revenues for NEXTBIGSTAR.COM through an integrated Internet and television advertising package, including Internet and television commercials, and through the direct sales of our products on our website. We will offer our sponsors a package including Internet and television commercials, banner ads, tags and links that provide a seamless transition to our sponsors' websites and the opportunity to be the exclusive sponsor of a talent category that is related to the sponsor's business. During the fourth quarter of our fiscal year ended June 30, 2000, we recognized $190,000 of sponsorship revenues in connection with our NEXTBIGSTAR.COM promotional bus tour.


OUR AGREEMENT WITH MCMAHON COMMUNICATIONS REGARDING NEXTBIGSTAR.COM

    Our agreement with Ed McMahon provides that each of Victory and McMahon Communications, Inc., which we refer to as MMCI, will have a 50% membership interest in the NEXTBIGSTAR.COM joint venture, which is structured as a limited liability company. These arrangements are set out in an operating agreement and a related agreement among members, each dated January 14, 2000, between Victory and MMCI. Michael Gerber, our founder and chief executive officer, and Mr. McMahon are the managers of NEXTBIGSTAR.COM. Our voting arrangements with NEXTBIGSTAR.COM provide that, while Michael Gerber is employed by Victory, Victory will maintain voting control over the operations of NEXTBIGSTAR.COM.

    Victory and MMCI have agreed that Victory will be responsible for the day-to-day operations of the NEXTBIGSTAR.COM website and Victory and MMCI will be jointly responsible for the content of the Internet programming on the website. After the launch of the NEXTBIGSTAR.COM website, which occurred on January 28, 2000, the joint venture commenced the development of television specials, for which Victory and MMCI will serve as co-producers.

    We will receive a management fee of 10% of the gross revenues received from the NEXTBIGSTAR.COM website in the form of fees, advances, royalties or profit participations. In addition, we will act as worldwide distributor for all media related to NEXTBIGSTAR.COM, for which we will receive customary fees and expenses. Beginning April 15, 2000, MMCI receives an annual payment of $500,000 which is paid on a monthly basis from our working capital.

    Under the operating agreement, net profits of NEXTBIGSTAR.COM are allocated to the members evenly on a pro rata basis and net losses are allocated solely to Victory. Since Victory maintains voting control over the operations of NEXTBIGSTAR.COM under a voting arrangement, the financial statements of NEXTBIGSTAR.COM are included in Victory's consolidated financial statements. In the event Mr. McMahon is unable to continue to carry out his duties, due to death or otherwise, MMCI will sell its interests back to the joint venture unless, under limited circumstances, an acceptable successor can be found.

STRATEGIC RELATIONSHIPS RELATING TO NEXTBIGSTAR.COM

    In order to operate NEXTBIGSTAR.COM and to enhance the capabilities of and generate traffic to the NEXTBIGSTAR.COM website, we have established strategic relationships with:

    - MICROSOFT CORPORATION--WINDOWS MEDIA PLAYER. NEXTBIGSTAR.COM has entered into a strategic alliance with Microsoft under which NEXTBIGSTAR.COM uses Microsoft's Media Player software in exchange for our permitting Microsoft to advertise NEXTBIGSTAR.COM'S use of its product. Microsoft's Media Player enables us to provide streaming video and high quality sound on our websites.

    - MICROSOFT NETWORK (MSN). NEXTBIGSTAR.COM has entered into a second agreement with Microsoft under which MSN Entertainment Channel promotes NEXTBIGSTAR.COM on its entertainment page and celebrity page. In addition, the agreement provides for links between pages located on the MSN Entertainment Channel and NEXTBIGSTAR.COM and NEXTBIGSTAR.COM'S promotion of MSN.

    - EXODUS COMMUNICATIONS, INC. Exodus has agreed to maintain and operate the hardware to run our NEXTBIGSTAR.COM website.

    - IBEAM BROADCASTING CORPORATION. iBEAM will provide us with broadcasting and bandwidth services through its proprietary streaming audio and video Internet delivery network.

ANIMATION AND SPECIAL EFFECTS

    We produce state-of-the-art animation and special effects, including multimedia 3-D graphics and animation, for our own programming as well as programming for third parties. Our animation and special effects team is led by Art David, a member of the special effects team for the feature motion picture THE MATRIX. Many of our competitors for the development and production of television and Internet programming do not have in-house animation and special effects studios or staff, and are thus compelled to contract with third parties for those services, which may result in higher production cost and lower quality control.

    Our animation and special effects team transforms a concept for an animated program into the lively three dimensional characters that appear in our animated programming. Our concept artists design the characters and environments that appear in our programs. Through the use of storyboards, an episode is then created. Our characters are then modeled into three dimensional characters. Once the animated segments are completed, they are sent to our rendering specialist, who adds lighting and shadows to the animated scenes, in order to produce the finished product that will appear on a television screen. Our animation and special effects team currently provides animation for THE DOOLEY AND PALS SHOW and is developing EXTREME TEAM and SK8RATZ.

    We believe that the use of special effects has become an integral component of television and movie production. We will continue to produce state-of-the-art special effects work for our own in-house television projects, as well as for third party projects, including major motion pictures. Our ability to offer in-house animation and special effects together with our television programming and distribution and Internet programming will allow us to maximize synergies when developing and producing our projects and projects for third parties, which may provide us with a competitive advantage.


    We receive revenues from Disney i.d.e.a.s. for animation and special effects services which accounted for 32%, 76% and 62% of our total revenue for the year ended June 30, 2000, the year ended June 30, 1999 and the period from July 31, 1997 through June 30, 1998, respectively. Revenues from our animation and special effects projects accounted for substantially all of our revenues through March 31, 2000.


BRANDED MERCHANDISE

    Through public television exposure and worldwide licensing arrangements, we intend to position DOOLEY and character-related products from THE DOOLEY AND PALS SHOW to capitalize on the market for branded children's television products. Successful marketing campaigns for branded children's television characters, such as BARNEY and TELETUBBIES, have generated significant revenues for the holders of the associated merchandising and licensing rights. We intend to generate similar opportunities for our other television and Internet programming projects, which we will target to the appropriate audiences.

    We will offer a wide variety of branded, retail merchandise through both a domestic and international licensing program and a direct sales effort. We and our licensees will market our merchandise worldwide through a variety of distribution channels, including mass market and specialty retailers, our television programs and Internet sites.

    We intend to build a video library containing programming from our television shows as well as programs specifically designed for home video use. Our original music for our programming includes theme songs for our performers. Music is an integral part of the entertainment experience in our television programs. Additional revenue may also be generated from the home video market and from music publishing, songbooks and records.

    We will receive revenues from the licensing, marketing and distribution and direct sales of our program-related merchandise, including toys, CDs and interactive CD-Roms, board games, apparel and home videos.

LICENSING AND MARKETING RELATIONSHIPS

    Images of our characters will appear on numbers of retail products, including various types of apparel, toys and video games, and a wide assortment of other items. We intend to retain creative approval over all licensed products.

    Under a five year agreement with Stalwart Productions, which extends through June 2004, we have granted Stalwart an exclusive worldwide license, except in Asia, to procure licensing agreements with third parties for the manufacture, advertising, distribution and sale of products and merchandise based on the names, characters and visual representations used in THE DOOLEY AND PALS SHOW. Under this agreement, we retain the right to pre-approve the type, quality and style of any product to be distributed.

    Our licensing agreements for DOOLEY-related products include agreements with:



    - Allison Manufacturing Co. for the manufacturing, distribution, sale and advertising in the U.S. for toddler and infant clothing in mid-tier and mass market distribution channels and an agreement with Starbound Entertainment to manufacture giant helium parade balloons;



    - Pyramid Accessories for the manufacture, sale and distribution of DOOLEY-related products including backpacks, lunch kits, rain coats and paper notebooks;



    - Unique Industries for the manufacture, sale and distribution of DOOLEY-related paper plates and party products;



    - High Point Knitting, Inc. for the manufacture, sale and distribution of DOOLEY-related socks and underwear;



    - S. Goldberg & Co. for the manufacture, sale and distribution of DOOLEY-related children's footwear;



    - Franco Manufacturing for the manufacture, sale and distribution of DOOLEY-related sheets and towels; and



    - Drew Pearson Marketing for the manufacture, sale and distribution of various types of DOOLEY-related hats.


COMPETITION

    The areas in which we operate are highly competitive, and many of the companies with which we compete are substantially larger, have better name recognition and have more substantial and lengthy operating histories, backgrounds, experience, and records of successful operations. They also have significantly greater financial, technical, marketing, production, distribution and other resources than we now have, or that we will have in the foreseeable future.

    TELEVISION PROGRAMMING AND DISTRIBUTION. Our projects will compete for air time, time slots and ratings against current shows that have established viewer loyalty and against new shows that may have significantly greater financial resources than we do. In addition, we will compete on the basis of relationships and pricing for access to a limited supply of facilities and talented creative personnel to produce our projects. Competitors include television producers and distributors such as PARAMOUNT TELEVISION, PEARSON ALL AMERICAN, SABAN ENTERTAINMENT, NELVANA ENTERPRISES, NEW LINE TELEVISION, TWENTIETH CENTURY TELEVISION, MGM TELEVISION, WARNER BROS. TELEVISION, CBS BROADCAST INTERNATIONAL, COLUMBIA TRISTAR TELEVISION, BUENA VISTA TELEVISION and UNIVERSAL TELEVISION GROUP.

    INTERNET PROGRAMMING. With respect to our Internet programming, we compete with:

    - other online talent search websites, such as Dick Clark's
      YOURBIGBREAK.COM, and other general entertainment websites, such as MTV.COM and LAUNCH.COM, to attract viewers; and

    - online content providers as well as traditional media such as television, radio and print, for a share of advertisers' total advertising budgets.

    ANIMATION AND SPECIAL EFFECTS. We compete with specialty animation and special effects boutiques, such as Pixar and Industrial Light and Magic.

    BRANDED MERCHANDISE. We compete with the holders of rights to marketable shows and characters, such as BARNEY, BLUES CLUES and TELETUBBIES.

    There can be no assurance that we will be able to compete successfully, or that the competitive pressures faced by us will not harm our business.

INTELLECTUAL PROPERTY

    To protect our intellectual property, we rely on a combination of copyright, trademark and service mark law, trade secret protections and confidentiality and non-disclosure agreements and other contractual arrangements with our employees and third parties. We file for copyright protection for our programming and characters. In addition, "DOOLEY" is our registered trademark, and we have applied for federal registration of the marks "DOOLEY AND PALS," "THE DOOLEY AND PALS SHOW," "NEXTBIGSTAR.COM," "NEXTBIGSTAR.COM" design and "THENEXTBIGSTAR.COM." We cannot assure you that the steps we have taken to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights. Effective trademark, copyright and trade secret protection may not be available in every country in which we operate to the extent available in the United States.

    We believe that intellectual property protection is most applicable in the entertainment industry for characters like DOOLEY and shows like THE DOOLEY AND PALS SHOW that generate marketing and licensing opportunities. While we intend to vigilantly police and protect our intellectual property against misappropriation by others, we may be unable to detect this unauthorized use or take appropriate steps to enforce our intellectual property rights. Defending our intellectual property rights could also result in the expenditure of significant financial and managerial resources, which could harm our business.

    We may license some of our proprietary rights, such as our trademarked or copyrighted material, to third parties. Some of our licensees may take actions or fail to take actions, which actions or failure to act may adversely affect the value of our proprietary rights or reputation, which could harm our business.


    Although we believe that our proprietary rights do not infringe on the intellectual property rights of others, other parties may assert claims against us that we have misappropriated a trade secret or infringed a patent, copyright, trademark or other proprietary right belonging to them.


LEGAL PROCEEDINGS


    On May 12, 1999, Lightpoint was sued by CMI International Holdings Limited, or CMI, in the Circuit Court of the Ninth Judicial Circuit in the State of Florida for its alleged failure to pay $2,000,000 principal plus accrued interest on two outstanding promissory notes. Following dismissal of the suit on July 16, 1999, CMI filed an amended complaint naming Lightpoint, LLC, an entity which was under common control with Lightpoint prior to our acquisition, as well as the two former Lightpoint officers who executed the promissory notes, as parties to the suit. The amended complaint also included additional charges, including a charge of unjust enrichment. Lightpoint filed a motion to dismiss the amended complaint on July 23, 1999 on the grounds of failure to provide evidence that the requisite documentary stamp taxes were paid. We show a liability of $2,820,417 for notes payable and accrued interest relating to these promissory notes on our balance sheet as of June 30, 2000.



    On September 6, 2000, we entered into a stipulation to settle this litigation upon consummation of this offering through the payment to CMI of $1,000,000 in cash and the issuance to CMI's affiliate, CMC Magnetics Corporation, or CMC, of the number of shares of our common stock determined by dividing $1,500,000 by 85% of the public offering price per share of our common stock, or 160,428 shares assuming a public offering price of $11.00 per share, the midpoint of the range shown on the cover of this prospectus. In connection with the settlement, CMI and CMC will also relinquish any rights they may have under a distribution agreement with Lightpoint relating to Asia. The settlement is contingent upon the successful completion of this offering. We have filed a shelf registration statement with respect to resales by CMC of the 160,428 shares described above. If this registration statement is not effective on the 181st day following the closing date of this offering, we are obligated to pay CMC an additional $500,000.

    In connection with the settlement of the CMI litigation, we and CMI and CMC may enter into mutual releases with the former Lightpoint officers referred to above. Under this arrangement, we anticipate that one of these former officers will relinquish 25,000 shares of our common stock and that the other former officer will relinquish 75,000 shares of our common stock and options to purchase 50,000 shares of our common stock at an exercise price of $0.25 per share and receive a cash payment from us of approximately $400,000, which we would pay out of the proceeds of this offering. The information in this prospectus has not been adjusted to reflect the retirement of these shares and options or the related cash payment.


    From time to time, we are subject to other claims and suits arising in the course of our business, none of which we believe is likely to materially harm our business.

EMPLOYEES

    As of June 30, 2000, we had 30 full-time employees, including six employees of NEXTBIGSTAR.COM. We consider our relationships with our employees to be good. None of our employees are covered by collective bargaining agreements. We have never experienced an employment-related work stoppage. We intend to recruit and employ additional staff as we implement our growth plan and as working capital permits. We also retain various consultants on a contractual basis as needed for management, legal, accounting, development, distribution and production services.

FACILITIES

    Our corporate offices are located in approximately 12,000 square feet of office space at Universal Studios in Orlando, Florida 32819. This lease expires on December 31, 2000.

    In order to accommodate our expansion plans for our animation and special effects studios, we have rented a 5,000 square foot facility in Orlando, Florida. This lease expires on September 30, 2003. Our animation and special effects studios are now strategically located within an entertainment-based complex which includes post-production facilities and commercial production and graphic design companies.


    We have entered into a productions facilities agreement with Disney Production Services for the production of THE DOOLEY AND PALS SHOW at Disney's production facilities in Orlando, Florida, which provides for facilities, equipment and staffing. The agreement has been extended through the end of our post-production for our first broadcast season for THE DOOLEY AND PALS SHOW, which we anticipate will be in September 2000.


    We occupy additional space of approximately 1,500 square feet to house our NEXTBIGSTAR.COM operations in Orlando, Florida under a six month arrangement.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Our directors and executive officers are as follows.


NAME                                       AGE                           POSITION
----                                     --------   --------------------------------------------------
Michael H. Gerber......................      56     Chairman of the Board, President and Chief
                                                    Executive Officer and President of Victory
                                                    Internet Productions
Edgar N. Millington, Jr................      36     Chief Financial Officer, Vice President, Treasurer
                                                    and Secretary and Interim President and Secretary
                                                    of Lightpoint
Art David..............................      41     President of Victory Animation Studios
Jacob (Kobi) Jaeger....................      61     President of Victory Television, Inc.
Michael Collyer........................      58     Director
Charles Wilner.........................      34     Director
Paul Henderson.........................      41     Director
Michael Jay Solomon....................      62     Director


    MICHAEL H. GERBER is our founder and has served as our Chairman of the Board, Chief Executive Officer and President since our inception in May 1999. Mr. Gerber has also served as the President of Victory Internet Productions since January 2000 and served as President of Victory Television, Inc., from June 1999 through July 2000.

    From September 1992 through January 1999, Mr. Gerber operated Gerber Entertainment Group, which he formed to develop and package television programs and feature films. Projects include the special THE MYSTERY OF THE SPHINX (NBC) and THE MYSTERIOUS ORIGINS OF MAN (NBC), both hosted by Charlton Heston; LIBERATION OF THE NAZI CONCENTRATION CAMPS for The Discovery Channel; THE NEWZ, a late night sketch comedy for Columbia Tristar Television; programming and marketing consultant to numerous production and financial companies, including:
Simitar Entertainment, Seventeen Magazine, The Kentucky Derby, The Epic Adventures of Tarzan, Grosso-Jacobson Entertainment, The Salkind/ Chaplin Company, Towers of London, Small Business 2000 (PBS), New Networks, Inc., and The Lewis Horwitz Organization, a division of Imperial Bank. Mr. Gerber is the producer of the documentary entitled STORIES OF THE HOLOCAUST IN ASSOCIATION WITH THE ANTI-DEFAMATION LEAGUE, hosted by Hector Elizondo.

    Between 1980 and 1992, Mr. Gerber held a variety of senior level positions with Viacom Enterprises, rising from Vice President-Business Affairs in 1980 to President of the television division in 1988, with primary responsibility over first run development, production, marketing and sales, all international distribution activities and all program acquisitions. At Viacom, Mr. Gerber was responsible for the acquisition of more than 750 feature films, including:
AMADEUS; THE AFRICAN QUEEN; DEATH WISH II, III and IV; THE DELTA FORCE; HELTER SKELTER; PETER THE GREAT; SUPERMAN III AND IV; CONAN; KENNY ROGERS AS THE GAMBLER; and SANTA CLAUS: THE MOVIE. In the off-network area, Mr. Gerber was responsible for such acquisitions as: ROSEANNE from Carsey-Werner, THE HONEYMOONERS, LOST EPISODES from Jackie Gleason and THE GARY SHANDLING SHOW. In the first-run area, Mr. Gerber oversaw the launch and marketing of such series as THE MONTEL WILLIAMS SHOW, MTV VIDEO MUSIC AWARDS, DOUBLE DARE (NICKELODEON) and the ADVENTURES OF SUPERBOY. During Mr. Gerber's tenure at Viacom, the company acquired over $250 million of programming and generated over $2 billion in sales, including the launch of THE COSBY SHOW for more than $1 billion in syndicated sales.

    Between 1973 and 1979, Mr. Gerber held various senior level positions with Allied Artists Pictures Corporation, with primary responsibility for the negotiation and structure of production, financing and distribution agreements for such motion pictures as CABARET, PAPILLON and THE MAN WHO WOULD BE KING. From 1971 to 1973, Mr. Gerber served as assistant general counsel of Columbia Pictures Industries, the parent of Columbia Pictures Television. From 1969 to 1971, Mr. Gerber was in the law department of Columbia Pictures Television. Mr. Gerber has a B.A. in Economics from St. John's University and a J.D. from St. John's University School of Law.

    EDGAR N. MILLINGTON, JR. has served as our Vice President, Treasurer and Secretary since July 1999 and as Chief Financial Officer since February 2000. Mr. Millington has also served as the Interim President and Secretary of Lightpoint since July 1999. From September 1998 to June 1999, Mr. Millington served as Controller of Lightpoint. From July 1996 to September 1998,
Mr. Millington served as a finance manager and assistant controller for the American Security Insurance Company. From June 1992 to July 1996,
Mr. Millington ran a private accounting practice. Mr. Millington has a B.A. from the Georgia Institute of Technology, College of Management. Mr. Millington is a certified public accountant licensed in the state of Georgia since 1988.

    ART DAVID has served as President of Victory Animation Studios, Inc., one of our subsidiaries, since June 1999. From January 1995 to June 1999, Mr. David formed and operated Wavelight Digital Images, a special effects studio, which created the special effects for such films as DIE HARD 3, JUDGE DREDD, CONTACT, STARSHIP TROOPERS and THE MATRIX. From November 1989 to January 1995, he was at Disney/Post Group designing and executing visual effects and graphic production. From November 1984 to November 1989, Mr. David was an editor at Turner Broadcasting System. Mr. David has a B.A. in television and radio production from Florida State University.


    JACOB (KOBI) JAEGER has served as President of Victory Television, Inc., one of our subsidiaries, since June 2000. From February 1999 through June 2000,
Mr. Jaeger worked as an independent consultant. From June 1994 through January 1999, Mr. Jaeger served as General Manager and co-chairman of Declare Holdings, Inc., a developer of television and motion pictures, through its audiovisual production center in St. Maarten. From January 1989 through May 1994,
Mr. Jaeger served as President of Santa Anna Productions and EuroPanda S.R.L. in Milan, Italy. From February 1986 to June 1990, Mr. Jaeger served in various international co-production partnerships through his releasing company Franklin Media and his own production company, Kobi Jaeger, Inc. From November 1980 to January, 1986, Mr. Jaeger served as President of News Group Productions, a subsidiary of News Ltd. Group, a Rupert Murdoch company. Mr. Jaeger's production credits include Kafka's THE TRIAL starring Anthony Hopkins and Kyle MacLachlan and written by Harold Pinter, FRANKENSTEIN UNBOUND starring Joan Hurt and Raul Julia and the TV series TV STAR, the precursor of the long-running CURRENT AFFAIRS TV program. Mr. Jaeger also produced the feature film SALTY for Twentieth Century Fox and the ensuing TV series SALTY THE SEA LION for ABC.


    MICHAEL COLLYER has served as a director since July 1999. Mr. Collyer is a partner at the law firm Kay Collyer & Boose LLP, where he practices in the entertainment area. From 1966 to 1969, Mr. Collyer taught business law at Columbia University. Mr. Collyer is on the board and serves as the National Chairman of the National Academy of Television Arts and Sciences. He is the author of MOTION PICTURES AND TELEVISION UNDER THE NEW COPYRIGHT STATUTE and is the author of chapters on Television and Television Program Development for the New York State Bar Association's book ENTERTAINMENT LAW. Mr. Collyer is also a member of the Committee on Entertainment Law of the Association of the Bar of the City of New York and a member of the New York City Mayor's Advisory Council on Film and Broadcasting. He is a frequent lecturer and/or panelist at N.Y.U. Film School, Brooklyn Law School, NAPTE, MIP-TV, MIPCOM and Banff Television Film Festival. Mr. Collyer has a B.A. from Williams College and a LL.B. from Columbia University.

    PAUL HENDERSON has served as a director since January 2000. Mr. Henderson has been the Chairman and Chief Executive Officer of Interbanc Mortgage Services, Inc., a mortgage banking firm located in Orlando, since April 1991. Mr. Henderson attended the University of Rhode Island and studied business administration.

    CHARLES WILNER has served as a director since July 1999. Mr. Wilner has been the General Manager and Compliance Officer for Galleon Merchant Banking, Inc. since March 1999. From April 1998 to December 1999, Mr. Wilner served as the Manager of Merit Advisors Group, Inc., a financial consulting firm. From September 1997 to April 1998, Mr. Wilner served as an independent financial consultant. From September 1995 to September 1997, Mr. Wilner was an operations manager for Borders & Accents, Inc. Mr. Wilner is also an adjunct professor at Barry University, where he teaches undergraduate business courses. Mr. Wilner received a B.A. in Economics from the University of Connecticut and an M.B.A. from Barry University.


    MICHAEL JAY SOLOMON has served as a director since August 2000. Since November 1999, Mr. Solomon has been the Chairman and Chief Executive Officer of MAXX International Inc., a full service rights management company. Since September 1994, Mr. Solomon has served as chairman of his own companies, Solomon International Enterprises and Solomon Broadcasting International. Mr. Solomon also has interests in Latin American television networks and production companies in Latin America and Europe. From 1989 to 1994, Mr. Solomon was the President of Warner Bros. International Television. From 1985 to 1989,
Mr. Solomon served as President of Lorimar Pictures. From 1978 to 1985,
Mr. Solomon served as Chairman and CEO of Tele-pictures Corporation, which he co-founded. Mr. Solomon serves on the Board of Directors of the International Council of the National Academy of Television Arts and Sciences and New York University's Stern School of Business. He also currently serves on the board of directors of Team Communications. Mr. Solomon was educated at Emerson College and New York University Stern School of Business. He holds an honorary Doctor of Law degree from Emerson College.


BOARD OF DIRECTORS


    Our board of directors currently consists of five individuals. Our directors are elected at our annual shareholders meeting. The term of each director ends at the next annual meeting of shareholders. Our articles of incorporation and bylaws provide that directors can be removed with or without cause by a majority of the shareholders. Our arrangement with Weatherly Securities Corp., the lead underwriter of this offering, provides Weatherly with the right to designate one nominee to our board of directors for a period of three years. Officers are chosen by and serve at the discretion of the board of directors.



    COMMITTEES OF THE BOARD OF DIRECTORS. We have two standing committees, an audit committee and a compensation committee. Messrs. Collyer, Wilner and Henderson have been appointed as the members of the audit committee and Messrs. Collyer and Wilner have been appointed as the members of our compensation committee. As additional persons join our board of directors following this offering, the membership of these committees may be modified.



    AUDIT COMMITTEE. The audit committee reviews our auditing, accounting, financial reporting and internal control functions and makes recommendations to the board for the selection of independent accountants. In addition, the committee monitors the quality of our accounting principles and financial reporting, as well as the independence of our independent accountants. Upon the consummation of this offering, our audit committee will be comprised of three independent directors in accordance with requirements of the Nasdaq National Market. In discharging its duties, the audit committee:


    - reviews and approves the scope of the annual audit and the independent accountant's fees;

    - meets independently with our internal auditing staff, our independent accountants and our senior management; and

    - reviews the general scope of our accounting, financial reporting, annual audit and internal audit program, matters relating to our internal control systems and the results of the annual audit.

    COMPENSATION COMMITTEE. The compensation committee determines the compensation for employee directors and, after receiving and considering the recommendations of our President, all of our officers and any other employee that the committee may designate from time to time. In addition, the committee approves and administers employee benefit plans.

    OTHER COMMITTEES. Our board of directors may establish other committees from time to time to facilitate the management of our business and affairs.


    DIRECTOR COMPENSATION. Directors do not receive any cash compensation for their service as members of the board of directors, but they are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the board of directors and committee meetings. Directors are eligible to receive options to purchase common stock under our stock option plan. On January 10, 2000, we issued warrants to purchase 50,000 shares of our common stock to Mr. Henderson at an exercise price of $.001 per share and granted options to purchase 100,000 shares of our common stock to him at an exercise price of $.001 per share for services as director, 50,000 of which vested immediately and 50,000 of which will vest after one year if Mr. Henderson remains on our board of directors. On April 18, 2000, we granted to Messrs. Collyer and Wilner options to purchase 35,000 and 10,000 shares of our common stock, respectively, at an exercise price of $3.50 per share, for services as directors.


    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Our compensation committee currently consists of Messrs. Collyer and Wilner. None of our executive officers has served as a director or member of the compensation committee of any other entity whose executive officers served on our board of directors or compensation committee.

EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION


    The table below shows information regarding the annual and long-term compensation for our chief executive officer for our fiscal years ended
June 30, 1999 and 2000 and for each of our other executive officers, who joined Victory after June 30, 1999, for our fiscal year ended June 30, 2000.


                                                                                        LONG TERM COMPENSATION
                                                                                 -------------------------------------
                                                 ANNUAL COMPENSATION                      AWARDS             PAYOUTS
                                        --------------------------------------   ------------------------   ----------
                                                                                               SECURITIES
                                                                                 RESTRICTED    UNDERLYING
                                                                OTHER ANNUAL        STOCK       OPTIONS/       LTIP
NAME AND PRINCIPAL POSITION    YEAR     SALARY($)   BONUS($)   COMPENSATION($)   AWARD(S)($)    SARS(#)     PAYOUTS($)
---------------------------  --------   ---------   --------   ---------------   -----------   ----------   ----------
Michael H. Gerber........      2000     $208,333)      --             --               --            --          --
  Chief Executive Officer,     1999           (1       --             --               --            --          --
  President and Chairman of
  the Board
Edgar N. Millington, Jr...     2000     $ 90,500       --             --               --        10,000          --
  Chief Financial Officer,
  Treasurer and Secretary
Art David................      2000     $150,000       --             --               --        25,000          --
  President of Victory
  Animation Studios, Inc.
Jacob (Kobi) Jaeger......      2000           (3)      --             --               --        25,000          --
  President of Victory
  Television, Inc.


                                ALL OTHER
NAME AND PRINCIPAL POSITION  COMPENSATION($)
---------------------------  ---------------
Michael H. Gerber........        $30,600(2)
  Chief Executive Officer,       $ 2,550(2)
  President and Chairman of
  the Board
Edgar N. Millington, Jr...            --
  Chief Financial Officer,
  Treasurer and Secretary
Art David................             --
  President of Victory
  Animation Studios, Inc.
Jacob (Kobi) Jaeger......             --
  President of Victory
  Television, Inc.


------------------------


(1) Mr. Gerber commenced his employment on May 27, 1999. Mr. Gerber's annualized salary for the fiscal year ended June 30, 1999 was $225,000.



(2) Consists of car rental and residence lease payments. The amount provided for the fiscal year ended June 30, 1999 does not include 5,000,000 founder shares of our common stock purchased by

    Mr. Gerber at par value on May 27, 1999. The value of these shares at a price per share of $11.00, the midpoint of the range shown on the cover of this prospectus, is $55,000,000.



(3) Mr. Jaeger commenced employment on June 18, 2000. Mr. Jaeger's annualized salary for the fiscal year ended June 30, 2000 was $150,000.



OPTION/SAR GRANTS IN FISCAL 2000



    The table below shows information regarding stock options and freestanding stock appreciation rights, or SARS, granted to our chief executive officer and our other executive officers during the fiscal year ended June 30, 2000. The assumed rates of appreciation of 5% and 10% are hypothetical rates of stock price appreciation selected by the SEC and are not intended to, and do not, forecast or assume actual future stock prices. We believe that stock price appreciation, if any, is unpredictable, and we are not aware of any formula that will determine with any reasonable accuracy the present value of stock options. No gain to optionees is possible without an appreciation in stock prices, and any increase will benefit all shareholders commensurately. We cannot assure you that the amounts reflected in this table will be achieved.



                                                                                         POTENTIAL REALIZABLE VALUE
                                                                                              AT ASSUMED ANNUAL
                                                                                            RATES OF STOCK PRICE
                                                                                                APPRECIATION
                                  INDIVIDUAL GRANTS                                          FOR OPTION TERM (2)
--------------------------------------------------------------------------------------   ---------------------------
                                 NUMBER OF      % OF TOTAL
                                 SECURITIES    OPTIONS/SARS
                                 UNDERLYING     GRANTED TO    EXERCISE OR
                                OPTIONS/SARS   EMPLOYEES IN   BASE PRICE    EXPIRATION
NAME                            GRANTED (#)    FISCAL YEAR      ($/SH)         DATE         5%($)          10%($)
----                            ------------   ------------   -----------   ----------   ------------   ------------
Michael H. Gerber.............         --            --            --              --            --             --
Edgar N. Millington, Jr.......     10,000           4.9%           (1)        5/19/03      $127,300       $146,400
Art David.....................     25,000          12.3%           (1)        5/19/03      $318,250       $366,000
Jacob (Kobi) Jaeger...........     25,000          12.3%           (1)        6/19/03      $318,250       $366,000


------------------------


(1) Exercisable at the initial public offering price and vest upon consummation of this offering over a three-year period.



(2) Based on an assumed initial public offering price of $11.00.


AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR END OPTION/SAR VALUES


    The table below shows information concerning the exercise of stock options and freestanding SARs during the fiscal year ended June 30, 2000 by our chief executive officer and our other executive officers and the value of unexercised stock options and freestanding SARs held as of June 30, 2000. The value of unexercised in the money options/SARS at fiscal year end is determined by subtracting the exercise price from the fair market value of the common stock based on an assumed initial public offering price of $11.00 per share, the midpoint of the range shown on the cover of this prospectus, multiplied by the number of shares underlying the options.



                                                                  NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                       UNDERLYING                   IN-THE-MONEY
                                                                UNEXERCISED OPTIONS/SARS            OPTIONS/SARS
                                        SHARES                   AT FISCAL YEAR END (#)        AT FISCAL YEAR END ($)
                                     ACQUIRED ON     VALUE     ---------------------------   ---------------------------
NAME                                 EXERCISE (#)   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                 ------------   --------   -----------   -------------   -----------   -------------
Michael H. Gerber..................       --           --            --             --            --                --
Edgar N. Millington, Jr............       --           --            --         30,000            --          $215,000
Art David..........................       --           --            --         75,000            --          $537,500
Jacob (Kobi) Jaeger................       --           --            --         25,000            --          $      0

EMPLOYMENT CONTRACTS

    MICHAEL H. GERBER. We have entered into an amended and restated five year employment agreement with Michael H. Gerber, our Chief Executive Officer and President, which commenced July 1, 2000. Upon its expiration, the agreement will automatically renew for successive one year terms unless we or Mr. Gerber decide not to renew and provide a written notice to the other party at least 90 days prior to the scheduled expiration date.

    The agreement provides that Mr. Gerber will be the most senior executive reporting to our board of directors and requires Mr. Gerber to devote his full time and attention to us. Mr. Gerber's initial annual base salary of $250,000 is subject to a minimum increase of 15% per year in base salary and a 25% increase in base salary in the first year that we achieve a positive cash flow from operations. Mr. Gerber will also receive an annual bonus based on his and Victory's performance as determined by our board of directors. The agreement also provides for customary benefits, perquisites, expense reimbursement and indemnification.


    Mr. Gerber's employment agreement provides that if he is terminated by us without cause or if he terminates his agreement for good reason, he is entitled to severance benefits of two times his base salary plus additional compensation of $5,000,000 in cash or shares of common stock at his option. Mr. Gerber can terminate his agreement for good reason if his position, duties or responsibilities are diminished, if he is removed from the board of directors, if his salary is reduced, if he is relocated, if Victory is in breach of the agreement or upon a change of control. Mr. Gerber's agreement provides that we will be responsible for any excise tax imposed under Section 4999 of the Internal Revenue Code upon Mr. Gerber's termination.


    The agreement also contains a non-competition provision that precludes Mr. Gerber from competing with us during the period of his employment and for six months after the termination of his employment unless he is terminated without cause or he terminates for good reason. The agreement also contains customary confidentiality provisions.

    ART DAVID. We have entered into an employment agreement with Art David, President of Victory Animation Studios, Inc., which commenced on July 12, 1999 and which is currently scheduled to expire on July 12, 2001. The agreement can be automatically renewed by us for an additional one year period by written notice to Mr. David at least 60 days prior to its scheduled expiration.

    Under his employment agreement, as amended, Mr. David's annual salary will be $150,000 during the first year, $175,000 during the second year and as amended $200,000 during the third year of his employment. Mr. David's employment agreement also provides for the issuance of 50,000 shares of common stock and the grant of options to purchase 50,000 shares of our common stock at an exercise price of $0.25 per share, which can be exercised 60 days after the consummation of this offering for a period of one year.

    The agreement also contains a non-competition provision that precludes
Mr. David from competing with us during the period of his employment or during the twelve months following our last payment of compensation to Mr. David and non-disclosure and confidentiality provisions providing that Mr. David not disclose any confidential information owned by us made known to Mr. David during the term of his employment by us.

    JACOB (KOBI) JAEGER. We have entered into an employment agreement with Jacob (Kobi) Jaeger, President of Victory Television, Inc., which commenced on June 19, 2000 and which is currently scheduled to expire on June 18, 2001. The agreement can be automatically renewed by us for two additional one year periods by written notice to Mr. Jaeger at least 60 days prior to its scheduled expiration.

    Under his employment agreement, Mr. Jaeger's annual salary will be $150,000 during the first year, $175,000 during the second year and $200,000 during the third year of his employment. Mr. Jaeger's employment agreement also provides for the grant of options to purchase 25,000 shares of our common stock under and in accordance with our 2000 Long Term Incentive and Share Award Plan.

    The agreement also contains a non-competition provision that precludes
Mr. Jaeger from competing with us during the period of his employment or during the twelve months following our last payment of compensation to Mr. Jaeger and non-disclosure and confidentiality provisions providing that Mr. Jaeger not disclose any confidential information owned by us made known to Mr. Jaeger during the term of his employment by us.

2000 LONG TERM INCENTIVE AND SHARE AWARD PLAN

    Our 2000 Long Term Incentive and Share Award Plan, which we refer to as our stock option plan, was adopted by our board of directors in April 2000 and approved by written consent of our shareholders in June 2000. The stock option plan provides for the grant of stock options, stock appreciation rights and other share-based awards to employees, officers, directors, consultants and independent contractors of Victory or any of its affiliates.

    The stock option plan authorizes the granting of up to 500,000 shares of our common stock. The stock option plan may be administered by our board of directors or by a committee of the board of directors. The stock option plan provides that the administrator has the authority to determine from time to time the eligible participants to whom stock options are to be granted, the number of shares of common stock for which options are exercisable and the purchase price of the shares, and all other terms and conditions of the options or other share-based awards.

    Options granted under the stock option plan may be incentive stock options, or ISOs, that are intended to meet all of the requirements of an incentive stock option as defined in Section 422 of the Internal Revenue Code or nonqualified stock options, NQSOs, that are not intended to so qualify.

    The price at which shares may be purchased upon exercise of an option shall be fixed by the administrator, in its sole discretion. The option price of an NQSO may be greater than, equal to or less than the fair market value of the underlying shares of common stock on the date of grant. The option price of any ISO will not be less than the fair market value of the underlying shares of common stock on the date of grant. The administrator will also determine the term of each option, provided that the exercise period may not exceed ten years from the date of grant. An optionee may pay the exercise price in cash, by delivering shares of common stock already owned by the optionee and having a fair market value on the date of exercise equal to the option price, or by any other method as the committee may approve. The optionee must pay applicable withholding taxes upon exercise of the option as a condition to receiving the shares. The administrator may impose vesting and other conditions on grants of options. Options may be exercised while the optionee is an employee, officer, director, consultant or advisor or within a specified period after termination of the optionee's employment or services.

                             PRINCIPAL SHAREHOLDERS

    The following table shows information as of June 30, 2000 with respect to the beneficial ownership of our common stock by:

    - each person known by us to beneficially own more than 5% of our common stock;

    - each of our directors;

    - our chief executive officer and our two other most highly compensated executive officers; and

    - all of our directors and executive officers as a group.

    The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Unless otherwise indicated below, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or that are or may become exercisable within 60 days of June 30, 2000 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Subject to the two preceding sentences, percentage of beneficial ownership of common stock is based on 10,031,911 shares of common stock outstanding before this offering and 12,492,339 shares outstanding following this offering. The information shown in the following table excludes any shares which may be purchased in this offering by the respective beneficial owner. Unless otherwise stated, the address for each person listed below is 1000 Universal Studios Plaza, Building 22A, Orlando, Florida 32819.

                                                                            PERCENT BENEFICIALLY OWNED
                                                     NUMBER OF SHARES    --------------------------------
NAME                                                BENEFICIALLY OWNED   BEFORE OFFERING   AFTER OFFERING
----                                                ------------------   ---------------   --------------
5% OR GREATER SHAREHOLDERS, EXECUTIVE OFFICERS AND
  DIRECTORS:
Wardley Investments Limited (1)...................          800,000            7.4%              6.0%
Michael H. Gerber.................................        5,000,000           49.8              40.0
Edgar Millington..................................           20,000              *                 *
Art David.........................................           50,000              *                 *
Michael Collyer (2)...............................           35,000              *                 *
Charles Wilner (3)................................           10,000              *                 *
Paul Henderson (4)................................          592,000            5.7               4.6
All directors and executive officers as a group
  (eight persons).................................        5,707,000           55.0              44.5

------------------------

*   Represents beneficial ownership of less than 1%.


(1) Consists of warrants to purchase 800,000 shares of common stock at an exercise price of $7.00 per share or, in the event that this offering is consummated, 85% of the initial public offering price. We have filed a shelf registration statement registering the underlying shares for resale. The address for Wardley Investments Limited is Havilland Hall, Vaciquiedor, Saint Andrew Guernsey, Channel Islands GY68TP.


(2) Consists of options to purchase 35,000 shares of common stock exercisable within 60 days of June 30, 2000 at an exercise price of $3.50 per share.

(3) Consists of options to purchase 10,000 shares of common stock exercisable within 60 days of June 30, 2000 at an exercise price of $3.50 per share.


(4) Includes warrants to purchase 50,000 shares of common stock exercisable within 60 days at an exercise price of $.001 per share, options to purchase 50,000 shares of common stock exercisable within 60 days of June 30, 2000 at an exercise price of $.001 per share, 298,500 shares of common stock held in the name of Interbanc Mortgage Services, Inc. and warrants to purchase 193,500 shares of common stock at an exercise price of $7.00 per share held in the name of Interbanc Mortgage Services, Inc.


                           RELATED PARTY TRANSACTIONS

    In our private placement of common stock completed on December 17, 1999, Paul M. Henderson, a member of our board of directors, purchased 143,500 shares of our common stock at a purchase price of $3.50 per share and warrants to purchase 143,500 shares of our common stock at an exercise price of $7.00 per share. Mr. Henderson funded this purchase with an interest free promissory note for $502,250. Mr. Henderson has since repaid the promissory note in full.


    Michael Collyer, a member of our board of directors, is a partner at the law firm of Kay, Collyer & Boose LLP, which provides various legal services for Victory. During the year ended June 30, 2000, we paid Mr. Collyer's firm approximately $54,000 for legal services, a substantial portion of which is attributable to litigation relating to NEXTBIGSTAR.COM described under "Business--Legal Proceedings."



    Until December 31, 1999, Charles M. Wilner, a member of our board of directors, was a manager of Merit Advisers Group, Inc., a financial advisory firm. For the years ended June 30, 2000 and 1999, Victory paid approximately $1,417,000 and $968,000, respectively, to Merit Advisors Group, Inc. and its affiliates for business consulting and advisory services. In addition, during the year ended June 30, 1999, Lightpoint issued warrants to purchase 341,241 shares of common stock to Merit Advisors Group, Inc. at an exercise price of $0.25 per share.



    Prior to the consummation of this offering, we anticipate entering into a one year consulting agreement, extendable for two additional one year periods at our option, with Michael Jay Solomon, one of our directors. Under this agreement, following the consummation of this offering, Mr. Solomon will receive a consulting fee of $300,000 per year and a grant of options to purchase 50,000 shares of our common stock under our stock option plan, exercisable at the initial public offering price. Under his consulting agreement, Mr. Solomon will assist us in the marketing and distribution of our television properties and in identifying potential library acquisitions, strategic partners and related e-commerce businesses, both domestically and internationally.



    As a holder of warrants to purchase 800,000 shares of our common stock as described under "Principal Shareholders," Wardley Investments Limited, or Wardley, is the beneficial owner of 7.4% of our common stock prior to this offering. We issued these warrants to Wardley on April 3, 2000 in connection with our private placement with Wardley of a $5,000,000 principal amount 12% senior secured promissory note, which we plan to repay, together with accrued interest, with the proceeds of this offering. We have filed a registration statement registering the shares of common stock underlying these warrants for resale.

                          DESCRIPTION OF CAPITAL STOCK

    Our articles of incorporation authorize the issuance of up to 50,000,000 shares of common stock and 20,000,000 shares of preferred stock, the rights and preferences of which may be established from time to time by our board of directors. As of June 30, 2000, 10,031,911 shares of our common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. As of June 30, 2000, we had 436 shareholders.

COMMON STOCK

    Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Thus, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive ratably any dividends that may be declared by the board of directors out of funds legally available, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably the net assets available after the payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights.

PREFERRED STOCK

    Under our articles of incorporation, our board of directors is authorized, subject to limitations prescribed by law, without further shareholder approval, from time to time to issue up to an aggregate of 20,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences and rights, and any qualifications, limitations or restrictions, of the shares of each of these series, including the number of shares constituting any of these series and dividend rights, dividend rates, conversion rights, voting rights, terms of reduction, including sinking fund provisions, if any, redemption price or prices and liquidation preferences. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control. We have no present plans to issue any shares of preferred stock.

WARRANTS

    SUBSCRIPTION WARRANTS. As of June 30, 2000, we had subscription warrants outstanding to purchase an aggregate of 3,621,625 shares of our common stock at an exercise price of $7.00 per share and subscription warrants outstanding to purchase 110,000 shares of our common stock at an exercise price of $4.00 per share. Of these warrants, warrants to purchase 1,818,000 shares of our common stock expire on July 1, 2001 and warrants to purchase 1,913,625 shares of our common stock expire on December 17, 2001. These warrants are exercisable by the holders at any time, and we have the right to call these warrants for redemption at any time at a redemption price of $0.10 for each underlying share. As of June 30, 2000, we redeemed 122,000 of these warrants for an aggregate redemption price of $12,200.

    INVESTOR WARRANTS. On April 3, 2000, in connection with the issuance of a $5,000,000 senior secured promissory note, we issued to the investor warrants to purchase 800,000 shares of our common stock at an exercise price of $7.00 or, in the event this offering is consummated, 85% of the initial public offering price. These warrants are exercisable at any time, expire on March 28, 2003 and may be exercised on a "cashless" basis.


    PLACEMENT AGENT WARRANTS. On April 3, 2000, we issued to Weatherly Securities Corp., the placement agent in connection with the issuance of our $5,000,000 senior secured promissory note and the lead underwriter of this offering, warrants to purchase 80,000 shares of our common stock at an exercise price $7.00 or, in the event this offering is consummated, 165% of the initial public offering price per share, in a private offering of our securities. These warrants are exercisable at any time, expire on March 28, 2005 and may be exercised on a "cashless" basis.


    CONSULTANT WARRANTS. On November 30, 1998, Lightpoint issued to Merit Advisors Group, Inc., for consulting services to Lightpoint, warrants to purchase 341,241 shares of common stock of Lightpoint at an exercise price of $0.25 per share, which were exchanged for warrants to purchase 341,241 shares of our common stock at the same exercise price upon our acquisition of Lightpoint.


    DIRECTOR WARRANTS. On January 10, 2000, we issued Paul Henderson, one of our directors, warrants to purchase 50,000 shares of common stock at an exercise price of $.001 per share.


    OPTIONS. In addition, other than options issued under our stock option plan, as of June 30, 2000, we had issued options to purchase 500,000 shares of our common stock, comprised of options to purchase 150,000 shares of common stock granted as of July 1, 1999 at an exercise price of $0.25 per share to former officers of Lightpoint, which vest upon consummation of this offering; options to purchase 120,000 shares of common stock granted as of June 9, 1999 to individuals designated to become officers of Victory at an exercise price of $0.25 per share, which vest upon consummation of this offering; options to purchase 100,000 shares to a director granted as of January 10, 2000 at an exercise price of $.001 per share, 50% of which vested upon issuance and 50% of which vest in one year if the grantee remains on our board of directors; options to purchase 35,000 shares of common stock granted as of February 8, 2000 to an officer of Next Big Star LLC at an exercise price of $3.50 per share, which vest upon consummation of this offering; options to purchase 45,000 shares to two directors granted as of April 18, 2000 at an exercise price of $3.50 per share, which vested upon issuance; and options to purchase 50,000 shares of common stock to Ed McMahon on April 18, 2000 at an exercise price of $3.50 per share, which vested upon issuance.


    REGISTRATION RIGHTS. The holder of the investor warrants and the holder of the placement agent warrants described above each have registration rights with respect to their underlying shares of common stock, and the holders of the consultant warrants described above also have the right to have their shares included in any registration statement that we file with the SEC after the consummation of this offering, subject to limited and customary exceptions. Both the holder of the investor warrants and the holder of the private placement warrants have agreed not to sell or otherwise dispose of their warrants or the shares underlying their warrants for a period of 180 days after the effective date of the registration statement of which this prospectus is a part, subject to limited early release if our stock price reaches certain levels as described further under the heading "Shares Eligible for Future Sales--Lock-ups", and the holders of the other warrants described above have agreed not to sell or otherwise dispose of their warrants for a period of one year after the date of this prospectus, subject to limited exceptions.



    We have filed a shelf registration statement registering the shares underlying the investor warrants and the placement agent warrants for resale upon the expiration of the applicable "lock-up" period referred to in the previous paragraph.


LIMITATION OF DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION


    Our articles of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent authorized by Florida law, except that we will indemnify a director or officer in connection with an action initiated by that person only if the action initiated by that person was authorized by our board of directors. The indemnification provided under our articles of incorporation and bylaws includes the right to be paid expenses in advance of any proceeding for which indemnification may be had, PROVIDED that the payment of these expenses incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified.



    As permitted by Florida law, our directors shall not be personally liable to us or our shareholders for monetary damages for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless the director breached or failed to perform his or her duties as a director:



    - in violation of criminal law or in conscious disregard for our best interests or with willful misconduct;



    - in a transaction where he or she derived an improper personal benefit; or



    - for unlawful distributions and in limited other circumstances.



    Under Florida law, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is it was serving at our request as a director, officer, employee, partner or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person's fulfilling one of these capacities. We maintain insurance on behalf of all our officers and directors.


TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is Florida Atlantic Stock Transfer, Inc.

ARTICLES OF INCORPORATION AND BYLAWS


    Under the Florida Business Corporation Act, our board of directors may propose amendments to our articles of incorporation which, other than for enumerated ministerial amendments, then require shareholder approval for adoption. Our bylaws provide that both our shareholders and our board of directors have the power to amend or repeal the provisions in our bylaws. Our bylaws also entitle our shareholders to remove directors with or without cause. In addition, our articles of incorporation and bylaws provide that special meetings of our shareholders may only be called by our board of directors or our officers or a majority of our shareholders.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, we will have 12,492,339 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding warrants and options. Of these shares, the 2,300,000 shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares held by any of our "affiliates," as that term is defined in Rule 144 under the Securities Act. For purposes of Rule 144, an affiliate of ours is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with us. Any shares held by one of our affiliates will be subject to the resale limitations described below on "restricted" securities, as that term is defined in Rule 144.

RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares of our common stock for at least one year is entitled to sell, within any three-month period, a number of shares that is not more than the greater of:


    - 1% of the number of shares of common stock then outstanding, which will equal approximately 124,923 shares immediately after this offering; or


    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks before a notice the sale on Form 144 is filed.

    Sales under Rule 144 must also comply with manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 701

    Subject to limitations on the aggregate offering price of a transaction and other conditions, Rule 701 under the Securities Act may be relied upon regarding the resale of securities originally purchased from us by our employees, directors, officers, consultants or advisors before the date we become subject to the reporting requirements of the Exchange Act, under written compensatory benefit plans or written contracts relating to compensation of those persons. In addition, the SEC has indicated that Rule 701 will apply to the typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of these options, including exercises after the date of this prospectus. Securities described above, beginning 90 days after the date of this prospectus, may be sold (1) by persons other than affiliates, subject only to the manner of sale provisions of Rule 144, and (2) by affiliates under Rule 144 without compliance with its one-year holding period requirement.


    Beginning 90 days after the date of this prospectus, and without consideration of the contractual restrictions described below, 10,007,625 shares of our common stock will become eligible for sale in reliance upon Rule 144 and Rule 701.


RULE 144(K)

    Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days before a sale, and who has beneficially owned the restricted shares for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Upon consummation of this offering, no shares of our common stock will be eligible for immediate sale in the public market without restriction pursuant to Rule 144(k).

LOCK-UPS

    Our officers, directors and shareholders who hold in the aggregate 9,800,625 of the 10,031,891 shares of our common stock outstanding on June 30, 2000 have agreed not to sell any shares of common stock for one year after the date of this prospectus without our prior written consent and the prior written consent of Weatherly Securities Corp., subject to various limited exceptions. As a result of these contractual restrictions and subject to the provisions to Rules 144 and 701, all of these shares will be eligible for sale upon expiration of these agreements.


    In addition, as of June 30, 2000 we had issued options and warrants to purchase 5,670,866 shares of our common stock. Holders of 4,640,836 of these options and warrants have agreed not to sell their options or warrants or the underlying shares of common stock for a period of one year without our prior written consent and the prior written consent of Weatherly Securities Corp., subject to limited exceptions, and holders of 880,000 warrants and the holders of 160,428 shares of common stock to be issued upon the consummation of this offering in connection with the resolution of the CMI litigation have agreed not to sell those securities, and in the case of the warrants, the underlying shares, for a period of 180 days without our prior written consent, except, in the event the average closing price for our common stock during the last 20 trading days of the two months following the consummation of this offering is at least 150% of the initial public offering price, then the holders of the 880,000 warrants may sell up to 30% of the common stock underlying those warrants and, in the event that the average closing price for our common stock during the last 20 trading days of the four months following the consummation of this offering is at least 150% of the initial public offering price, then the holders of the 880,000 warrants may sell up to 60% of the common stock underlying those warrants. However, 80,000 of these warrants, and the underlying shares, are subject to additional restrictions on transfer for a period of one year from the date of this prospectus in order to comply with the underwriting compensation rules of the National Association of Securities Dealers, Inc.


    We have agreed not to offer, sell or dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or any rights to acquire common stock for a period of one year after the date of this prospectus without the prior written consent of Weatherly Securities Corp., subject to various limited exceptions.

REGISTRATION RIGHTS


    The holders of warrants to purchase 880,000 shares of our common stock are parties to agreements that provide these holders with the right to require us to register the sale of shares underlying those warrants concurrent with this offering. If we fail keep the registration statement relating to the resale of these shares effective, we could be subject to cash penalties equal to the greater of 10% of the holder's aggregate exercise price of the warrants or 10% of the then current fair market value of the underlying shares. The holder of the 160,428 shares to be issued in the settlement of the CMI litigation also will have registration rights. Registration of these shares of our common stock will permit the sale of these shares without regard to the restrictions of Rule 144. We have filed a shelf registration statement registering the shares underlying these warrants and the 160,428 shares for resale. We cannot predict the timing of these sales or the effect these sales may have on the market price of our common stock.


SHARES ISSUABLE UPON EXERCISE OF OPTIONS UNDER OUR STOCK OPTION PLAN

    We intend to file one or more registration statements under the Securities Act to register all shares of common stock issued, issuable or reserved for issuance under our stock option plan. These registration statements are expected to be filed as soon as practicable after the date of this prospectus and will automatically become effective upon filing. Following this filing, shares registered under these registration statements will, subject to the 180-day lock-up agreements described above and Rule 144 volume limitations applicable to affiliates, be available for sale in the open market.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, the underwriters of the offering named below, for whom Weatherly Securities Corp. and M.R. Beal & Company are acting as representatives, have each agreed to purchase from us the respective number of shares of common stock shown opposing its name below:

UNDERWRITERS                                                  NUMBER OF SHARES
------------                                                  ----------------
Weatherly Securities Corp...................................
M.R. Beal & Company.........................................
                                                                 ---------
Total.......................................................     2,300,000
                                                                 =========

    The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the shares of common stock are purchased by the underwriters under the underwriting agreement, then all of the shares of common stock that the underwriters have agreed to purchase under the underwriting agreement must be purchased. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 345,000 additional shares described below.

PAID BY US                                             NO EXERCISE   FULL EXERCISE
----------                                             -----------   -------------
Per share............................................    $             $
Total................................................    $             $

    The representatives have advised us that the underwriters propose to offer the shares of common stock directly to the public at the initial public offering price shown on the cover page of this prospectus, and to dealers, who may include the underwriters, at the initial public offering prices less a selling
concession not in excess of $    per share. The underwriters may allow, and the
dealers may reallow, a concession not in excess of $    per share to brokers and
dealers. After the offering, the underwriters may change the offering price and other selling terms.

    We have granted to the underwriters an option to purchase up to an aggregate of 345,000 additional shares of common stock, exercisable solely to cover over-allotments, if any, at the initial public offering price less the underwriting discounts and commissions shown on the cover of this prospectus. The underwriters may exercise this option at any time until 45 days after the date of the underwriting agreement. If this option is exercised, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to the underwriter's initial commitment as indicated in the preceding table, and we will be obligated under the over-allotment option to sell the shares of common stock to the underwriters.


    We, our executive officers and directors and persons who hold more than 9,800,625 shares of our outstanding common stock and 4,640,836 shares issuable upon the exercise of outstanding options and warrants have agreed not to directly or indirectly, subject to limited exceptions, do any of the following, whether any transaction described below is to be settled by delivery of common stock or other securities, in cash or otherwise, in each case without our prior written consent and the consent of

Weatherly Securities Corp. on behalf of the underwriters, for a period of one year after the date of this prospectus, subject to limited exceptions:


    - offer, sell or otherwise dispose of, or enter into any transaction or arrangement that is designed or could be expected to, result in the disposition or purchase by any person at any time in the future of, any shares of common stock or securities convertible into or exchangeable for common stock or substantially similar securities;

    - enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or

    - sell or grant options, rights or warrants with respect to any shares of our common stock or securities convertible into or exchangeable for our common stock or substantially similar securities, other than the grant of options under the option plan existing on the date hereof.

    The restrictions described in the previous paragraph do not apply to:

    - the common stock sold under this prospectus or acquired in the open market following the commencement of this offering

    - shares of common stock issued in connection with the settlement of the CMI litigation; or

    - shares of common stock we issue under employee benefit plans, our stock option plan or other employee compensation plans existing on the date of this prospectus or under currently outstanding options, warrants or rights.


    In addition, holders of an additional 880,000 shares underlying warrants and the holder of 160,428 shares of common stock to be issued upon consummation of this offering in connection with the resolution of the CMI litigation have agreed, except in limited circumstances, not to sell those securities, and in the case of the warrants, the underlying shares, for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without our consent, subject to limited exceptions further described under "Shares Eligible for Future Sale--Lock-ups." We have filed a shelf registration statement registering for resale up to 880,000 shares underlying warrants and the 160,428 shares. Each of these holders, acting as a principal for its own account or in brokerage transactions at prevailing market prices or in transactions at negotiated prices, may offer the shares for sale. It is not possible at the present time to determine the price to the public in any sale of the shares by these holders.


    Prior to the offering, there has been no public market for the shares of our common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of the common stock, the representatives will consider, among other things and in addition to prevailing market conditions:

    - our historical performance and capital structure;

    - estimates of our business potential and earnings prospectus;

    - an overall assessment of our management;

    - our lack of historical results of operations; and

    - the consideration of the above factors in relation to market valuation of companies in related businesses.


    Our common stock has been approved for listing on the Nasdaq National Market under the symbol VICT.

    We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make for these liabilities.


    We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $2,150,000.


    Until the distribution of the common stock is completed, rules of the Commission may limit the ability of the underwriters and selling group members to bid for and purchase shares of common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of the common stock. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.

    The underwriters may create a short position in the common stock in connection with the offering, which means that they sell more shares than are shown on the cover of this prospectus. If the underwriters create a short position, then the representatives may reduce that short position by purchasing common stock in the open market. The representatives also may elect to reduce any short position by exercising all or part of the over-allotment option.

    The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed five percent of the total number of shares of common stock offered by them.

    The representatives also may impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it was to discourage resales of the security by purchasers in an offering.

    Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

    Any offers in Canada will be made only under an exemption from the requirements to file a prospectus in the relevant province of Canada where the sale is made.

    It is expected that delivery of the shares will be made to investors on or
about       , 2000.


    The representatives and their affiliates may in the future provide investment banking, financial advisory and other services to us or our affiliates for which these representatives may receive customary fees and commissions. Additionally, Weatherly Securities Corp. acted as private placement agent in connection with an offering of ours which was completed on April 3, 2000, for which it received warrants exercisable for 80,000 shares of our common stock at an exercise price equal to $7.00 or, in the event this offering is consummated, 165% of the initial offering price per share to the public of our common stock under this prospectus following the consummation of this offering.



    In connection with this offering, we have agreed to grant the underwriters warrants exercisable for 10% of the total number of shares of our common stock sold in this offering, against which the warrants to purchase 80,000 shares referred to in the immediately preceding paragraph will be credited, at an exercise price equal to 165% of the initial offering price per share to the public of our common stock under this prospectus. In addition, we have agreed to reimburse the underwriters for some of the out-of-pocket expenses incurred by them in connection with this offering and to pay the underwriters a non-accountable expense allowance equal to 3% of the gross proceeds from the sale of our common stock in this offering.



    To comply with the provisions of Rule 2710 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding underwriting compensation, the warrants to purchase shares of common stock to be received by the underwriters in connection with this offering referred to above and the warrants to purchase 80,000 shares referred to above, together with the underlying shares, will be restricted from sale, transfer, pledge, assignment or hypothecation for a period of one year from the date of this prospectus, subject to limited exceptions.


                                 LEGAL MATTERS

    The valid issuance of our common shares offered in this offering will be passed upon for us by Lowndes, Drosdick, Doster, Kantor & Reed, P.A., Orlando, Florida. Cahill Gordon & Reindel, New York, New York, is acting as counsel for Victory and Ruskin, Moscou, Evans & Faltischeck, P.C., Mineola, New York, is acting as counsel to the underwriters in connection with legal matters relating to this offering.

                                    EXPERTS


    The financial statements included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods shown in their report (which contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the SEC under the Securities Act a registration statement on Form S-1 with respect to shares of the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all the information shown in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information pertaining to us and the common stock offered hereby, reference is made to the registration statement, including the exhibits and schedule thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, DC, 20549 and at the regional offices of the SEC located at 75 Park Place, New York, New York 10007, and Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website that contains reports and other information that is filed through the SEC's EDGAR System. The website can be accessed at HTTP://WWW.SEC.GOV.

    We intend to furnish our shareholders with annual reports containing audited financial statements and quarterly reports containing unaudited interim financial information for the first three fiscal quarters of each fiscal year.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS..........                 F-2

CONSOLIDATED FINANCIAL STATEMENTS

  Balance sheets............................................                 F-3

  Statements of operations..................................                 F-4

  Statements of capital deficit.............................                 F-5

  Statements of cash flows..................................                 F-6

  Notes to consolidated financial statements................          F-7 - F-20

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
Victory Entertainment Corp.


    We have audited the accompanying balance sheets of the predecessor corporation, LightPoint Entertainment, Inc., as of June 30, 1998 and 1999, and Victory Entertainment Corp. and subsidiaries as of June 30, 2000 and the related statements of operations, capital deficit, and cash flows of LightPoint Entertainment, Inc. for the period from inception (July 31, 1997) through June 30, 1998 and for the year ended June 30, 1999 and of Victory Entertainment Corp. and subsidiaries for the year ended June 30, 2000. These financial statements are the responsibility of Victory Entertainment Corp.'s (the "Company") management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the predecessor corporation, LightPoint Entertainment, Inc., as of June 30, 1998 and 1999 and Victory Entertainment Corp. and subsidiaries as of June 30, 2000, and the results of operations and cash flows of LightPoint Entertainment, Inc. for the period from inception (July 31, 1997) through June 30, 1998 and for the year ended June 30, 1999 and of Victory Entertainment Corp. and subsidiaries for the year ended
June 30, 2000 in conformity with generally accepted accounting principles.



    As discussed in Note 2, effective July 1, 1999, the predecessor corporation, LightPoint Entertainment, Inc., entered into an Agreement and Plan of Merger with Premium Entertainment Corp., a wholly-owned subsidiary of the Company. Upon consummation of the merger, 2,072,600 shares of the Predecessor's common stock were exchanged for an equal number of common shares of the Company, and the Predecessor's founding shareholder surrendered 1,900,000 shares of the Predecessor's common stock.


    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the financial statements, the Company's recurring losses from operations, negative working capital, capital deficit and a default under its notes payable raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                      BDO Seidman, LLP


New York, New York
August 4, 2000, except for Note 6, as to which the date is September 6, 2000, and
  Note 11, as to which the date is August 22, 2000

            VICTORY ENTERTAINMENT CORP. AND PREDECESSOR CORPORATION

                          CONSOLIDATED BALANCE SHEETS


                                                                              JUNE 30,
                                                              -----------------------------------------
                                                                 1998           1999           2000
                                                              -----------   ------------   ------------
                           ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $     8,661   $    459,846   $  1,517,202
  Short-term investments....................................           --             --         75,000
  Accounts receivable.......................................       33,858         25,798         56,278
  Prepaid expenses..........................................           --         17,583         66,264
  Prepaid license fee (Note 4)..............................      103,571             --             --
                                                              -----------   ------------   ------------
      TOTAL CURRENT ASSETS..................................      146,090        503,227      1,714,744
                                                              -----------   ------------   ------------

PROPERTY AND EQUIPMENT:
  Production equipment......................................      436,602        718,762        972,881
  Software..................................................      389,895        510,834        765,113
  Furniture and equipment...................................       33,116         38,483         29,563
  Leasehold improvements....................................       14,227         20,489             --
                                                              -----------   ------------   ------------
                                                                  873,840      1,288,568      1,767,557
Less accumulated depreciation and amortization..............      137,246        467,552        817,864
                                                              -----------   ------------   ------------
      NET PROPERTY AND EQUIPMENT............................      736,594        821,016        949,693
                                                              -----------   ------------   ------------
DEFERRED OFFERING COSTS (Note 3)............................           --             --        435,740
DEFERRED LOAN COSTS (Note 6)................................           --             --        527,522
INTELLECTUAL PROPERTY, net (Note 5).........................      250,000        275,003        235,717
DEPOSITS....................................................           --          7,500             --
                                                              -----------   ------------   ------------
                                                              $ 1,132,684   $  1,606,746   $  3,863,416
                                                              ===========   ============   ============

              LIABILITIES AND CAPITAL DEFICIT

CURRENT LIABILITIES:
  Notes payable (Note 6)....................................  $ 2,000,000   $  2,000,000   $  7,000,000
  Accounts payable..........................................      578,703        732,059        578,579
  License fee payable (Note 4)..............................           --        317,050             --
  Accrued payroll and related taxes.........................      218,936        376,695         40,541
  Accrued interest (Note 6).................................      185,417        520,417        970,417
  Unearned revenue (Note 11)................................           --             --        140,000
  Settlement payable (Note 7)...............................           --         50,000         37,500
                                                              -----------   ------------   ------------
      TOTAL CURRENT LIABILITIES.............................    2,983,056      3,996,221      8,767,037
                                                              -----------   ------------   ------------

COMMITMENTS AND CONTINGENCIES (Notes 5, 6, and 11)..........

CAPITAL DEFICIT (Note 8):
  Preferred stock $.001 par value, authorized 20,000,000
    shares; none issued.....................................           --             --             --
  Common stock $.001 par value, authorized 50,000,000
    shares; issued and outstanding 163,800, 7,992,600 and
    10,031,911 shares.......................................          164          7,993         10,032
  Additional paid-in capital................................      159,336     20,311,184     27,919,233
  Common stock notes receivable.............................           --       (213,750)            --
  Unearned compensation.....................................           --    (12,744,900)   (10,712,450)
  Accumulated deficit.......................................   (2,009,872)    (9,750,002)   (22,120,436)
                                                              -----------   ------------   ------------
      TOTAL CAPITAL DEFICIT.................................   (1,850,372)    (2,389,475)    (4,903,621)
                                                              -----------   ------------   ------------
                                                              $ 1,132,684   $  1,606,746   $  3,863,416
                                                              ===========   ============   ============


          See accompanying notes to consolidated financial statements.

            VICTORY ENTERTAINMENT CORP. AND PREDECESSOR CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                          PERIOD FROM
                                                           INCEPTION
                                                        (JULY 31, 1997)      YEAR ENDED JUNE 30,
                                                            THROUGH       --------------------------
                                                         JUNE 30, 1998       1999           2000
                                                        ---------------   -----------   ------------
REVENUES..............................................    $   579,170     $   221,905   $    310,026
                                                          -----------     -----------   ------------

EXPENSES:
  Operating...........................................        860,060       1,335,451      4,489,536
  General and administrative (Note 12)................      1,247,653       3,038,832      4,539,511
  Common stock, options and warrants issued for
    general and administrative services...............             --       2,874,563      2,671,450
  Depreciation and amortization.......................        137,246         347,516        404,484
  Abandonment of software and equipment...............        150,000           8,490          7,971
                                                          -----------     -----------   ------------
      Total expenses..................................      2,394,959       7,604,852     12,112,952
                                                          -----------     -----------   ------------
LOSS FROM OPERATIONS..................................     (1,815,789)     (7,382,947)   (11,802,926)

INTEREST EXPENSE, NET:
  Interest expense....................................       (194,083)       (357,183)      (628,843)
  Interest income.....................................             --              --         61,335
                                                          -----------     -----------   ------------
      Interest Expense, net...........................       (194,083)       (357,183)      (567,508)
                                                          -----------     -----------   ------------
NET LOSS..............................................    $(2,009,872)    $(7,740,130)  $(12,370,434)
                                                          ===========     ===========   ============
NET LOSS PER COMMON SHARE--BASIC AND DILUTED..........    $    (19.01)    $     (5.05)  $      (1.32)
                                                          ===========     ===========   ============
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING--
  BASIC AND DILUTED...................................        105,731       1,533,650      9,381,538
                                                          ===========     ===========   ============


          See accompanying notes to consolidated financial statements.

            VICTORY ENTERTAINTMENT CORP. AND PREDECESSOR CORPORATION


                   CONSOLIDATED STATEMENTS OF CAPITAL DEFICIT


                             PREFERRED STOCK            COMMON STOCK        ADDITIONAL      COMMON
                         ------------------------   ---------------------     PAID-IN     STOCK NOTES     UNEARNED
                           SHARES       AMOUNT        SHARES      AMOUNT      CAPITAL     RECEIVABLE    COMPENSATION
                         ----------   -----------   ----------   --------   -----------   -----------   -------------
Issuance of common to
  LightPoint founders
  on
  July 31, 1997........          --            --      100,000   $   100    $      (100)   $      --    $         --
Sale of common stock
  and warrants.........          --            --       63,800        64        159,436           --              --
Net loss...............          --            --           --        --             --           --              --
                         ----------   -----------   ----------   -------    -----------    ---------    ------------
BALANCE, JUNE 30,
  1998.................          --            --      163,800       164        159,336           --              --
Sale of common stock
  and warrants.........          --            --    1,858,800     1,859      4,533,355     (208,750)             --
Issuance of common
  stock warrants for
  consulting
  services.............          --            --           --        --        710,463           --              --
Issuance of common
  stock for
  compensation.........          --            --       50,000        50        113,950           --              --
Issuance of common
  stock to Victory
  founder on May 27,
  1999.................          --            --    5,000,000     5,000     12,495,000       (5,000)    (12,495,000)
Issuance of common
  stock to Victory
  officers and
  consultants on
  June 9, 1999.........          --            --      920,000       920      2,299,080           --        (249,900)
Net loss...............          --            --           --        --             --           --              --
                         ----------   -----------   ----------   -------    -----------    ---------    ------------
BALANCE, JUNE 30,
  1999.................          --            --    7,992,600   $ 7,993    $20,311,184    $(213,750)   $(12,744,900)
Issuance of common
  stock for
  compensation.........          --            --       50,000        50        113,950           --              --
Sale of common stock
  and warrants.........          --            --    1,965,025     1,965      6,861,323           --              --
Issuance of common
  stock options to
  director.............          --            --           --        --        350,000           --        (350,000)
Issuance of common
  stock warrants to
  director.............          --            --           --        --        175,000           --              --
Amortization of
  unearned
  compensation.........          --            --           --        --             --           --       2,382,450
Exercise of common
  stock warrants.......          --            --       10,000        10         69,990           --              --
Proceeds from common
  stock notes
  receivable...........          --            --           --        --             --      213,750              --
Issuance of common
  stock in settlement
  of accounts
  payable..............          --            --       14,286        14         49,986           --              --
Redemption of common
  stock warrants.......          --            --           --        --        (12,200)          --              --
Net loss...............          --            --           --        --             --           --              --
                         ----------   -----------   ----------   -------    -----------    ---------    ------------
BALANCE, JUNE 30,
  2000.................          --   $        --   10,031,911   $10,032    $27,919,233    $      --    $(10,712,450)
                         ==========   ===========   ==========   =======    ===========    =========    ============

                                           TOTAL
                         ACCUMULATED      CAPITAL
                           DEFICIT        DEFICIT
                         ------------   ------------
Issuance of common to
  LightPoint founders
  on
  July 31, 1997........  $        --    $         --
Sale of common stock
  and warrants.........           --         159,500
Net loss...............   (2,009,872)     (2,009,872)
                         ------------   ------------
BALANCE, JUNE 30,
  1998.................   (2,009,872)     (1,850,372)
Sale of common stock
  and warrants.........           --       4,326,464
Issuance of common
  stock warrants for
  consulting
  services.............           --         710,463
Issuance of common
  stock for
  compensation.........           --         114,000
Issuance of common
  stock to Victory
  founder on May 27,
  1999.................           --              --
Issuance of common
  stock to Victory
  officers and
  consultants on
  June 9, 1999.........                    2,050,100
Net loss...............   (7,740,130)     (7,740,130)
                         ------------   ------------
BALANCE, JUNE 30,
  1999.................  $(9,750,002)   $ (2,389,475)
Issuance of common
  stock for
  compensation.........           --         114,000
Sale of common stock
  and warrants.........           --       6,863,288
Issuance of common
  stock options to
  director.............           --              --
Issuance of common
  stock warrants to
  director.............           --         175,000
Amortization of
  unearned
  compensation.........           --       2,382,450
Exercise of common
  stock warrants.......           --          70,000
Proceeds from common
  stock notes
  receivable...........           --         213,750
Issuance of common
  stock in settlement
  of accounts
  payable..............           --          50,000
Redemption of common
  stock warrants.......           --         (12,200)
Net loss...............  (12,370,434)    (12,370,434)
                         ------------   ------------
BALANCE, JUNE 30,
  2000.................  $(22,120,436)  $ (4,903,621)
                         ============   ============


          See accompanying notes to consolidated financial statements.

            VICTORY ENTERTAINMENT CORP. AND PREDECESSOR CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                  PERIOD FROM
                                                              INCEPTION (JULY 31,      YEAR ENDED JUNE 30,
                                                                 1997) THROUGH      --------------------------
                                                                 JUNE 30, 1998         1999           2000
                                                              -------------------   -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................      $(2,009,872)      $(7,740,130)  $(12,370,434)
  Adjustments to reconcile net loss to net cash used for
    operating activities:
    Depreciation and amortization...........................          137,246           347,516        404,484
    Amortization of deferred loan costs.....................               --                --        175,841
    Abandonment of software and equipment...................          150,000             8,490          7,971
    Common stock, options and warrants issued for
      compensation and consulting services..................               --         2,874,563        289,000
    Amortization of unearned compensation...................               --                --      2,382,450
    Net increase (decrease) in cash flows from changes in:
      Accounts receivable...................................          (33,858)            8,060        (30,480)
      Prepaid expenses......................................               --           (17,583)       (48,681)
      Prepaid license fee...................................         (103,571)          103,571             --
      Accounts payable......................................          578,703           153,356       (103,480)
      License fee payable...................................               --           317,050       (317,050)
      Accrued payroll and related taxes.....................          218,936           157,759       (336,154)
      Accrued interest......................................          185,417           335,000        450,000
      Unearned revenue......................................               --                --        140,000
      Settlement payable....................................               --            50,000        (12,500)
                                                                  -----------       -----------   ------------
Net cash used for operating activities......................         (876,999)       (3,402,348)    (9,369,033)
                                                                  -----------       -----------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................       (1,023,840)         (440,428)      (501,846)
  Purchase of intellectual property.........................         (250,000)          (25,003)            --
  Purchase of short-term investments........................               --                --        (75,000)
  Change in deposits........................................               --            (7,500)         7,500
                                                                  -----------       -----------   ------------
Net cash used for investing activities......................       (1,273,840)         (472,931)      (569,346)
                                                                  -----------       -----------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment of deferred offering costs........................               --                --       (435,740)
  Payment of deferred loan costs............................               --                --       (703,363)
  Proceeds from issuance of notes payable...................        2,000,000                --      5,000,000
  Proceeds from sale of common stock and warrants...........          159,500         4,326,464      6,863,288
  Exercise of common stock warrants.........................               --                --         70,000
  Redemption of common stock warrants.......................               --                --        (12,200)
  Proceeds from common stock notes receivable...............               --                --        213,750
                                                                  -----------       -----------   ------------
Net cash provided by financing activities...................        2,159,500         4,326,464     10,995,735
                                                                  -----------       -----------   ------------
Net increase in cash and cash equivalents...................            8,661           451,185      1,057,356
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............               --             8,661        459,846
                                                                  -----------       -----------   ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................      $     8,661       $   459,846   $  1,517,202
                                                                  ===========       ===========   ============
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................      $     8,666       $    57,460   $      2,537
                                                                  ===========       ===========   ============
Non-cash financing activities:
  Issuance of common stock and warrants in exchange for
    common stock notes receivable...........................      $        --       $   213,750   $         --
  Issuance of common stock in settlement of accounts
    payable.................................................               --                --         50,000
  Issuance of common stock for unearned compensation........               --        12,744,900        350,000


          See accompanying notes to consolidated financial statements.

            VICTORY ENTERTAINMENT CORP. AND PREDECESSOR CORPORATION


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS


    Victory Entertainment Corp. ("Victory" or the "Company") was organized on May 27, 1999 in the State of Florida and had no significant operations or assets until it acquired LightPoint Entertainment, Inc. ("LightPoint" or the "predecessor corporation") in a merger on July 1, 1999 (see Note 2). Victory is an integrated entertainment company specializing in developing, producing and distributing television and internet programming through its wholly-owned subsidiaries Victory Television, Inc.; Victory Animation Studios, Inc.; Victory Internet Productions, Inc.; Vamps Productions, Inc.; Victory Distribution, Inc. and LightPoint Entertainment, Inc. The financial statements of Victory from May 27, 1999 (the date of inception) through June 30, 1999 are not included in these financial statements since that information is not considered meaningful as Victory had minimal activity.



    LightPoint, was organized on July 31, 1997 in the State of Florida for the purpose of providing full-service production services specializing in multi-media 3D graphics and animation and producing children's television programs, specifically THE DOOLEY AND PALS SHOW. As discussed in Note 2, LightPoint entered into a merger agreement effective July 1, 1999, whereby it became a wholly-owned subsidiary of Victory Entertainment Corp.



    The financial statements for the period from inception of LightPoint
(July 31, 1997) through June 30, 1998 and the year ended June 30, 1999 are those of LightPoint. The financial statements for the year ended June 30, 2000 are those of the Company and its wholly-owned subsidiaries, which includes LightPoint.


PRINCIPLES OF CONSOLIDATION


    The consolidated financial statements as of June 30, 2000 and for the year then ended include the accounts of Victory, its wholly-owned subsidiaries and the NEXTBIGSTAR.COM joint venture (see Note 10). All significant intercompany transactions have been eliminated in consolidation.


USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

DEFERRED OFFERING COSTS


    Fees, costs and expenses related to the proposed public offering are capitalized and will be charged against the proceeds therefrom. If the proposed offering is not consummated, the deferred costs will be expensed. (See Note 3).

            VICTORY ENTERTAINMENT CORP. AND PREDECESSOR CORPORATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DEFERRED LOAN COSTS



    Deferred loan costs were incurred in connection with a note payable (See
Note 6) and are being amortized over the term of the loan of one year unless an initial public offering ("IPO") occurs prior to March 28, 2001, at which time the unamortized balance will be expensed.


PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

Production equipment........................................  3--10 years
Software....................................................  3--5 years
Furniture and equipment.....................................  3--7 years
Leasehold improvements......................................  Life of lease

IMPAIRMENT

    Assets are evaluated for impairment when events change or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. When any such impairment exists, the related assets are written down to fair value.

INTELLECTUAL PROPERTY


    Intellectual property represents the costs of acquired rights to certain intellectual properties associated with THE DOOLEY AND PALS SHOW. Intellectual property is amortized on a straight-line basis over the estimated useful life of THE DOOLEY AND PALS SHOW of seven years. Amortization began on July 1, 1999 when the merger became effective (see Notes 2 and 5).


LOSS PER SHARE


    Loss per share is based upon the weighted average number of common shares outstanding during each period. Diluted loss per share does not differ from basic loss per share since the effect of potential common shares is anti-dilutive. Potential common shares as of June 30, 2000 include 668,000 common stock options and 5,002,866 common stock warrants.


REVENUE RECOGNITION


    Revenues for all periods include fees for animation graphics services performed by the Company and are recorded as the work is performed. During the year ended June 30, 2000, the Company began recognizing sponsorship revenue in connection with NEXTBIGSTAR.COM over the sponsorship period, which ranged from 30 to 45 days.


CONCENTRATION OF CREDIT RISK


    The Company's revenues were generated from animation graphic services performed for third parties. Revenues from one customer represented 62%, 76% and 32% of total revenues for the period

            VICTORY ENTERTAINMENT CORP. AND PREDECESSOR CORPORATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

from inception (July 31, 1997) to June 30, 1998 and the years ended June 30, 1999 and 2000, respectively.


STOCK-BASED COMPENSATION


    The Company accounts for stock-based compensation under the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). As permitted by SFAS 123, the Company has elected to continue to follow Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees" and related interpretations in accounting for stock-based compensation to employees. Stock options and warrants granted to nonemployees are valued using a Black-Scholes option pricing model with appropriate assumptions for risk-free investment rates, expected lives, dividend yields and volatility factors. The value of options and warrants granted or issued to nonemployees is charged to appropriate asset or expense accounts when the options and warrants are granted or issued.


FAIR VALUE OF FINANCIAL INSTRUMENTS


    Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2000. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature or they are receivable or payable on demand.


SEGMENT INFORMATION

    The Company currently does not identify separate operating segments for management reporting purposes. Separate and discrete financial information of the various operating subsidiaries is currently not being evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The consolidated results of operations are currently the basis on which management evaluates operations and makes business decisions.

RECENT ACCOUNTING PRONOUNCEMENTS


    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133, as amended by SFAS 138, requires companies to recognize all derivative contracts as either assets or liabilities in the balance sheet and to measure them at fair value. SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Historically, the Company has not entered into derivative contracts and does not expect to have any hedging activities in the future. Accordingly, the adoption of SFAS 133 on July 1, 2000 did not affect the Company's financial statements.



    In June 2000, the FASB issued Statement of Financial Accounting Standards No. 139, "Rescission of FASB Statement No. 53 and Amendments to FASB Statements No. 63, 89 and 121" ("SFAS 139"). SFAS 139 requires companies that previously were subject to the requirements of SFAS 53 to follow the guidance in AICPA Statement of Position No. 00-2, "Accounting by Producers and Distributors of

            VICTORY ENTERTAINMENT CORP. AND PREDECESSOR CORPORATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Films" ("SOP 00-2"), SOP 00-2 is effective for financial statements for fiscal years beginning after December 15, 2000. The Company has not yet evaluated the impact of SOP 00-2 on its financial statements.


    In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 ("FIN 44"), Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25. FIN 44 clarifies the application of Opinion No. 25 for (a) the definition of employee for purposes of applying Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 2, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. The Company believes that the impact of FIN 44 will not have a material effect on the Company's financial position or results of operations.

2. MERGER AGREEMENT

    Effective July 1, 1999, Premium Entertainment Corp. ("Premium"), a wholly-owned subsidiary of Victory entered into an Agreement and Plan of Merger ("Merger Agreement") with LightPoint. The Merger Agreement provided for a business combination whereby LightPoint and Premium were merged into a single corporation, in which LightPoint was the surviving corporation and replaced Premium as a wholly-owned subsidiary of Victory. As part of this Merger Agreement, 2,072,600 shares of common stock of LightPoint were exchanged for an equal number of common shares of Victory and the majority shareholder of LightPoint surrendered 1,900,000 shares of LightPoint common stock. Furthermore, warrants to purchase 2,239,841 shares of LightPoint common stock were exchanged for an equal number of warrants to purchase shares of common stock of Victory. The transaction was accounted for as a recapitalization of LightPoint. Accordingly, the 1,900,000 shares surrendered by Lightpoint's majority shareholder was recorded retroactively to Lightpoint's date of inception.

3. GOING CONCERN


    The Company and the Predecessor have experienced recurring losses from operations, have negative working capital and a capital deficit. In addition, LightPoint is currently in litigation in connection with a default under notes payable amounting to $2,000,000 (see Note 6). These matters raise substantial doubt about the Company's ability to continue as a going concern.



    The Company's current projects include the production and distribution of THE DOOLEY AND PALS SHOW and the production of NEXTBIGSTAR.COM, an online entertainment talent search hosted by television personality Ed McMahon. The Company raised $6.9 million from July 28, 1999 through December 17, 1999 in a private offering which enabled it to commence production of THE DOOLEY AND PALS SHOW and launch the NEXTBIGSTAR.COM project. In April 2000, the Company received net proceeds of $4.3 million in a private placement of a note payable and warrants (see Note 6). The Company determined there is a need for public financing in order to provide for the continued funding of these and additional projects. Accordingly, the Company is in the process of an IPO to sell 2,300,000 shares of common stock at a price of $11 per share. The Company estimates they will receive net proceeds of approximately $21 million in this offering. As of June 30, 2000, the Company incurred $435,740 in deferred offering costs.

            VICTORY ENTERTAINMENT CORP. AND PREDECESSOR CORPORATION

3. GOING CONCERN (CONTINUED)

    The Company's ability to continue as a going concern remains dependent upon the success of THE DOOLEY AND PALS SHOW, the NEXTBIGSTAR.COM project and the ability to complete the proposed IPO. However, there can be no assurances that this offering will occur or that THE DOOLEY AND PALS SHOW and the NEXTBIGSTAR.COM project will yield positive operating results in the future. In the event that the proposed IPO is not consummated on a timely basis, the Company will need to seek additional financing from other sources. The Company believes that revenues from operating activities during the next 12 months will not be sufficient to support operations during that period. There can be no assurance that the Company will be able to find alternate financing on a timely basis, if at all.


4. LICENSE AGREEMENT

    In August 1997, LightPoint entered into an agreement with Walt Disney World Co. ("Disney") to operate a 3D graphics department at Disney-MGM Studios for a term of five years terminating in October 2002. LightPoint agreed to pay Disney a total of $1,000,000 over the term to operate the graphics department, and Disney agreed to utilize LightPoint's graphics department for its 3D graphic production needs and to provide LightPoint with facility space and other office support on Disney premises. Pursuant to the agreement, a letter of credit in the amount of $650,000 was required to be posted by the Company and certain property and equipment was pledged as security. Furthermore, LightPoint agreed to pay royalties to Disney representing the greater of $150,000 in the first year and $200,000 annually thereafter, or a percentage of gross revenue derived from production work generated by the department, as defined in the agreement.

    In July 1999, the agreement was effectively terminated, and the original agreement amount of LightPoint's obligation was reduced to $575,000, of which $246,429 and $328,571 is included in general and administrative expenses for the periods ended June 30, 1998 and 1999, respectively. Royalty fees related to this agreement amounted to $112,500 and $187,500 for the periods ended June 30, 1998 and 1999, respectively. LightPoint prepaid $103,571 of these license and royalty fees as of June 30, 1998 and accrued $317,050 of these fees as of June 30, 1999.


    Furthermore, LightPoint paid Disney a total of $49,500 during a 90-day period commencing July 9, 1999 for the option to discuss possible restructuring of the original agreement. A restructuring had not been negotiated as of the end of the 90-day period, at which time the option was terminated and the Company had no further obligations to Disney under this agreement.


5. INTELLECTUAL PROPERTY


    Intellectual property represents the costs of acquired rights to certain intellectual properties associated with the production of THE DOOLEY AND PALS SHOW. In December 1997, LightPoint acquired the rights in and to the intellectual property entitled Dooley and ancillary tangible items for $250,000 from a third party. These rights include all copyrights, trademark rights, adoption rights, licensing rights, music rights, broadcasting rights, video rights and all rights of distribution, display and performance by any means or methods whether now known or hereafter invented. Accumulated amortization as of June 30, 2000 and amortization expense for the year then ended was $39,636.



    After the merger, Lightpoint produced a pilot episode of THE DOOLEY AND PALS SHOW and is currently producing numerous episodes, which are currently airing on various public broadcasting stations. Although Lightpoint will receive no revenue from the production of THE DOOLEY AND PALS

            VICTORY ENTERTAINMENT CORP. AND PREDECESSOR CORPORATION

5. INTELLECTUAL PROPERTY (CONTINUED)

SHOW, it anticipates significant revenue from the licensing and sales of merchandise related to the characters of THE DOOLEY AND PALS SHOW. Lightpoint is contingently liable to the original seller of the Dooley rights for royalties equal to 8% of gross profits, as defined in the agreement, generated from the exploitation of such rights. There have been no royalty expenses incurred pursuant to this agreement through June 30, 2000.


6. NOTES PAYABLE


CMI NOTES



    LightPoint Entertainment, LLC, an entity which was under common control with LightPoint Entertainment, Inc., borrowed $1,000,000 on October 23, 1997 and $1,000,000 on December 16, 1997 from CMI International Holdings, Ltd. ("CMI"), a company organized under the laws of Taiwan, ROC. The funds borrowed by LightPoint Entertainment, LLC were transferred by the lender to the account of LightPoint Entertainment, Inc. The notes subject to litigation, as described below, accrue interest at 15% annually. The notes became due on March 25, 1998 and are currently in default. Accrued interest as of June 30, 2000 was $820,417.


    On May 12, 1999, LightPoint Entertainment, Inc. was sued by CMI in Florida state court for its alleged failure to pay the $2.0 million principal plus accrued interest on the above notes payable. Following dismissal of the suit on July 16, 1999, CMI filed an amended complaint naming LightPoint Entertainment, LLC, as well as the two former LightPoint officers who executed the promissory notes, as parties to the suit.


    On September 6, 2000, the Company entered into a stipulation to settle this litigation upon consummation of an IPO through payment to CMI of $1,000,000 in cash from the net proceeds of the offering and the issuance of 160,428 shares of common stock to CMI's affiliate CMC Magnetics Corporation ("CMC"), determined by dividing $1,500,000 by 85% of the assumed public offering price of $11 per share. As part of the settlement, the Company has agreed to register the 160,428 shares for public resale. If the registration statement relating to these shares is not effective on the 181st day following the closing date of the IPO, the Company is obligated to pay CMC an additional $500,000. In connection with this settlement, CMI will also relinquish any rights it may have under a distribution agreement entered into between CMI and Lightpoint relating to merchandising in Asia.



NOTE PAYABLE PRIVATE PLACEMENT



    On April 3, 2000, Victory issued a $5,000,000 note payable and warrants to purchase 880,000 shares of common stock in a private placement. The note payable is due the earlier of the completion of the proposed IPO, or March 28, 2001, with interest at 12% per annum. There was approximately $703,000 of costs incurred in connection with this private placement, which include legal fees and underwriters' fees and commissions and are being amortized over one year, the term of the note. For the year ended June 30, 2000 there were $175,841, in amortization expense included in interest expense related to the private placement. If the IPO occurs before one year, the remaining unamortized loan costs will be expensed at the time of the IPO when the loan is repaid. Accrued interest as of June 30, 2000 was $150,000.



    In connection with this private placement, the investor was issued 800,000 warrants, exercisable at $7.00 per share or, if the Company's registration statement becomes effective, 85% of the per share

            VICTORY ENTERTAINMENT CORP. AND PREDECESSOR CORPORATION

6. NOTES PAYABLE (CONTINUED)

offering price and expire March 28, 2003. The placement agent for the offering was issued 80,000 warrants exercisable at a price $7.50 per share or, if the Company's registration statement becomes effective, 165% of the per share offering price and expires March 28, 2005. The fair value of these warrants at the date of issuance was zero using the Black-Scholes option pricing model with the following weighted-average assumptions: no dividend yield, expected volatility of .01%, risk-free interest rate of 5% and an expected life of the investor warrant of three years and the placement agent warrant of five years. If the proposed IPO occurs, the fair value of these warrants using the Black-Scholes option pricing model and an assumed IPO price of $11 per share, would be $2,352,000 and would be recorded as interest expense upon consummation of the IPO since the related note payable will be paid off from the proceeds of this offering.



    The holders of the 880,000 warrants to purchase shares of the Company's common stock described above are parties to agreements that provide the right to require the Company to register the sale of shares underlying those warrants concurrent with the IPO. If the Company fails to keep the registration statement relating to the resale of these shares effective, the Company could be subject to cash penalties equal to the greater of 10% of the holders' aggregate exercise price of the warrants or 10% of the then current fair market value of the underlying shares.



7. SETTLEMENT PAYABLE


    On July 7, 1998, a settlement agreement was entered into between LightPoint and its two shareholders, whereby one shareholder agreed to sell all of his shares to the other shareholder, to resign as a director and officer of LightPoint, and to relinquish all rights he had in LightPoint. Pursuant to the settlement agreement, LightPoint agreed to pay the former shareholder a total of $225,000. As outlined in the settlement agreement, the payment of the $225,000 was contingent upon certain conditions, including LightPoint's satisfaction of certain obligations and the achievement of certain financial operating results.


    Prior to June 30, 1999, the former shareholder filed suit against LightPoint and the shareholder to whom the shares were sold for payment of the full $225,000. On March 20, 2000, a settlement was reached between this shareholder and the Company for $50,000, which was recorded as compensation expense in 1999 and as a settlement payable as of June 30, 1999. The Company is required to pay the former shareholder $4,167 per month for a period of 12 months. As of June 30, 2000, $12,500 had been paid to the former shareholder.

            VICTORY ENTERTAINMENT CORP. AND PREDECESSOR CORPORATION


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8. CAPITAL STOCK

    On July 31, 1997, LightPoint was organized by two founding shareholders, who each received 1,000,000 shares of common stock. On July 7, 1998, one of the founding shareholders sold all of his shares to the other founding shareholder (see Note 7).

    On July 10, 1998, the sole shareholder of LightPoint approved a change in the par value of LightPoint's common stock from $1 to $.001 per share and approved an increase in the number of authorized common shares from 7,500 to 50,000,000 shares. All share information included in the accompanying financial statements and notes has been retroactively adjusted to give effect to the change in par value.


    In July 1998, LightPoint's board of directors, by resolution, authorized LightPoint to offer its securities through a private placement memorandum, pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended. On July 13, 1998, a private placement memorandum was issued by LightPoint, whereby LightPoint offered to sell 480 units for $12,500 per unit, each unit consisting of 5,000 shares of common stock and 5,000 warrants. Each warrant entitled the registered holder to purchase, at any time for a two-year period from the date of issuance, one share of common stock for $7 as to 1,788,600 warrants and $4 as to 110,000 warrants. The warrants are subject to redemption by the Company at $.10 per share of which 87,000 were redeemed as of June 30, 2000. The private placement closed on July 15, 1999 and, as of that date, 1,915,000 shares of common stock and 1,915,000 warrants had been sold.


    Pursuant to subscription warrant agreements dated November 30, 1998, LightPoint issued 341,241 warrants for consulting services at an exercise price of $.25 per share. These warrants are exercisable on various dates from November 2003 through March 2004. The fair value of LightPoint's stock over the exercise price of $710,463 was recorded as consulting expense in 1999 and was based upon the Black-Scholes option pricing model with the following weighted average assumptions: no dividend yield, expected volitility of .01% risk free interest rate of 5% and expected life of five years.


    On May 27, 1999, Victory was organized by one founding shareholder who received 5,000,000 shares of common stock. In addition, on June 9, 1999, Victory issued 750,000 shares of common stock to non-employee consultants, 120,000 shares of common stock to individuals designated as officers of the Company and 50,000 shares of common stock to its legal counsel. All of these shares were valued at $2.50 per share, representing the purchase price of the common stock sold in Lightpoint's private placement in process during the period these shares were issued. Unearned compensation of $12,495,000 and $249,900 was recorded on May 27, 1999 and June 9, 1999, respectively, related to employment agreements with the founding shareholder and two officers which will be amortized over the life of the agreements of six and two years, respectively. Compensation and consulting expense of $2,050,100 was recorded on June 9, 1999 relating to the value of the other issuances to the remaining officers, consultants and legal counsel. Amortization of the unearned compensation of $2,207,450 was recorded for the year ended June 30, 2000.


    On June 9, 1999, LightPoint issued 50,000 shares of common stock to an officer in connection with a termination agreement and recorded $114,000 of compensation expense during the year ended June 30, 1999 representing the fair value of the common stock issued.


    On June 9, 1999, by resolution of the board of directors, 120,000 options were issued to certain officers. On July 1, 1999, the Company issued 50,000 shares of common stock and 50,000 options to a former officer of LightPoint in connection with a termination agreement and recorded $114,000 of

            VICTORY ENTERTAINMENT CORP. AND PREDECESSOR CORPORATION

8. CAPITAL STOCK (CONTINUED)

compensation expense, representing the fair value of the common stock issued. An additional 100,000 options were issued on the same date to another former officer of LightPoint in connection with a termination agreement. The 270,000 options issued are exercisable at $.25 per share and are contingent upon the filing of a registration statement for an initial public offering. The options expire three years from the date of issuance if an initial public offering has not occurred. Upon consummation of the initial public offering, the Company will record $2,902,500 of compensation expense, representing the difference between the assumed initial public offering price of $11 per share and exercise $.25 per share in connection with these options.


    As described in Note 2, on July 1, 1999, in connection with the merger between LightPoint and Victory, 2,072,600 shares of common stock of LightPoint were exchanged for an equal number of common shares of Victory. The majority shareholder of LightPoint surrendered 1,900,000 shares of LightPoint common stock, which was recorded retroactively to LightPoint's date of inception. Furthermore, warrants to purchase 2,239,841 shares of LightPoint common stock were exchanged for an equal number of warrants to purchase shares of common stock of Victory.


    The Company's board of directors, by resolution, authorized the Company to offer its securities through a private placement memorandum, pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended. On July 26, 1999, a private placement memorandum was issued by the Company, whereby the Company offered to sell 500 units for $12,250 per unit, each unit consisting of 3,500 shares of common stock and 3,500 warrants. Each warrant entitled the registered holder to purchase, at any time for a two year period from the date of issuance, one share of common stock for $7.00. The warrants are subject to redemption by the Company at $.10 per share of which 35,000 were redeemed as of June 30, 2000. The private placement memorandum closed on December 17, 1999 and as of that date 1,948,625 shares of common stock and 1,948,625 warrants had been sold.



    On January 10, 2000, a certain director was issued warrants to purchase 50,000 shares of common stock and granted options to purchase 100,000 shares of common stock, 50,000 of which vest immediately and 50,000 of which vest after one year if the director remains with the Company. The warrants and options are exercisable at $.001 per share and expire within two years from the date of issuance. The Company recorded $350,000 of unearned compensation in connection with the options, in accordance with APB 25, representing the fair value of the Company's common stock over the exercise price. Amortization of the unearned compensation of $175,000 was recorded for the year ended June 30, 2000 related to these options. The Company recorded $175,000 in compensation in connection with the warrants, representing the fair value of the Company's common stock over the exercise price.


    On March 1, 2000, pursuant to an employment agreement, the Chief Operating Officer of Next Big Star, LLC was issued 35,000 options to purchase common stock. The options vest and are exercisable over a three-year period beginning March 1, 2001. The exercise price is the price determined at the time of the initial public offering or if the initial public offering does not occur prior to the vesting date the exercise price shall be the fair market value as of the vesting date.


    On April 18, 2000 the Company issued fully vested options to purchase 45,000 shares of its common stock to two members of its Board of Directors at an exercise price of $3.50 per share, which represents the fair value of the Company's common stock at the date of issuance. Accordingly, no compensation expense was recorded. In addition, on April 18, 2000, in connection with the joint venture between Victory Internet Productions and McMahon Communications, Inc. (See Note 10), the

            VICTORY ENTERTAINMENT CORP. AND PREDECESSOR CORPORATION

8. CAPITAL STOCK (CONTINUED)

Company issued 50,000 options to Ed McMahon at an exercise price of $3.50 per share and was fully vested upon issuance and expire five years.



    On May 30, 2000, the Company redeemed 122,000 warrants at $.10 per warrant. These warrants were issued in connection with the LightPoint and Victory private placement offerings.



    In April 2000, the Company's Board of Directors adopted the 2000 Long Term Incentive and Share Award Plan ("the Plan"). The Plan provides for the granting of up to 500,000 shares of common stock to employees, officers, directors, consultants and independent contractors of the Company or any of its affiliates. The Plan may be administered by the Company's Board of Directors or by a committee of the Board of Directors. The administrator has the authority to determine from time to time the eligible participants to whom stock options are to be granted, the number of shares of common stock for which options are exercisable and the purchase price of the shares, and all other terms and conditions of the options. The administrator will determine the term of each option and the vesting requirements, provided that the exercise period may not exceed ten years from the date of grant. On May 19, 2000 and June 19, 2000, the Company issued 143,000 and 25,000 options, respectively, to purchase shares of common stock to officers and employees under the Plan. The options vest upon consummation of the proposed initial public offering and are exercisable at the initial public offering price.



    Options outstanding as of June 30, 2000 consist of the following:



                                                                                   WEIGHTED-
                                                                     WEIGHTED-      AVERAGE
                                                                      AVERAGE    FAIR VALUE OF
                                                          NUMBER     EXERCISE       OPTIONS
                                                         OF SHARES     PRICE        GRANTED
                                                         ---------   ---------   -------------
Balance, June 30, 1998.................................         --    $   --         $  --
Granted below market...................................    120,000       .25          2.26
                                                         ---------    ------         -----

Balance, June 30, 1999.................................    120,000       .25          2.26
Granted below market...................................    250,000       .15          2.77
Granted at market......................................     95,000      3.50           .77
Granted at future IPO price............................    203,000     11.00            --
                                                         ---------    ------         -----

Balance, June 30, 2000.................................    668,000    $ 3.94         $2.23
                                                         =========    ======         =====



    The status of the above options as of June 30, 2000 is as follows:



                                                                                  WEIGHTED-
                                                                     WEIGHTED-     AVERAGE
                                                                      AVERAGE     REMAINING
                                                          NUMBER     EXERCISE    CONTRACTUAL
                                                         OF SHARES     PRICE        LIFE
                                                         ---------   ---------   -----------
Exercisable............................................    195,000    $ 1.71          4.8 years
Unexercisable..........................................     35,000     11.00          2.7 years
Contingent upon IPO....................................    438,000      4.37          2.0 years
                                                         ---------    ------        -----

  Total................................................    668,000    $ 3.94          2.5 years
                                                         =========    ======        =====

            VICTORY ENTERTAINMENT CORP. AND PREDECESSOR CORPORATION

8. CAPITAL STOCK (CONTINUED)

    The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation to employees. Accordingly, compensation expense has only been recognized for stock-based compensation issued to employees below the fair market value of the common stock. Had compensation cost of the Company's stock-based compensation issued to employees and directors been determined based upon the fair value at the grant date consistent with the methodology described under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's pro forma net loss for 2000 would have been $12,443,584. Pro forma basic and diluted earnings per share would have been $1.33 for 2000.



    Warrants outstanding as of June 30, 2000 consist of the following:



                                                           NUMBER       EXERCISE
                                                          OF SHARES      PRICE            EXPIRATION DATE
                                                          ---------   ------------   -------------------------
Consultant warrants.....................................    341,241   $       .25             11/30/03-3/01/04
Private placement warrants..............................  3,731,625   $       4-7             7/28/00-12/17/01
Directors' warrants.....................................     50,000   $         7                      1/10/05
Investor warrants.......................................    800,000   $         7                      3/28/03
Placement agent warrants................................     80,000   $         7                      3/28/05
                                                          ---------
                                                          5,002,866
                                                          =========


9. TAXES ON INCOME

    LightPoint was an S corporation from the date of inception (July 31, 1997) through August 20, 1998, at which time it lost its S corporation status when it exceeded the maximum number of shareholders as allowable under the Internal Revenue Code. In lieu of corporate income taxes, the shareholders of an S corporation are taxed on their proportionate share of LightPoint's taxable income. As such, for the period from the date of inception through June 30, 1998, the financial statements contain no deferred tax benefit from the losses incurred through June 30, 1998.

    Subsequent to August 20, 1998, LightPoint began to account for income taxes according to the liability method. At that date, the net deferred tax asset had a full valuation allowance. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. Measurement of deferred income tax is based on enacted tax rates and laws that will be in effect when the differences are expected to reverse, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized.

            VICTORY ENTERTAINMENT CORP. AND PREDECESSOR CORPORATION

9. TAXES ON INCOME (CONTINUED)
    The components of deferred tax assets and liabilities consisted of the following:


                                                    JUNE 30, 1999   JUNE 30, 2000
                                                    -------------   -------------
Deferred tax assets:
  Settlement payable..............................   $    18,800     $    14,100
  Warrants and options issued as compensation.....       267,400         333,200
  Net operating loss carryforward.................     1,361,100       5,332,000
  Valuation allowance.............................    (1,573,500)     (5,617,000)
                                                     -----------     -----------
Deferred tax assets...............................        73,800          62,300
Deferred tax liabilities:
  Depreciation and amortization...................       (73,800)        (62,300)
                                                     -----------     -----------
Net deferred tax assets...........................   $        --     $        --
                                                     ===========     ===========



    LightPoint's valuation allowance increased by $1,573,500 and $4,043,500 during the years ended June 30, 1999 and 2000, respectively. LightPoint and Victory have recorded a valuation allowance to state its deferred tax assets at estimated net realizable value due to the uncertainty related to realization of these assets through future taxable income. At June 30, 2000, LightPoint and Victory had an unused net operating loss carryforward ("NOL") of approximately $14,172,000, which expires from 2018 to 2020. As a result of various stock issuances and the merger, the use of these NOLs may be limited under the provisions of section 382 of the Internal Revenue Code of 1986, as amended.


10. JOINT VENTURE

    On January 14, 2000, Victory Internet Productions, Inc. ("VIP"), a wholly-owned subsidiary of Victory entered into a joint venture agreement with McMahon Communications, Inc. ("MCI") in order to develop, produce and exploit NEXTBIGSTAR.COM, an Internet website, which will function as an online "talent search." VIP and MCI each own 50% of the outstanding membership interest in Next Big Star, LLC. The President and Chief Executive Officer of VIP and Ed McMahon are the managers of Next Big Star, LLC. The voting arrangements provide that while the current President and Chief Executive Officer is employed by Victory, VIP will maintain voting control over the operations of Next Big Star, LLC, operating as NEXTBIGSTAR.COM.


    VIP is responsible for the day-to-day management of the website and all legal and business affairs and related corporate functions. VIP and MCI will be jointly responsible for the content of the Internet programming on the website. VIP will receive a monthly management fee equal to 10% of the gross revenues derived from the website, whether in the form of fees, advances, royalties or profit participation. MCI will be paid a fee of $10,000 per month during the development and pre-launch phase commencing January 1, 2000, which will increase to approximately $42,000 a month on April 15, 2000 commencing with the actual launch of the website. Fees paid to MCI during the year ended June 30, 2000 were $156,000. This fee is an obligation of Next Big Star, LLC and will cover the on-screen and other website hosting services of Ed McMahon and the related creative consultant services for the website. In the event the cash flow of Next Big Star, LLC is insufficient to make the payments to MCI, the payments will be funded by VIP.


    Under the operating agreement, net profits of NEXTBIGSTAR.COM are allocated to the members evenly on a pro-rata basis and net losses are allocated solely to VIP. Since VIP maintains voting control over

            VICTORY ENTERTAINMENT CORP. AND PREDECESSOR CORPORATION

10. JOINT VENTURE (CONTINUED)
the operations of NEXTBIGSTAR.COM under a voting arrangement, the financial statements of NEXTBIGSTAR.COM are included in the consolidated financial statements of the Company.


11. COMMITMENTS AND CONTINGENCIES


LEASES


    The Company leases certain equipment and office space under agreements accounted for as operating leases, which expire on various dates ranging from September 1999 to August 2004. As of June 30, 2000, future minimum lease payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year are as follows:



YEAR ENDING JUNE 30,
--------------------
2001........................................................   117,000
2002........................................................    69,000
2003........................................................    71,000
2004........................................................    12,000
                                                              --------
    Total future minimum lease payments.....................  $269,000
                                                              ========



    Rent expense approximated $8,700, $70,200 and $274,500 for the periods ended June 30, 1998, 1999 and 2000, respectively.


LITIGATION


    On February 7, 2000, Big Star Entertainment, Inc. ("Plaintiff") filed an action against the Company alleging trademark infringement and related claims under Federal and state law related to NEXTBIGSTAR.COM. In April 2000, the Court issued a Decision and Order denying the plaintiff's application for a preliminary injunction. In May 2000, Plaintiff's counsel appealed the decision of the Court. On August 22, 2000, the parties to the lawsuit settled the action without admitting or denying liability. The Company has no financial obligation in connection with this settlement.



    As described in Note 6, the Company is also party to a lawsuit filed by CMI International Holdings Limited ("CMI") in connection with notes payable due CMI which are currently in default and has reached an agreement in principle to settle.


    The Company from time to time is party to various legal proceedings arising in the normal course of business. Management believes that the final outcome of these proceedings will not have a material adverse effect upon the Company's financial position or results of operations.

EMPLOYMENT AGREEMENTS


    The Company has entered into employment agreements expiring at various dates through July 2004. As of June 30, 2000, the Company's total noncancelable obligation under all employment contracts was approximately $5,754,000, of which $5,000,000 of this amount can be paid in cash or shares of common stock at the employee's option.



LICENSE AGREEMENTS



    As of June 30, 2000, Victory Distribution, Inc. had entered into licensing agreements with third parties to manufacture and distribute THE DOOLEY AND PALS SHOW program-related merchandise. The licensing agreements stipulate that royalties will be received over the lives of the agreements as a

            VICTORY ENTERTAINMENT CORP. AND PREDECESSOR CORPORATION

11. COMMITMENTS AND CONTINGENCIES (CONTINUED)


percentage of sales and a nonrefundable advance royalty is due upon signing the agreement. At June 30, 2000, approximately $140,000 had been recorded as unearned revenue related to the nonrefundable advance royalties. These royalties will be recognized as revenue as the merchandise is manufactured and distributed throughout the lives of the agreements.



CONSULTING AGREEMENTS



    On July 1, 1999, the Company entered into consulting agreements with two former officers of the Company each for a period of one year. Under the agreements, the former officers agreed to serve as independent contractors. One of the officers was to provide consultation, design and other services related to animation projects and the other officer was to provide corporate support. In exchange for their services, the Company agreed to pay the officers $125,000 and $75,000, respectively, for their services in equal installments over a one-year term. The Company paid approximately $89,000 under the agreements through November 30, 1999, at which time, the agreement with the officer for $125,000 was terminated. The Company may be liable for up to $50,000 of the remaining outstanding amount to be paid under that agreement depending on the final outcome as to the cause of termination.



    During April 2000, a former employee entered into a consulting agreement to provide services through June 30, 2001 with a one year renewal option. The Company is obligated to pay the consultant $150,000 throughout the term of the agreement.


BROADCASTING DISTRIBUTION AGREEMENT


    In July 1999, the Company entered into a broadcasting distribution agreement, which amended a September 25, 1997 agreement, with South Carolina Educational Communications, Inc. ("Distributor"), whereby the Company is to produce numerous episodes of THE DOOLEY AND PALS SHOW for Distributor to distribute to the Public Broadcasting System ("PBS") and/or other affiliates. The agreement is for a period of five years from the date the last episode is delivered, provided that the Company may terminate the Distributor's rights after the end of the third broadcast season unless at least 80% of all PBS stations in the territory (which is defined as North America, U.S., Canada, Puerto Rico, the Virgin Islands and Guam) are airing the series or are committed to do so. In consideration, the Company agreed to pay Distributor 5% of net profits, derived from the exploitation of THE DOOLEY AND PALS SHOW series during the term of the five year agreement, commencing on the date the last episode is delivered, unless terminated earlier. Net profits, as defined in the agreement represent gross receipts less production costs, distributor costs and fees, merchandise manufacturing costs and licensing fees and reasonable expenses to protect and enforce THE DOOLEY AND PALS SHOW trademarks and related intellectual property. In addition, the Company may be required to reimburse Distributor up to $250,000 for mutually agreed upon expenditures by Distributor under the terms of the agreement.


12. TRANSACTIONS WITH RELATED PARTIES


    A member of the Company's Board of Directors provided legal services to the Company of approximately $54,000 during the year ended June 30, 2000 of which a substantial portion was attributable to litigation relating to NEXTBIGSTAR.COM (see Note 11).



    Another member of the Company's Board of Directors was affiliated with an entity that provided financial advisory services to the Company for which it received consulting fees of $968,000 and $1,417,000, which are included in general and administrative expenses, during the year ended June 30, 1999 and 2000, respectively. This entity affiliated with the director also received 341,241 warrants on November 30, 1998 for consulting services (see Note 8).

                              [INSIDE BACK COVER.]

    [Storyboard frames for "Ed McMahon's NEXTBIGSTAR.COM," "THE DOOLEY AND PALS SHOW," "VAMPS," "SK8RATZ," and "EXTREME TEAM" depicting various characters for each of these projects.]

                                ALTERNATE PAGES

                             FOR RESALE PROSPECTUS


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 6, 2000


PROSPECTUS

                                  1,040,428 SHARES
                          VICTORY ENTERTAINMENT CORP.
                                  COMMON STOCK

                                ---------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

    The selling shareholders named in this prospectus under the heading "Selling Shareholders" are offering for sale, from time to time, up to 1,040,428 shares of common stock of Victory Entertainment Corp., including 160,428 shares, assuming a public offering price of $11.00 per share in Victory's initial public offering, or IPO, to be issued upon consummation of Victory's initial public offering and up to 880,000 shares of common stock issuable upon the exercise of outstanding warrants to purchase common stock. The immediate sale of these shares is restricted as described under the heading "Shares Eligible for Future Sale--Lock-ups" in the IPO prospectus, which is part of this prospectus.


    Each selling shareholder, acting as principal for its own account or in brokerage transactions at prevailing market prices or in transactions at negotiated prices, may offer the shares for sale. We will not receive any proceeds from the sale of the shares by these selling shareholders, and any proceeds we receive upon the exercise of warrants will be used for general corporate purposes. It is not possible at the present time to determine the price to the public in any sale of the shares by the selling shareholders, and each selling shareholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the public offering price, the amount of any applicable underwriting discounts and commissions and the net proceeds to the selling shareholders will be determined at the time of such sale by the selling shareholders.



    Our common stock has been approved for quotation on the Nasdaq National Market under the symbol VICT.


                            ------------------------

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7 IN THE IPO PROSPECTUS, WHICH IS PART OF THIS PROSPECTUS, TO READ ABOUT FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.
                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           , 2000

                     ADDITIONAL PAGES FOR RESALE PROSPECTUS
                       INFORMATION ABOUT THIS PROSPECTUS

    Victory Entertainment Corp. has completed an initial public offering of shares of its common stock. Sales of common stock by Victory in its IPO were
made under a prospectus dated             , 2000 which, other than its cover
page, is included in its entirety as part of this prospectus and may be relied upon by purchasers of shares offered hereby.

                              SELLING SHAREHOLDERS

    This prospectus relates to the proposed resale by the holder of 160,428 shares of our common stock, assuming a public offering price of $11.00 per share in our initial public offering, and by holders of up to 880,000 shares of common stock issuable upon the exercise of outstanding warrants.


    The selling shareholders named in the table below have sole voting and investment power with respect to all shares beneficially owned by them. Information with respect to beneficial ownership is based upon our stock records and data supplied to us by the selling shareholders and assumes the consummation of our initial public offering. The selling shareholders may offer less than the amount of shares indicated. No representation is made that any shares will or will not be offered for sale. We will not receive any of the proceeds from the sale of the shares, but may receive up to a maximum of $8,932,000, assuming a public offering price of $11.00 per share in our initial public offering, if the holders of the warrants described below elect to pay the exercise price upon exercise in cash rather than on a "cashless" basis.



    The information shown under the heading "Shares Beneficially Owned After Offering" assumes that all shares owned by the selling shareholders which are offered are sold. The selling shareholders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares. The immediate sale by the selling shareholders named below is restricted as described under the heading "Shares Eligible For Future Sale--Lock-ups" in the IPO prospectus, which is part of this prospectus.



                                            SHARES BENEFICIALLY                 SHARES BENEFICIALLY
                                                   OWNED           SHARES TO           OWNED
                                              BEFORE OFFERING      BE OFFERED     AFTER OFFERING
                                           ---------------------   ----------   -------------------
NAME                                        NUMBER      PERCENT                  NUMBER    PERCENT
-----------------------------------------  ---------   ---------                --------   --------
CMC Magnetics Corporation(1).............   160,428       1.3%      160,428        0          0%
Wardley Investments Limited(2)...........   800,000       6.0%      800,000        0          0%
Weatherly Securities Corp.(3)............    14,686         *        14,686        0          0%
Andrea Buccafola(3)......................     6,117         *         6.117        0          0%
John Matthews(3).........................    10,876         *        10,876        0          0%
Jack Najarian(3).........................    10,876         *        10,876        0          0%
Stephanie Phillips(3)....................    31,328         *        31,328        0          0%
Steven Singer(3).........................     6,117         *         6,117        0          0%


------------------------

* Represents beneficial ownership of less than 1%.

(1) The number of shares to be offered by CMC Magnetics Corporation will be determined by dividing $1,764,706 by the initial public offering price per share in the IPO, which reflects the number of shares of common stock we will issue to CMC in connection with the resolution of the CMC litigation. For example, if the initial public offering price in our initial public offering were $8.00, $11.00 or $14.00, the number of shares available for sale by CMC under this prospectus would be 220,589, 160,428 or 126,051, as the case may be. The address for CMC is 104 Min Chaun West Road, Taipei, Taiwan.

                                      -b-

(2) Consists of warrants to purchase 800,000 shares of common stock at an exercise price of $9.35 per share. The address for Wardley Investments Limited is Havilland Hall, Vaciquiedor, Saint Andrew Guernsey, Channel Islands GY68TP.



(3) Consists of warrants to purchase shares of common stock at an exercise price of $18.15 per share. These warrants were originally issued by us to Weatherly Securities Corp. for services provided by Weatherly to us in connection with the private placement of our 12% senior secured promissory note. In connection with our IPO, Weatherly Securities Corp. will receive additional warrants for shares of our common stock. The address for each of these selling shareholders is c/o Weatherly Securities Corp., Two World Trade Center, Suite 2946, New York, New York 10048.


                              PLAN OF DISTRIBUTION

    The shares offered may be sold by the selling shareholders. These sales may be made on one or more exchanges or in the over-the-counter market, including the Nasdaq National Market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by each of the selling shareholders acting as principal for its own account or in ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

    Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders in amounts to be negotiated in connection with the sale. These broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales, and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale under Rule 144 may be sold under Rule 144 rather than under this prospectus.

    It is not possible at the present time to determine the price to the public in any sale of the common stock by the selling shareholders. Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by the selling shareholders. The aggregate proceeds to the selling shareholders from the sale of the common stock will be the purchase price of the common stock sold less all applicable commissions and underwriter's discounts, if any. We will pay substantially all the expenses incident to the registration, offering and sale of the common stock to the public by the selling shareholders, other than fees, discounts and commissions of underwriters, dealers or agents, if any, and transfer taxes.

                                      -c-

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following is a list of the estimated costs and expenses, other than the underwriting discounts and commissions, to be incurred by Victory Entertainment Corp. ("Victory" or the "registrant") in connection with the distribution of the shares of common stock being registered hereby. Except for the Securities and Exchange Commission Registration Fee, the National Association of Securities Dealers, Inc. Filing Fee, the Nasdaq National Market Listing Fee and the Underwriters' non-accountable expense allowance (which assumes no exercise of the underwriters' overallotment option and assumes a public offering price of $11.00 per share), all amounts are estimates.


SEC Registration Fee........................................  $   11,634
National Association of Securities Dealers, Inc. Filing
  Fee.......................................................       3,674
Nasdaq National Market Listing Fee..........................      84,875
Underwriters' Non-Accountable Expense Allowance.............     759,000
Printing and Engraving Costs................................     200,000
Accounting Fees and Expenses................................     250,000
Legal Fees and Expenses (excluding Blue Sky)................     600,000
Transfer Agent and Registrar Fees...........................      10,000
Miscellaneous Expenses......................................     230,817
                                                              ----------
    Total...................................................  $2,150,000
                                                              ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


    Our articles of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent authorized by Florida law, except that we will indemnify a director or officer in connection with an action initiated by that person only if the action initiated by that person only if the action was authorized by our board of directors. The indemnification provided under our articles of incorporation and bylaws includes the right to be paid expenses in advance of any proceeding for which indemnification may be had, provided that the payment of these expenses incurred by a director or officer in advance of any proceeding for which indemnification may be had, provided that the payment of these expenses incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts paid in advance if it is ultimately determined that the director or officer is to entitled to be indemnified. Under our articles of incorporation, if we do not pay a claim for indemnification within 60 days after we have received a written claim, the director or officer also will be entitled to be paid the expense of prosecuting the action to recover these unpaid amounts.



    As permitted by Florida law, our directors shall not be personally liable to us or our shareholders for monetary damages for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless the director breached or failed to perform his or her duties as a director:



    - in violation of criminal law or in conscious disregard for our best interests or with willful misconduct;



    - in a transaction where he or she derived an improper personal benefit; or



    - for unlawful distributions and in limited other circumstances.



    Under our articles of incorporation and bylaws, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is it was serving at our request as a director, officer, employee, partner or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person's fulfilling one of these capacities. We maintain insurance on behalf of all our officers and directors.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    No securities of the registrant which were not registered under the Act have been issued or sold by the registrant within the past three years except as follows:

    1. On July 31, 1997, Lightpoint Entertainment, Inc., the registrant's predecessor ("Lightpoint"), issued 2,000,000 shares of common stock to its founders (of which 1,900,000 shares were surrendered to Lightpoint prior to the merger described below).

    2. Between July 13, 1998 and July 17, 1999, Lightpoint issued an aggregate of 1,915,000 shares of its common stock at a purchase price of $2.50 per share (except for 110,000 shares which were issued at a purchase price of $2.31 per share) and warrants to purchase 1,805,000 shares of its common stock at an exercise price of $7.00 per share and warrants to purchase 110,000 shares of its common stock at an exercise price of $4.00 per share, in a series of offerings conducted in accordance with Regulation D under the Securities Act.

    3. On November 30, 1998, Lightpoint issued warrants to purchase 341,241 shares of common stock to consultants of Lightpoint for consulting services at an exercise price of $0.25 per share.

    4. On May 27, 1999 (the registrant's date of inception), the registrant issued 5,000,000 shares to the registrant's chief executive officer at par value.

    5. On June 9, 1999, the registrant issued:

       - 750,000 shares of common stock to non-employee consultants at par value;

       - 120,000 shares of common stock at par value and options to purchase 120,000 shares of the registrant's common stock, which vest upon consummation of this offering, at $0.25 per share to individuals designated to become officers of the registrant following the merger; and

       - 50,000 shares of the registrant's common stock at par value to the registrant's legal counsel.

    6. On June 9, 1999, Lightpoint issued 50,000 shares of its common stock to an officer in connection with a termination agreement.

    7. On June 30, 1999, immediately prior to the merger, Lightpoint issued 24,000 shares of its common stock to employees and other persons associated with Lightpoint.

    8. On July 1, 1999, pursuant to an agreement and plan of merger, Lightpoint became a wholly owned subsidiary of the registrant, and each outstanding share of Lightpoint common stock was exchanged for one share of common stock of the registrant (2,072,600 shares) and each outstanding warrant to purchase shares of Lightpoint common stock was converted into warrants to purchase a like number of shares of the registrant's common stock (warrants for 2,239,841 shares).

    9. In connection with termination agreements entered into on July 1, 1999 by former officers of Lightpoint, the registrant issued 50,000 shares of common stock at par value and options to purchase 150,000 shares of the registrant's common stock, which vest upon consummation of this offering, at an exercise price of $0.25 per share to former officers of Lightpoint.

    10. As of August 16, 1999, the registrant agreed to issue 14,286 shares of common stock at par value to a vendor of Lightpoint as part of a settlement, and these shares were issued on May 31, 2000.

    11. Between July 28, 1999 and December 17, 1999, the registrant issued an aggregate of 1,948,625 shares of its common stock at a purchase price of $3.50 per share and warrants to purchase 1,948,625 shares of its common stock at an exercise price of $7.00 per share, in a series of offerings conducted in accordance with Regulation D under the Securities Act.


    12. On January 10, 2000, the registrant issued warrants to a member of its board of directors to purchase 50,000 shares of common stock at an exercise price of $.001 per share and options to purchase 100,000 shares of the registrant's common stock, 50,000 of which vested immediately and 50,000 of which vest after one year if the grantee is still a member of the registrant's board of directors, at an exercise price of $.001 per share.


    13. On February 28, 2000, an investor received 10,000 shares of the registrant's common stock upon the exercise of warrants at an exercise price of $7.00 per share.

    14. On March 1, 2000, the registrant issued options to purchase 35,000 shares of common stock, which vest over a period of three years, exercisable at the initial public offering price, or the fair market value at the vesting date if this offering is not consummated, to an officer of Next Big Star LLC.

    15. On April 3, 2000, in connection with a private placement of a note payable and warrants conducted in accordance with Regulation D of the Securities Act the registrant issued:

       - a $5,000,000 principal 12% Senior Secured Promissory Note;

       - investor warrants to purchase 800,000 shares of its common stock at an exercise price of $7.00 or, in the event this offering is consummated, 85% of the initial public offering price; and


       - placement agent warrants to purchase 80,000 shares of our common stock at an exercise price $7.00 or, in the event this offering is consummated, 165% of the initial public offering price.


    16. On April 18, 2000, the registrant issued fully vested options to purchase 45,000 shares of its common stock at an exercise price of $3.50 per share to members of its board of directors.

    17. In connection with a joint venture between the registrant and McMahon Communications, Inc., on April 18, 2000, the registrant issued fully vested options to purchase 50,000 shares of common stock at an exercise price of $3.50 per share.

    18. On May 19, 2000, subject to shareholder approval of the stock option plan, the registrant issued 143,000 options to purchase shares of common stock to officers and employees of the registrant under its stock option plan, which vest over a three year period, exercisable at the initial public offering price.

    19. On June 19, 2000, the registrant issued 25,000 options to purchase shares of common stock to a new officer of the registrant under its stock option plan, which vest over a three year period, exercisable at the initial public offering price.

    Except as indicated above, the issuance of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as transactions by an issuer not involving any public offering. In addition, the issuances described in Items 18 and 19 were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or go sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits:

    The following exhibits are filed as part of this registration statement:


       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
    1.1                 Form of underwriting agreement.

    3.1 Form of amended and restated articles of incorporation of the registrant.

    3.2                 Form of amended and restated bylaws of the registrant.

    4.1                 Specimen common stock certificate.

    5.1*                Opinion of Lowndes, Drosdick, Doster, Kantor & Reed, P.A. as
                        to the legality of securities being registered.

   10.1 Amended and Restated Employment agreement dated as of July 1, 2000 between the registrant and Michael H. Gerber.

   10.2+ Employment agreement dated as of July 12, 1999 between the registrant and Art David, as amended.

   10.3+ Employment Agreement dated June 19, 2000 between the registrant and Jacob (Kobi) Jaeger

   10.4+                Victory Entertainment Corp. 2000 Long Term Incentive and
                        Share Award Plan.

   10.5+                Form of Common Stock Subscription Warrant issued in
                        Lightpoint's private placement.

   10.6+ Form of Common Stock Subscription Warrant issued in the registrant's private placement.

   10.7+                Form of Consultant Warrant issued by Lightpoint to Merit
                        Advisors Group, Inc.

   10.8 TRIANGLE        Investor Warrant for the Purchase of Shares of Common Stock
                        issued by the registrant to Wardley Investments Limited,
                        including related Subscription Agreement.

   10.9+                Placement Agent Warrant Certificate issued by the registrant to Weatherly Securities Corp.

   10.10+ Warrant Agreement dated as of March 28, 2000 between the registrant and Weatherly Securities Corp.

   10.11+               Distribution Agreement dated as of July 26, 1999 between
                        South Carolina Educational Communications, Inc. and
                        Lightpoint.

   10.12+               Operating Agreement dated as of January 14, 2000 by and
                        among Next Big Star, LLC, Victory Internet Productions and
                        McMahon Communications Inc. and the related Agreement Among
                        Members, as amended.

   10.13+               Promotion Agreement dated January 24, 2000 by and between
                        Next Big Star, LLC and Microsoft Corporation.

   10.14+               Windows Media Technology Promotion Agreement dated
                        January 22, 2000 between Microsoft Corporation and Next Big
                        Star, LLC.

   10.15+ Windows Media ICP Broadband Jumpstart Program Agreement dated January 22, 2000 between Microsoft Corporation and
                        Next Big Star, LLC.

   10.16++ TRIANGLE     Master Services Agreement dated January 14, 2000 between
                        Exodus Communications, Inc. and Next Big Star, LLC.

   10.17++ TRIANGLE     Webcast Distribution Agreement dated January 21, 2000 by and between iBEAM Broadcasting Corporation and Next Big
                        Star, LLC.

   10.18+ Agreement dated April 24, 2000 between the registrant and Creative Artists Agency.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
   10.19+               Agreement dated April 21, 1999 between Fred Silverman
                        Productions, Inc. and Lightpoint Entertainment, Inc.

   10.20+               Distribution Agreement dated May 26, 2000 by and between
                        Next Big Star, LLC
                        and Mark Anthony Entertainment, Inc.

   10.21+               Merchandising Agreement dated July 1, 1999 between Victory
                        Distribution, Inc.
                        and Stalwart Productions.

   10.22++ TRIANGLE     License Agreement dated as of April 1, 2000 between Victory
                        Distribution, Inc.
                        and Allison Manufacturing Co.

   10.23++ TRIANGLE     License Agreement dated as of May 1, 2000 between Victory
                        Distribution, Inc.
                        and Unique Industries, Inc.

   10.24++ TRIANGLE     License Agreement dated as of April 1, 2000 between Victory
                        Distribution, Inc.
                        and Pyramid Accessories.

   10.25++ TRIANGLE     License Agreement dated as of May 1, 2000 between Victory
                        Distribution, Inc.
                        and Starbound Entertainment.

   10.26++              License Agreement dated as of July 24, 2000 between Victory
                        Distribution, Inc.
                        and High Point Knitting, Inc.

   10.27++              License Agreement dated as of June 1, 2000 between Victory
                        Distribution, Inc.
                        and S. Goldberg & Co.

   10.28++              License Agreement dated as of June 21, 2000 between Victory
                        Distribution, Inc.
                        and Franco Manufacturing.

   10.29++              License Agreement dated as of June 6, 2000 between Victory
                        Distribution, Inc.
                        and Drew Pearson Marketing.

   10.30* Form of underwriters' warrants to be issued by the registrant to the underwriters upon consummation of its initial public offering.

   21.1+                Subsidiaries of the registrant.

   23.1*                Consent of Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
                        (included in their opinion filed as Exhibit 5.1).

   23.2                 Consent of BDO Seidman, LLP.

   24.1+ Power of attorney (included on signature page to the original registration statement).

   24.2                 Power of attorney for Michael Jay Solomon.

   27.1 TRIANGLE        Financial Data Schedule.


------------------------


+   Previously filed.



*   To be filed by amendment.


++   Confidential treatment is being requested with respect to portions of this exhibit.


 TRIANGLE  Superseding Exhibit.


    (b) Financial Statement Schedules:
       None.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


    The undersigned registrant hereby undertakes:



        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;



        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;



        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;



       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;



           PROVIDED, HOWEVER, that paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.



        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on September 6, 2000.



                                                       VICTORY ENTERTAINMENT CORP.

                                                       By:  /s/ EDGAR N. MILLINGTON, JR.
                                                            -----------------------------------------
                                                            Name: Edgar N. Millington, Jr.
                                                            Title: Chief Financial Officer, Treasurer
                                                            and Secretary



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



             SIGNATURE                               TITLE                        DATE
             ---------                               -----                        ----
                 *                    Chairman of the Board, Chief          September 6, 2000
-----------------------------------   Executive Officer and President
         Michael H. Gerber

    /s/ EDGAR N. MILLINGTON, JR.      Chief Financial Officer, Treasurer    September 6, 2000
-----------------------------------   and Secretary (principal financial
      Edgar N. Millington, Jr.        and accounting officer)

                 *                    Director                              September 6, 2000
-----------------------------------
          Michael Collyer

                 *                    Director                              September 6, 2000
-----------------------------------
           Paul Henderson

                 *                    Director                              September 6, 2000
-----------------------------------
           Charles Wilner

      /s/ MICHAEL JAY SOLOMON         Director                              September 6, 2000
-----------------------------------
        Michael Jay Solomon



*By:              /s/ EDGAR N. MILLINGTON, JR.
             --------------------------------------
                        ATTORNEY-IN-FACT